UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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BLOOMIN’ BRANDS, INC.
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Bloomin’ Brands, Inc.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607
March 3, 2026

Dear Bloomin’ Brands Stockholder:

This past year, we launched our turnaround strategy primarily focused on revitalizing Outback Steakhouse and positioning Bloomin’ Brands, Inc. for sustainable, long‑term traffic and profit growth.

Our turnaround is built on four strategic platforms:

1.Deliver a Remarkable Dine‑In Experience
2.Drive Brand Relevancy
3.Reignite a Culture of Ownership and Fun
4.Invest in Our Restaurants

These platforms are supported by three critical enablers: non‑guest‑facing productivity savings, balanced capital allocation, and a strong, experienced management team.

Together, these platforms and enablers provide a clear roadmap for execution. Through consistent execution of these platforms and disciplined investment behind them, Outback Steakhouse, and more broadly, Bloomin’ Brands, will continue to gain momentum and create lasting value for our stockholders, guests, and team members alike. Our leadership team is aligned and energized to deliver on this plan, guided by our culture grounded in our Principles and Beliefs, where success is defined by growing sales and profits by our people delivering memorable experiences to our guests. We are in the initial stages of our turnaround strategy and look forward to continuing to communicate with our stakeholders on our progress.

You are cordially invited to attend the Annual Meeting of Stockholders of Bloomin’ Brands, Inc. on Wednesday, April 22, 2026, at 8:00 a.m. (EDT) at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607. The 2026 Annual Meeting will be a hybrid meeting with the option of in-person attendance or virtual attendance via live audio webcast. To participate in the annual meeting virtually, registered stockholders and duly appointed proxyholders may attend the meeting, submit questions and vote online by logging onto www.meetnowglobal/MHMJ2QP using a personal 15-digit control number provided with the Notice Regarding Availability of Proxy Materials or found on your Proxy Card. The purpose of the meeting is detailed in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

To provide you with the information you need to make an informed vote, most of our stockholders will receive our proxy materials over the internet. Your vote is important regardless of the number of shares you own, and we encourage you to vote on the internet whether or not you plan to attend the meeting. Alternatively, you may vote by telephone or, if you received the proxy materials in the mail, by completing, signing, dating, and returning the paper proxy card in the enclosed prepaid and addressed envelope.

If you plan to attend the annual meeting in person, please bring photo identification as well as your notice, admission ticket from your proxy card, or a current statement of ownership from a bank, broker or other third party confirming ownership.

Thank you for considering the matters presented in the proxy statement, and please vote as soon as you are able.

On behalf of the Board of Directors and our management team, thank you for your continued confidence and support.

Michael Spanos, Chief Executive Officer

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 22, 2026

The Annual Meeting of Stockholders of Bloomin’ Brands, Inc. (the “Company”) will be held at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607 on Wednesday, April 22, 2026, at 8:00 a.m. (EDT) for the following purposes:

1.To elect nine members to the Company’s Board of Directors (the “Board” or “Board of Directors”), each for a one-year term expiring in 2027

2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 27, 2026

3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers

4.To approve the Amended and Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan

5.To vote on a stockholder proposal regarding the disclosure of employee retention demographics

6.To vote on a stockholder proposal regarding the issuance of “blank-check” preferred stock

The foregoing items of business are more fully described in the accompanying proxy statement.

This year’s annual meeting will be held in person and simultaneously conducted virtually via live audio webcast. You will be able to attend and participate in the meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.meetnow.global/MHMJ2QP. If you plan to attend the meeting, please review the applicable instructions for registration and/or attendance included in the “Voting” section of the accompanying proxy statement. The record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is February 26, 2026.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting at the annual meeting, you may vote prior to the meeting via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 3 of the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS
Kelly Lefferts, Secretary

Tampa, Florida
March 3, 2026

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 22, 2026:

This notice of annual meeting of stockholders, the accompanying proxy statement, and our 2025 annual report to stockholders are available at www.edocumentview.com/BLMN.

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Bloomin’ Brands, Inc., a Delaware corporation (“Bloomin’ Brands,” “Company,” “we,” “us,” or “our”), for the Annual Meeting of Stockholders to be held at the principal executive offices of the Company at Corporate Center One, 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607, and virtually via live audio webcast at www.meetnow.global/MHMJ2QP at 8:00 a.m. (EDT) on Wednesday, April 22, 2026, and at any adjournments or postponements of the annual meeting. If you plan to attend the meeting, please review the applicable instructions for registration and/or attendance under the “Voting” section of this proxy statement. You can attend this meeting in person or via the live audio webcast with the same effect. These proxy materials are first being distributed or otherwise sent to stockholders on or about March 3, 2026.

PURPOSE OF MEETING
The proposals to be considered and acted upon at the annual meeting are:

1.To elect nine members to the Company’s Board, each for a one-year term expiring in 2027

2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 27, 2026

3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers

4.To approve the Amended and Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan

5.To vote on a stockholder proposal regarding the disclosure of employee retention demographics

6.To vote on a stockholder proposal regarding the issuance of “blank-check” preferred stock

Each proposal is described in more detail in this proxy statement.

VOTING
Voting Rights
Only stockholders of record of Bloomin’ Brands common stock on February 26, 2026, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 85,240,744 shares of our common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum for the annual meeting. Abstentions and “broker non-votes” will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the annual meeting without voting on a particular proposal because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm (“Independent Auditor”) for the fiscal year ending December 27, 2026 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1), the non-binding advisory approval of the compensation of the Bloomin’ Brands named executive officers (Proposal 3), the approval of the Amended and Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (Proposal 4), the stockholder proposal regarding disclosure of employee retention demographics (Proposal 5) or the stockholder proposal regarding the issuance of “blank-check” preferred stock (Proposal 6).

A majority of votes cast at the annual meeting is required to elect directors in uncontested elections (Proposal 1). A “majority of votes cast” means that the number of shares voted “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee in order for such nominee to be elected as a director at the annual meeting. Any incumbent director who receives fewer “FOR” votes than “AGAINST” votes is required to offer his or her irrevocable resignation. Our Nominating and Corporate Governance Committee will consider the offer of resignation and make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director. The Board will then act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by filing a Form 8-K or other appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and the rationale for its decision within a period of 90 days following certification of the election results.

Proposals 2, 3, 4, 5 and 6 require the approval of the holders of a majority of votes properly cast on the proposal.

Abstentions and broker non-votes have no effect on the determination of whether a director nominee or any proposal has received a majority of the votes cast. The voting results of Proposal 2 (ratification of the appointment of Independent Auditor), Proposal 3 (advisory approval of the compensation of the named executive officers), Proposal 5 (stockholder proposal regarding disclosure of employee retention demographics) and Proposal 6 (stockholder proposal regarding issuance of “blank-check” preferred stock) are not binding on the Company or the Board. The Board or the appropriate committee will review and consider the results of the votes on these proposals.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Recommendations of the Board of Directors
The Bloomin’ Brands Board of Directors recommends that you vote:

•FOR each of the nominees to the Board of Directors, each for a one-year term expiring in 2027 (Proposal 1)

•FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 27, 2026 (Proposal 2)

•FOR the non-binding advisory approval of the compensation of our named executive officers (Proposal 3)

•FOR the approval of the Amended and Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (Proposal 4)

•AGAINST the stockholder proposal regarding disclosure of employee retention demographics (Proposal 5)

•AGAINST the stockholder proposal regarding the issuance of “blank-check” preferred stock (Proposal 6)

Electronic Delivery
Stockholders who have elected to receive our 2026 proxy statement and 2025 annual report to stockholders electronically will receive an email on or about March 3, 2026, with information on how to access stockholder information and instructions for voting.

If you received your Notice of Internet Availability of Proxy Materials or all of your annual meeting materials by mail, we encourage you to sign up to receive your stockholder communications electronically. Email delivery benefits the environment and reduces printing and mailing costs. With electronic delivery, you will be notified by email when the annual report on Form 10-K and proxy statement are available on the internet, and you can submit your stockholder votes online. Your electronic delivery enrollment will be effective until you cancel it. If you are a registered holder, visit www-us.computershare.com/Investor to create a login and to enroll. If you hold your Bloomin’ Brands stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the internet and how to change your elections.

Voting via the Internet, by Telephone or by Mail
Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), then you may vote either at the annual meeting or by proxy. If you decide to vote by proxy, you may vote via the internet, by telephone or by mail and your shares will be voted at the annual meeting in the manner you direct. For those registered holders who receive a paper proxy card, instructions for voting via the internet or by telephone are set forth on the proxy card or such holders can complete, sign, date and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the internet or by telephone or receive a paper proxy card to vote by mail.

If you return a signed proxy card on which no directions are specified, your shares will be voted FOR all director nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5 and Proposal 6.

Beneficial Holders
If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), and you wish to vote your shares at the annual meeting, you must follow the procedures provided by the nominee that holds your shares for obtaining a legal proxy to vote such shares at the annual meeting, as well as the registration instructions provided below under “Admission to the Annual Meeting.” Alternatively, you may provide voting instructions to the nominee that holds your shares by completing, signing and returning the voting instruction form that the nominee provides to you, or by using telephone or internet voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, the nominee will not vote your shares on the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our named executive officers (Proposal 3), the approval of the Amended and Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (Proposal 4), the stockholder proposal regarding disclosure of employee retention demographics (Proposal 5) or the stockholder proposal regarding issuance of “blank-check” preferred stock (Proposal 6). However, your nominee will be able to exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the fiscal year ending December 27, 2026 (Proposal 2) and would be able to cause your shares to be counted as present at the annual meeting for purposes of determining a quorum.

Changing or Revoking Your Proxy
You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting at the annual meeting if you obtain a legal proxy as described above.

Admission to the Annual Meeting
The annual meeting will be at 8:00 a.m. (EDT) on Wednesday, April 22, 2026 at our Restaurant Support Center located at 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607. The meeting will simultaneously be conducted virtually via live audio webcast. In 2025, we received a stockholder proposal seeking to mandate a virtual option for the Company’s annual meeting, and while the proposal did not receive a passing vote, the Company has chosen to be responsive to the stockholders who voted for the 2025 proposal and to offer a virtual option for the 2026 annual meeting to address the stockholder’s request. You are entitled to participate in the annual meeting only if you were a stockholder of record of the Company or beneficial holder of our common shares as of the close of business on February 26, 2026, the record date.
In accordance with our bylaws, a list of all stockholders entitled to vote at the annual meeting, the address of each such stockholder and the number of shares registered in the name of such stockholder, will be available for review during the annual meeting by stockholders at the Restaurant Support Center. A list of all stockholders (to include name of registered stockholder, address of record, and number of shares held) also will be included through a link on the virtual meeting landing page to which stockholders may access upon authentication.

Attending in Person

To attend the annual meeting in person, you will need a valid government-issued photo identification and either an admission ticket or proof of ownership of our common stock as of February 26, 2026, to enter the meeting. If you are a registered owner, your Notice of Internet Availability of Proxy Materials will be your admission ticket. If you received the proxy statement and annual report by mail, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the annual meeting, please bring the ticket with you for admission to the annual meeting. If your shares are held in the name of a bank, broker or other nominee, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

Attending Virtually

You will be able to attend the annual meeting online, vote your shares and submit your questions during the meeting by visiting www.meetnow.global/MHMJ2QP. To participate in the meeting, you must have your 15 digit-control number assigned by Computershare. The online meeting will begin promptly at 8:00 a.m. (EDT). We encourage you to access the meeting prior to the start time, leaving ample time for check in.

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare), you do not need to register to attend the meeting virtually. Please follow the instructions on the proxy card that you received.

If you hold your shares through an intermediary, such as a bank, broker, or other nominee, you must register in advance to attend the meeting virtually. To register to attend the meeting virtually, you must (1) follow the procedures provided by the nominee that holds your shares for obtaining a “legal proxy” and (2) register with Computershare by submitting proof of your legal proxy reflecting your holdings of common stock of the Company along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 pm (EDT) on April 17, 2026. You will receive confirmation of your registration, with a 15-digit control number, by email after Computershare receives your registration materials. At the time of the meeting, go to www.meetnow.global/MHMJ2QP and enter your control number.

Requests for registration should be directed to Computershare at the following:

•By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

•By mail to: Computershare, Bloomin’ Brands, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election at this Annual Meeting
Our Board of Directors currently has 11 directors. As of the 2026 annual meeting, the size of the Board will be reduced to nine directors. Each of Tara Walpert Levy’s and Jonathan Sagal’s term ends as of the annual meeting, and they are not standing for re-election. This decision was not as a result of any disagreement with the Board or with the Company’s management. At this annual meeting, stockholders will consider the election of nine directors for one-year terms ending in 2027. All were nominated at the recommendation of our Nominating and Corporate Governance Committee and all have previously served on the Board.

Proxies may not be voted for a greater number of persons than the number of nominees named. The proxy holders intend to vote all proxies received by them for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, who may be designated by the Board to fill the vacancy. As of the date of this proxy statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

The following provides information regarding the business experience and qualifications of each of the nominees:

Key Skills and Experience:
•Finance: Deep expertise gained while holding senior leadership roles at The Coca-Cola Company and Honey Baked Ham Company, playing a key role in financial strategy and planning decisions.
•Business Development and Marketing: As President of the Minute Maid Business Unit and Chief Retail Sales Officer at Coca-Cola, oversaw strategy and activities for Marketing and Development teams.
•Accounting and Auditing: Significant experience acquired in executive leadership roles, resulting in expertise in accounting and auditing standards.
•Executive Leadership: Held various market-facing leadership roles in domestic and global organizations, including The Coca-Cola Company and Honey Baked Ham Company.
•International: Extensive experience leading business units with international operations, including board role with Coca-Cola FEMSA.
•Consumer and Retail: Spent over 30 years leading consumer product companies and retail, including at The Coca-Cola Company and Honey Baked Ham Company, where his efforts led to significant business growth and market expansion.

Career Highlights:
•Chief Executive Officer, The Honey Baked Ham Company, LLC (2021 – February 2026)
•The Coca-Cola Company (“TCCC”) (2002 – 2020)
•Group President, Coca-Cola North America, Senior Vice President TCCC (2018 – 2020)
•President, Minute Maid Business Unit Coca-Cola North America (May 2017 – December 2017)
•Chief Retail Sales Officer, U.S. Operations, Coca-Cola North America (2014 – 2017)
•SVP National Sales/President Global Customer/VP Marketing/VP Operations/GD Sports Marketing (2002 – 2014)
•Various account management, marketing and bottler franchise leadership roles with Coca-Cola USA (1988 – 1999)

Other Public Company Boards:
•Monster Beverage Corporation (since 2020)
•Coca-Cola FEMSA, S.A.B. de C.V. (2020 – 2023)

Education:
•Emory University – Goizueta Business School (MBA)
•University of Georgia – Terry College of Business (BBA)

James L. Dinkins Retired Chief Executive Officer, The Honey Baked Ham Company Independent Director since: 2025 Committees: •Audit Age: 63

Key Skills and Experience:
•Casual Dining: Brings over 30 years of leadership experience in restaurant industry, including direct operational oversight of Olive Garden and LongHorn Steakhouse. Deeply familiar with unique aspects of casual dining consumer landscape and value creation opportunities with proven record of driving growth and profitability.
•Executive Leadership: As Chief Operating Officer of Darden Restaurants, helped identify and drive significant operational and organizational turnaround initiatives at company during his tenure.
•Human Resources and Talent Management: Comprehensive knowledge of human resources and talent initiatives as senior executive at restaurant company with oversight of large teams.
•Food Safety: Extensive experience in overseeing food safety programs as a senior operations executive at large restaurant companies.

Career Highlights:
•Darden Restaurants (2007 – 2020)
•EVP, Chief Operating Officer (2018 – 2020)
•EVP, Darden (2016 – 2018)
•President, Olive Garden (2013 – 2018)
•Rare Hospitality International Inc. (1998 – 2013) (acquired by Darden Restaurants in 2007)
•President, LongHorn Steakhouse (2003 – 2013)
•SVP of Operations, LongHorn Steakhouse (2001 – 2003)
•VP of Operations, The Capital Grille (2000 – 2001)
•Regional VP of Operations North, LongHorn Steakhouse (1998 – 2000)

Education:
•BS, Hotel and Restaurant Management, Michigan State University

David George Retired Chief Operating Officer, Darden Restaurants Independent Director since: 2024 Committees: •Operating (Chair) •Compensation Age: 70

Key Skills and Experience:
•Consumer and Retail: Over 30 years’ experience in roles of increasing responsibility in the hospitality and real estate industries, accelerating growth, optimizing operations, and enhancing efficiency with a team and customer centric approach.
•Executive Leadership: Served in key leadership roles in franchising and brand-led businesses driving a customer-focused approach while fostering franchisee relationships to drive operational success and business profitability.
•Business Development and Marketing: Has overseen large-scale, multi-brand hospitality operations, accountable for brand consistency and market positioning. Certified as a Six Sigma Green Belt.
•Human Resources & Compensation Design: Executive-level ownership of human capital strategy, including organizational design, leadership development, performance management, and executive compensation structures.
•Real Estate: Hands-on experience in real estate operations, portfolio strategy, and asset-level economics developed most directly through her tenure as CEO of FirstKey Homes and reinforced through decades of experience managing real estate-intensive hospitality assets at scale.

Career Highlights:
•CEO, Planet Fitness, Inc (since 2024)
•CEO, FirstKey Homes (2020-2024)
•Chief Operating Officer, InterContinental Hotels Group (2018-2020)
•Executive Vice President, Operations, Davidson Hotels & Resorts (2017-2018)
•Starwood Hotels & Resorts Worldwide, Inc (2000-2017)
•Sr. Vice President of Franchise Operations, North America (2014-2016)
•Sr. Vice President of Operations, North Region (2012-2014)
•Area Managing Director and GM (2009-2012)
•Various Sales, Marketing, and Management Roles (2000-2009)

Education:
•Ms. Keating studied business at Western New England University.

Colleen Keating Chief Executive Officer, Planet Fitness, Inc. Independent Director since: 2026 Committees: •Compensation Age: 57

Key Skills and Experience:
•Finance: Deep expertise gained while at Ernst & Young LLP. Advised companies on the finance, accounting and reporting impacts of their business transformations, including mergers and acquisitions, dispositions and IT systems, and regularly collaborated with their merchandising and operations personnel in addressing the financial implications of their operational initiatives.
•Accounting and Auditing: Significant experience acquired as the lead audit partner for consumer businesses, resulting in expertise in accounting and auditing standards.
•Risk Management: Proven expert in risk management and compliance standards while advising multiple public companies at Ernst & Young LLP.
•Executive Leadership: Held various market-facing leadership roles in Ernst & Young LLP’s Consumer sector during last 20 years of tenure and served as Managing Partner of the Columbus office for five years, overseeing client engagement and quality reviews in addition to personnel and staffing management, training and thought leadership.
•Consumer and Retail: Spent nearly 40 years in various audit and assurance positions, focusing on all sectors of consumer products and retail.

Career Highlights:
•Ernst & Young LLP (1984 – 2021)
•Senior Partner, Financial Accounting Advisory Services (2015 – 2021)
•Various audit and assurance positions (1984 – 2015)

Education:
•BA, Accounting and Business Management, University of St. Thomas
•Certified Public Accountant

Julie Kunkel Former Senior Partner, Financial Accounting Advisory Services, Ernst & Young LLP Independent Director since: 2022 Committees: •Audit (Chair) Age: 63

Key Skills and Experience:
•Cybersecurity: As EVP IT Strategy at Saia, Inc., a public logistics company, advises on data privacy and NIST-based cybersecurity programs, and as former EVP and Chief Information Officer at Saia, led its data privacy and NIST-based cybersecurity programs through training, process changes and technology.
•Information Technology and Digital: Deep technology acumen and proven track record transforming IT systems and cultures and ensuring IT solutions and data-driven decisions become competitive tools to enable and advance an organization’s strategic objectives. Significant experience in designing and implementing solutions focused on the customer experience, productivity and asset utilization.
•Logistics and Supply Chain: In former role at a public logistics company, led IT teams to develop and deliver enterprise-wide solutions. Co-developed modern machine learning-based decision support and real-time traffic routing applications to replace legacy supply chain planning and city delivery solutions. While at The Coca-Cola Company, held advisory and governance roles with franchise bottler boards and helped implement end-to-end ERP solutions, including order-to-cash, forecasting, manufacturing, warehousing and route planning. Prior to that, led ERP value realization engagements at mid-market and global companies across multiple industries as CEO and Founder of AceTrack, Inc., a boutique consultancy.
•Executive Leadership: Proven leader at a publicly-traded company, having enacted transformative change and delivered impressive financial results, operating margin improvements and debt reduction.
•Business Development and Marketing: Extensive business development experience having founded and led AceTrack, Inc., including overseeing a multi-million dollar RFP to select a managed service provider for The Coca-Cola Company. In addition, six years of software sales and business development experience as a sales manager and sales executive at QAD.
•Consumer and Retail: Through a nine-year tenure at The Coca-Cola Company, gained expertise in consumer product sales and manufacturing. Oversaw the rollout of solutions for Trade Promotion Management, mobile sales force and Direct Store Delivery to convenience stores.
•Innovation and Culture: At Saia, Inc., transformed IT culture and technology to enable business growth through digital innovation. At The Coca-Cola Company, introduced customer-centric innovative solutions for better product ordering and sales force automation.

Career Highlights:
•Executive Vice President IT Strategy, Saia, Inc. (since Oct. 2025)
•Executive Vice President and Chief Information Officer, Saia, Inc. (Aug. 2017 - Sept. 2025)
•The Coca-Cola Company / CONA (Coke One North America) (2008 – 2017)
•Director, Enterprise Architecture, CONA Services (2016 – 2017)
•Director of Technology Strategy, CONA (2013 – 2016)
•Director of Application Development and Infrastructure (2008 – 2013)
•CEO and Founder, AceTrack, Inc. (2000 – 2008)
•Sales Manager, Sales Executive, Consultant and Application Developer, QAD (1989 – 1998)

Education:
•BS, Chemical Engineering, Indian Institute of Technology

Rohit Lal Executive Vice President IT Strategy, Saia, Inc. Independent Director since: 2023 Committees: •Audit Age: 65

Key Skills and Experience:
•Finance: Accomplished financial executive with large-cap public company experience. Gained substantial expertise in corporate finance, financial reporting and financial management from executive roles at Staples, Inc., experience as a Director for various public companies, and career as a certified public accountant and Partner at Ernst & Young LLP.
•Accounting and Auditing: Significant knowledge of auditing, accounting, governance and executive compensation through his 20-year career at Ernst & Young LLP and 15-year tenure as CFO of Staples, Inc.
•Risk Management: Gained expertise in risk management advising companies on appropriate controls during tenure at Ernst & Young LLP in addition to overseeing IT protocols and initiatives through role as Chief Administrative Officer at Staples, Inc.
•Executive Leadership: Over 45 years in leadership and management roles of increasing responsibility.
•Consumer and Retail: 35+ years of extensive experience during service in various roles at Staples, Inc., a multinational office supply retailer, as well as service on several retail public company boards including Chico’s FAS, Burlington Stores, Inc., and The Michael’s Companies, Inc.
•International: Through role as Chief Administrative Officer at Staples, Inc., helped oversee the Company’s international operations.
•Human Resources and Talent Management: Experience overseeing the human resources initiatives of public companies as Chair of Chico’s Human Resources, Compensation and Benefits Committee and previously as Chair of Burlington’s Compensation Committee.

Career Highlights:
•Staples, Inc. (1996 – 2012)
•Vice Chairman (2006 – 2012)
•CFO (1996 – 2012)
•Chief Administrative Officer (1997 – 2006)
•Executive Vice President (1996 – 2006)
•Partner, Ernst & Young LLP, holding roles in its National Office Accounting and Auditing groups (1975 – 1996)

Other Public Company Boards:
•Chico's FAS (2007 – 2024)
•Burlington Stores, Inc. (since 2013, appointed Chair in 2020)
•The Michael’s Companies, Inc. (2013 – 2023 (privately owned since 2021))
•Zipcar, Inc. (2010 – 2012)

Education:
•BA, English, College of the Holy Cross
•MBA, Northeastern University
•Certified Public Accountant

John J. Mahoney Former Chief Financial Officer and Retired Vice Chairman, Staples, Inc. Independent Director since: 2012 Committees: •Nominating and Corporate Governance (Chair) •Operating Age: 74

Key Skills and Experience:
•Finance: Extensive expertise in financial planning and analysis, including current position as CFO of Urban Outfitters, Inc. where she oversees finance, accounting, tax, business development and strategy and loss prevention.
•Accounting and Auditing: Significant knowledge of financial reporting, accounting and auditing through nearly two decades of experience in financial roles at publicly traded companies.
•Executive Leadership: Served in key leadership roles in finance organizations at large public companies, including General Motors, Campbell Soup Company and currently Urban Outfitters, Inc.
•Business Development and Marketing: Serving in various roles at Urban Outfitters, Inc. concentrating on financial planning and business analysis, long-range planning and business development for the company’s global consumer brands including Urban Outfitters, Anthropologie, Free People, BHLDN, Terrain, Menus & Venues and Nuuly.
•Consumer and Retail: Over 27 years in roles of increasing responsibility at major retail and consumer products organizations driving top line growth and financial returns, including several in the food and beverage sector.

Career Highlights:
•Urban Outfitters, Inc. (since 2013)
•CFO (since 2020)
•Executive Director, Corporate Development & Finance (2013 – 2020)
•Various financial roles including Assistant Treasurer, Campbell Soup Company (2004 – 2013)
•North America Finance Director, Godiva Chocolatier (2000 – 2004)
•Manager, Finance, General Motors (1996 – 2000)

Education:
•BS, Accounting and Decision Sciences, The Wharton School of the University of Pennsylvania
•MBA, Finance, The Wharton School of the University of Pennsylvania

Melanie Marein-Efron Chief Financial Officer, Urban Outfitters, Inc. Independent Director since: 2022 Committees: •Compensation (Chair) Age: 56

Key Skills and Experience:
•Executive Leadership: Leadership roles over the majority of career have had significant focus on all aspects of operations, including sales, merchandising, marketing, supply chain management, services and new business initiatives.
•Business Development and Marketing: Expertise in digital marketing over 35+ year career including various roles at Best Buy Co. leading merchandising and marketing efforts. At Best Buy Co., gained additional significant business development experience through the launch of partnerships with leading consumer brands to create the within-store Magnolia and Pacific Kitchen & Home concepts and leading the evolution of Best Buy’s private-label, fitness devices and connected home products.
•Logistics and Supply Chain: Significant experience through close involvement in vendor engagement throughout tenure at Best Buy Co., assisting with negotiating master agreements and pricing for billions of dollars of goods purchased from vendors each year. As Chief Operating Officer, directly oversaw the logistics and distribution teams, including the massive upgrade in automated technology in the distribution centers.
•Real Estate: Experience directly managing large real estate portfolios, including leading Best Buy Co.’s real estate committee and directly overseeing its real estate, capital and maintenance planning for new stores, renovations, relocations and vacated locations involving ~200 real estate transactions per year.
•Consumer and Retail: An extensive career at large retail companies including Best Buy Co. and Good Guys, an audio-video specialty retailer that operated 79 stores in the western United States.
•Human Resources and Talent Management: As Chief Operating Officer of Best Buy Co., led complete overhaul in operating model of the Company’s 5,000+ corporate roles to support talent and development plans and had deep involvement in all decisions related to compensation, job grades and benefits for Company’s ~100,000 global employees.
•Information Technology and Digital: Proven ability to advance consumer-facing digital strategy having directly overseen Best Buy Co.’s ecommerce platform as Chief Operating Officer, including all aspects of development, product release and specific online customer demand generation.

Career Highlights:
•Interim CEO, Petco Health and Wellness Company (March 2024 – July 2024)
•Best Buy Co. (2004 – 2021)
•President and Chief Operating Officer (2019 – 2021)
•Chief Operating Officer, U.S. Business (2018 – 2019)
•Senior Executive Vice President and Chief Merchandising and Marketing Officer (2014 – 2018)
•Senior Vice President and President of the Home Business Group (2013 – 2014)
•Senior Vice President of Merchandising (2008 – 2013)
•Vice President and General Merchandise Manager (2004 – 2007)
•Good Guys (1997 – 2004)
•Vice President and General Merchandise Manager (2002 – 2004)
•Senior Category Management (1997 – 2002)
•Various positions, Future Shop (1988 - 1997)

Other Public Company Boards:
•Vizio Holding Corp. (2023 – 2024)
•Petco Health and Wellness Company, Inc. (2021-2024)
–Lead Independent Director (2021 – 2024)

Education:
•Engineering and Commerce, University of Calgary

R. Michael Mohan

Chairman of the Board

Former President and Chief Operating Officer, Best Buy Co.

Independent Director since: 2017

Chairman since: 2023

Committees:
•Compensation
•Nominating and Corporate Governance
•Operating

Age: 58

Key Skills and Experience:
•Executive Leadership: As the CEO of Bloomin’ Brands since 2024, responsible for developing and executing the Company’s long-term objectives, growth strategies and initiatives for its portfolio of casual and fine-dining brands. Previously served as Executive Vice President and COO at Delta Air Lines, CEO and President of Six Flags Entertainment, and CEO PepsiCo, Asia Middle East North Africa, building deep public company executive experience in these roles.
•International: Strong international experience earned as President Greater China, CEO of Asia, Middle East and North Africa sector for PepsiCo and Vice President Country Manager Turkey for the Pepsi Bottling Group.
•Business Development and Marketing: Considerable experience in areas of consumer and food service marketing and media campaigns, as well as brand development, commercialization and innovation, gained as President and CEO Six Flags Entertainment and in various roles with PepsiCo including as President Greater China and CEO of Asia, Middle East and North Africa sector, and Senior Vice President GM West Business Unit, Vice President – Retail NE Business Unit, and Vice President Retail and Food Service Sales Pepsi Bottling Group.
•Consumer and Retail: Extensive experience in consumer/guest insights, business development, category management and consumer product journey as PepsiCo’s Chief Customer Officer for N. America Beverages, and Pepsi Bottling Group’s Vice President Retail and Food Service Sales.
•Human Resources, Talent Management, Innovation and Culture: Comprehensive knowledge of organizational, gender/ethnicity training, cultural transformation, performance management, succession planning and recruitment obtained from working on frontlines to the boardroom, including graduate work at University of Pennsylvania and as President and CEO of Greater China for PepsiCo.
•Public Company Governance: Significant experience with the tenets of public company governance as board member of Casey’s General Stores, Inc.

Career Highlights:
•Chief Executive Officer, Bloomin’ Brands (since 2024)
•Executive Vice President and Chief Operating Officer, Delta Air Lines, Inc. (2023 – 2024)
•President and Chief Executive Officer, Six Flags Entertainment Corporation (2019 – 2021)
•PepsiCo, International (2014 – 2019)
•Chief Executive Officer, Asia, Middle East and North Africa (2017 – 2019)
•President and Chief Executive Officer, Shanghai, China (2014 – 2017)
•Various roles, including Chief Customer Officer, PepsiCo, Pepsi Beverages Company (2009 – 2014)
•Various senior leadership roles, PepsiCo, Pepsi Bottling Group (1993 – 2009)

Other Public Company Boards:
•Casey’s General Stores, Inc. (since 2022)

Education and Military Service:
•MS, Organizational Behavior, University of Pennsylvania
•BS, History, United States Naval Academy
•USMC Veteran (1987 – 1993)

Michael Spanos Chief Executive Officer, Bloomin’ Brands Director since: 2024 Age: 61

Recommendation of the Board of Directors
The Board of Directors recommends that stockholders vote FOR each of the nominees to the Board.

Board Overview
Our Board is currently comprised of eleven individuals selected on the basis of numerous criteria, including business experience, industry knowledge and other fields of significant knowledge, good character, sound judgment, integrity, and diversity. We view the effectiveness of our Board through both an individual and collective lens and believe that our Board is well-suited to support and guide the Company.

4.7 Years Average Tenure

0-4 years: 73%
5-8 years: 9%
9 or more years: 18%

Note: The information above is based on Board composition as of March 3, 2026. The Board size will be reduced to nine directors as of the 2026 annual meeting. The terms of Tara Walpert Levy and Jonathan Sagal, each an independent director, end as of the 2026 annual meeting, and they are not standing for re-election.

Board Skills Matrix

Spanos	Dinkins	George	Keating	Kunkel	Lal	Levy (1)	Mahoney	Marein-Efron	Mohan	Sagal (1)
ACCOUNTING AND AUDITING		●			●			●	●		
BUSINESS DEVELOPMENT AND MARKETING	●	●		●						●	
CASUAL DINING	●		●								
CONSUMER AND RETAIL	●	●		●	●	●	●	●	●	●	●
CYBERSECURITY, PRIVACY, DATA MGMT						●					
EXECUTIVE LEADERSHIP/SR. MGMT COACH	●	●	●	●	●		●			●	
FINANCE					●			●	●		●
HR/TALENT MGMT/COMP DESIGN			●	●						●	
INFORMATION TECHNOLOGY AND DIGITAL						●	●				
INNOVATION AND CULTURE			●			●	●				
INTERNATIONAL	●										
LOGISTICS AND SUPPLY CHAIN						●				●	
REAL ESTATE				●							●
RISK MANAGEMENT					●						
FOOD SAFETY			●								
PUBLIC COMPANY GOVERNANCE		●					●	●			●
CAPITAL MANAGEMENT								●	●		●
INVESTOR RELATIONS									●

________________
(1)Tara Walpert Levy’s and Jonathan Sagal’s terms end as of the 2026 annual meeting, and they are not standing for re-election.

Board Committees and Meetings
During our fiscal year ended December 28, 2025, the Board of Directors held twelve meetings. During fiscal 2025, each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the period that he or she served). Directors are strongly encouraged to attend the annual meeting of stockholders. All of our directors who were then on the Board of Directors attended our 2025 annual meeting of stockholders.

We have three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Governance—Governance Documents” in the “Investors” section of our website, www.bloominbrands.com. In addition, under the terms of the Starboard Agreement (defined below), in January 2024, the Board formed an Operating Committee consisting of Messrs. George (Chair), Mahoney, Mohan and Sagal.

Under our Corporate Governance Guidelines, consideration will be given to rotating committee chairs and members at approximate five-year intervals, taking into consideration the desires of individual directors, desirability of periodic rotation of committee members, and benefits of continuity and experience in committee service; however, such rotation is not mandated as policy.

Under the rules of the NASDAQ Stock Market (“NASDAQ”), our Board of Directors must consist of a majority of directors who meet NASDAQ’s independence requirements (“Independent Directors”) and the Audit, Compensation, and Nominating and Corporate Governance Committees must be composed entirely of Independent Directors. See “Independent Directors” for additional information regarding these independence requirements and our satisfaction of these requirements.

The members and chairs of these committees, as of the date of this proxy statement, are identified in the following table:

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	OPERATING COMMITTEE
James L. Dinkins	X
David George		X		Chair
Colleen Keating		X
Julie Kunkel	Chair
Rohit Lal	X
Tara Walpert Levy (1)		X
John J. Mahoney			Chair	X
Melanie Marein-Efron		Chair
R. Michael Mohan		X	X	X
Jonathan Sagal (1)			X	X
_________________
(1)Ms. Levy’s and Mr. Sagal’s terms end as of the 2026 annual meeting, and they are not standing for re-election.

Audit Committee
The purposes of the Audit Committee are set forth in the Audit Committee charter and are primarily to assist the Board of Directors in overseeing:

•the integrity and overall quality of our financial statements

•the effectiveness of our internal control over financial reporting

•our compliance with legal and regulatory requirements

•the Independent Auditor’s qualifications and independence

•the evaluation of enterprise risk issues

•the performance of our internal audit function and Independent Auditor

•the Company’s identification, assessment, and management of cybersecurity and data privacy risks

The Audit Committee is also responsible for the appointment, compensation, oversight and replacement of the Independent Auditor, as well as annual review of the performance of the Independent Auditor, including the lead audit partner of the Independent Auditor.

The Audit Committee reviews and discusses with management and the Independent Auditor mandatory filings and financial information to be included in our audited financial statements, results and performance, including the quality of the accounting principles, the clarity of the disclosures in the financial statements and the adequacy and effectiveness of internal controls. The Audit Committee also reviews earnings press releases.

The Audit Committee oversees the internal audit function including reviewing the authority, scope and budget of the internal audit team, ensuring that the Vice President of Internal Audit has direct access to the Audit Committee, reviewing the Internal Audit Charter periodically, approving the risk-based internal audit plan, and overseeing, selecting, removing and setting the compensation of the Vice President of Internal Audit. The Audit Committee also meets regularly with the Vice President of Internal Audit to review and discuss the internal audit scope, plan and results of internal audit activities.

The Audit Committee also reviews and discusses with management, the Vice President of Internal Audit and the Independent Auditor enterprise risk issues, including cybersecurity and data privacy, and the steps management has taken to monitor and control such risk exposures. The Audit Committee receives and evaluates quarterly updates from our Chief Information Security Officer regarding the Company’s cybersecurity program and actions taken to manage cybersecurity risk. The topics cover the following, on an as-needed basis: risk identification and management strategies, consumer data protection, security programs, ongoing risk mitigation activities, and results of third-party assessments and testing.

Mr. Dinkins and Ms. Kunkel were each determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K and are independent within the meaning of the NASDAQ listing rules for audit committee members. All of the members meet the requirements for audit committee members under applicable NASDAQ rules regarding the ability to read and understand financial statements.

The Audit Committee held eight meetings during fiscal 2025.

Compensation Committee
The purposes of the Compensation Committee are set forth in the Compensation Committee charter and are primarily to:

•oversee our executive compensation policies and practices

•discharge the responsibilities of our Board relating to executive compensation of our Chief Executive Officer (“CEO”) and our other executive officers

•review and approve certain compensation and employee benefit plans, policies and programs and exercise discretion in the administration of such programs

•produce, approve and recommend to our Board for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with applicable rules and regulations

For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis” within “Executive Compensation and Related Information.”

The Compensation Committee held five meetings during fiscal 2025.

Nominating and Corporate Governance Committee

The purposes of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee charter and are primarily to:

•identify and evaluate individuals qualified to become members of our Board and to recommend to our Board the director nominees for each annual meeting of stockholders or to recommend persons to fill vacancies on the Board

•review and recommend to our Board committee structure, membership, and operations, including oversight regarding the rotation of committee members

•develop and recommend to our Board a set of corporate governance guidelines

•oversee the annual performance evaluation of our Board, each committee of the Board, and each individual director, which periodically includes an even more in-depth performance review of each of the foregoing led by an outside consultant

•advise the Board regarding director succession planning

•review and assess the effectiveness of the Company’s environmental, social and governance policies, goals and programs, and make recommendations to the Board based on such review and assessment

The Nominating and Corporate Governance Committee held four meetings during fiscal 2025.

Independent Directors
Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of NASDAQ. The Nominating and Corporate Governance Committee evaluates the relationships of each director and director nominee and makes a recommendation to the Board of Directors as to whether to make an affirmative determination that such director or director nominee is independent. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that: (a) Messrs. Dinkins, George, Lal, Mahoney, Mohan, and Sagal and Mses. Keating, Kunkel, Levy and Marein-Efron are independent under the criteria established by NASDAQ for director independence; (b) Ms. Kunkel and Messrs. Dinkins and Lal are independent under the criteria established by NASDAQ for audit committee membership; and (c) Messrs. George and Mohan and Mses. Levy and Marein-Efron are independent under the criteria established by NASDAQ for compensation committee membership.

Arrangements or Understandings Regarding Service as a Director
None of our directors or nominees have any agreements or arrangements with any other person or entity in connection with the director’s or nominee’s candidacy or service on our Board.

Nominees for the Board of Directors
Our Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge; specific experience with technology, accounting, finance, leadership, strategic planning and international markets; independence; judgment; integrity; the ability to commit sufficient time and attention to the activities of the Board; diversity of occupational and personal backgrounds on the Board; the absence of potential conflicts with our interests; and such other criteria as may be established by the Board from time to time. These criteria are considered in the context of an assessment of the operation and goals of the Board as a whole. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors,” and believes that the collective business experience, industry knowledge and other fields of significant knowledge, good character, sound judgment, integrity and diversity of our current Board provides appropriate support and guidance to our Company.

Under our Corporate Governance Guidelines, when a non-management director’s principal occupation or business association changes substantially during his or her tenure as a director, that director must offer to tender his or her resignation for consideration by the Board of Directors. However, the Board may, upon recommendation of the Nominating and Corporate Governance Committee, reject such resignation. Any director whose resignation is rejected by the Board must again tender his or her resignation at the end of his or her then-current term and at the end of any extended term. Mr. Lal tendered his resignation to the Board pursuant to the Board’s policy regarding changes to a non-management director’s principal occupation or business association, as his position changed on October 22, 2025 and he has announced his retirement from his principal occupation effective March 31, 2026. Subsequently, the Board opted to reject this resignation and to nominate him for re-election as a director at the annual meeting in light of the skills he contributes to the Board and its Audit Committee, to serve for a one-year term expiring in 2027. Mr. Dinkins also tendered his resignation to the Board pursuant to the Board’s policy regarding changes to a non-management director’s principal occupation or business association, as he announced his retirement from his principal occupation effective February 8, 2026. Subsequently, the Board opted to reject this resignation and to nominate him for re-election as a director at the annual meeting in light of the skills he contributes to the Board and its Audit Committee, to serve for a one-year term expiring in 2027.

In recommending candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. In the case of Ms. Keating, a professional search firm identified her as a potential candidate, and the process described above was followed, resulting in her nomination for election to our Board.

The Nominating and Corporate Governance Committee will also consider nominees for election to the Board of Directors submitted by stockholders using substantially the same criteria it applies to recommendations by directors, officers, employees and others. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, submit the candidate’s name and qualifications to our Corporate Secretary in writing to the following address: Bloomin’ Brands, Inc., Attention: Nominating and Corporate Governance Committee, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

Board Leadership Structure
Under our Corporate Governance Guidelines, the Board of Directors has established a policy that provides it with the flexibility and discretion to select its Chairman at any time, based on what it believes to be in the best interest of the Company and its stockholders. The policy further provides that the same person may serve as both Chairman of the Board and CEO, or the Board may choose to have an independent or Executive Chairman. If the offices of Chairman of the Board and CEO are held by the same person, or if the Chairman of the Board is not otherwise independent, the independent directors may annually elect (by majority vote) a Lead Independent Director.

Our Corporate Governance Guidelines provide that consideration will be given to refreshing the Chairman at approximate five-year intervals, taking into consideration the desires of individual directors, desirability of periodic rotation, and benefits of continuity and experience in Chairman service; however, such rotation is not mandated as policy.

In addition, various other corporate governance measures also contribute to a high degree of independent oversight of the Company’s management, including holding regular executive sessions; all continuing directors (other than Mr. Spanos) and all of the Board committee members being independent under the NASDAQ standards; and the Board and each committee conducting annual self-assessments to ensure that they are functioning effectively.

Mr. Mohan was appointed Chairman of the Board on August 28, 2023. As Chairman, Mr. Mohan calls and presides at meetings of the independent directors as well as the Board; establishes, in consultation with the CEO, the agenda for each Board meeting; and is available for consultation and communication with major stockholders. The Board periodically reviews its leadership structure to ensure that it continues to meet our needs in light of all relevant facts and circumstances at that time. The Board believes the current leadership structure, with an independent Chairman of the Board, is appropriate at this time and will promote continued effective decision-making.

Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and bring material risks to the attention of the Board of Directors. The Board of Directors administers its risk oversight role by reviewing strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans; cybersecurity and data privacy, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and succession planning for the Chief Executive Officer position and other senior management positions. This oversight role is performed both by the Board of Directors and through the committees, who provide regular reports to the Board of Directors. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, organizational culture, compliance with law and protecting against and responding to breaches of our data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Code of Conduct
We have adopted a written Code of Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, and other persons performing similar functions. A copy of the Code of Conduct can be found by clicking on “Governance—Governance Documents” in the “Investors” section of our website, www.bloominbrands.com.

Stockholder Engagement and Communications with the Board of Directors
Bloomin’ Brands is committed to ongoing engagement with our stakeholders, and we regularly seek feedback from our stockholders and other stakeholders for insight and guidance. For example, during 2025, we engaged with holders of approximately 21% of our outstanding shares. We will continue to seek engagement with stakeholders on matters important to our business.

In addition, stockholders may communicate with the Board of Directors through our Corporate Secretary by writing to the following address: Bloomin’ Brands, Inc., Attention: Board of Directors, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com). Our Corporate Secretary will forward all appropriate correspondence to the Board of Directors.

Insider Trading Policy and Procedures

We have adopted an Insider Trading Policy governing the purchase, sale and other disposition of our securities by directors, officers, and employees that is designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards, as well as procedures designed to further the foregoing purposes. While the Company does not have a formal written policy governing the purchase, sale, and/or any other dispositions of its securities by the Company, the Company has developed procedures that are designed to promote compliance with insider trading laws, rules and regulations with respect to the Company’s share repurchase program. A copy of our Insider Trading Policy is incorporated by reference within our Annual Report on Form 10-K.

Director Compensation
Our Compensation Committee periodically reviews the competitiveness of our Board of Directors Compensation Plan applicable to non-employee directors. Directors who are also our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Board of Directors Compensation Plan are issued from our stockholder-approved equity compensation plan in effect at the time of award (currently the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan) and pursuant to which we are authorized to grant shares of our common stock and share-based awards to directors.

Annual Board member grants vest in full on the date of the first annual meeting of stockholders following the grant date, which aligns the grants with the Director’s one-year elected term (expiring at the next annual stockholders’ meeting). The Board of Directors Compensation Plan for fiscal year 2025, which has been in effect since August 7, 2013 and was last amended April 22, 2025, includes the following compensation components for services rendered by our non-employee directors effective April 22, 2025:

•Annual cash retainer of $95,000

•Additional annual cash retainer of $85,000 for serving as non-executive Chairman

•Additional annual cash retainer of $50,000 for serving as the Lead Independent Director, if applicable

•Additional annual cash retainer of $30,000 for serving as chair and $15,000 for serving as a member (other than the chair) of the Audit Committee

•Additional annual cash retainer of $30,000 for serving as chair and $12,500 for serving as a member (other than the chair) of the Compensation Committee

•Additional annual cash retainer of $30,000 for serving as chair and $10,000 for serving as a member (other than the chair) of the Nominating and Corporate Governance Committee

•Additional annual cash retainer of $30,000 for serving as chair and $10,000 for serving as a member (other than the chair) of the Operating Committee

•Annual grant of Bloomin’ Brands restricted stock units (“RSUs”) having a fair market value, based on the closing price of the underlying common stock, of $155,000 (or $240,000 for the non-executive Chairman) and the Operating Committee Chair will receive an additional annual grant of RSUs having a fair market value of $45,000 on the date of our annual meeting of stockholders, which awards will vest in full on the date of the first annual meeting of stockholders following the grant date, so long as such annual meeting date is at least fifty (50) weeks from the grant date. If the Company’s next annual meeting is not at least fifty (50) weeks from the grant date, then the vesting date will be one year from the grant date.

If a non-employee director is elected at any time other than at our annual meeting of stockholders, such director will receive an initial grant of restricted stock units having a fair market value, based on the closing price of the underlying common stock on the grant date, of $155,000 on the date of the first full Board of Directors meeting (regular or special) that such director attends, prorated for the number of months that such director will serve on the Board from and including the month of the director’s first Board meeting as a director through the month of our next annual meeting of stockholders, rounded to the nearest $100 and vesting in full at the first annual meeting of stockholders following the grant date.

The Board of Directors adopted a Stock Ownership Guidelines Policy for directors, executive officers and members of our executive leadership team. Mr. Spanos and all non-employee directors are required to accumulate shares of our common stock through direct purchases or retention of equity incentives (the “Stock Ownership Requirement”) equal to six times base salary for Mr. Spanos, and five times the annual retainer for all non-employee directors. The Stock Ownership Requirement must be met by the later of December 17, 2019 or the fifth anniversary of the director’s or executive officer’s initial election or appointment, as applicable. Mr. Spanos and all non-employee Directors have met their ownership requirement or are on track to meet their requirement before their respective deadlines.

The following table summarizes the amounts earned and paid to non-employee directors during fiscal year 2025:

	FEES EARNED OR PAID IN CASH	STOCK AWARDS (1)	OTHER COMPENSATION	TOTAL
NAME	($)	($)	($)	($)
James L. Dinkins (2)	97,022	193,812	—	290,834
David George	137,500	200,002	—	337,502
Lawrence Jackson (3)	30,000	—	—	30,000
Julie Kunkel	125,000	155,006	—	280,006
Rohit Lal	110,000	155,006	—	265,006
Tara Walpert Levy (4)	107,500	155,006	—	262,506
John J. Mahoney	135,000	155,006	—	290,006
Melanie Marein-Efron	125,000	155,006	—	280,006
R. Michael Mohan	212,500	240,006	—	452,506
Jonathan Sagal (4)	115,000	155,006	—	270,006
__________________
(1)Represents RSUs, which vest in full on the date of the first annual meeting of stockholders following the grant date. The amounts represent the full aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair market value based on the closing price of the underlying common stock is $155,000 for all directors other than Mr. George at $200,000 and Mr. Mohan at $240,000. Mr Dinkins received a pro-rated grant upon joining the Board in February 2025. As of December 28, 2025, the non-employee directors listed above held the following aggregate number of unvested RSUs: Mr. Dinkins, 23,156 shares; Mr. George, 25,478 shares; Ms. Kunkel, 19,746 shares; Mr. Lal, 19,746 shares; Ms. Levy, 19,746 shares; Mr. Mahoney, 19,746 shares; Ms. Marein-Efron, 19,746 shares; Mr. Mohan, 30,574 shares; and Mr. Sagal, 19,746 shares.
(2)Mr. Dinkins joined the Board of Directors in February 2025.
(3)Mr. Lawrence’s term as an independent director ended as of the 2025 annual meeting, and he did not stand for re-election. His decision was not a result of any disagreement with the Company.
(4)Ms. Levy’s and Mr. Sagal’s terms as independent directors will end as of the 2026 annual meeting, and they are not standing for re-election.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

General
We are asking our stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the fiscal year ending December 27, 2026. The Company believes that the choice of PricewaterhouseCoopers LLP as the Independent Auditor is in the best interests of the Company and its stockholders. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different Independent Auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP has audited the Bloomin’ Brands consolidated financial statements annually since we were formed and the financial statements of our predecessor since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire. It is also expected that those representatives will be available to respond to appropriate questions.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the Independent Auditor and annually reviews the firm’s qualifications and work quality. In the course of these reviews, the Audit Committee considers, among other things:

•the firm’s historical and recent plans and performance on our audit

•the firm’s capability and expertise in handling the breadth and complexity of our operations

•external data on audit quality and performance, including Public Company Accounting Oversight Board reports on the firm and its peer firms

•the firm’s independence and objectivity

•the appropriateness of the firm’s fees for audit and non-audit services, including any effect these fees may have on independence

•the quality and candor of the firm’s communications with the committee and management

•the firm’s tenure as our Independent Auditor, including the benefits of having a long-tenured auditor and controls and processes that help safeguard the firm’s independence

Principal Accountant Fees and Services
The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 28, 2025 and December 29, 2024 (dollars in thousands):

FEE CATEGORY	2025	2024
Audit Fees	$1,727	$2,183
Audit-Related Fees	212	20
Tax Fees	10	10
All Other Fees	2	2
Total Fees	$1,951	$2,215

Audit Fees. The aggregate audit fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services rendered for the audits of our consolidated and subsidiary financial statements and services that are normally provided by the independent registered certified public accountants in connection with statutory and regulatory filings or engagements. These fees represent work for the fiscal years ended December 28, 2025 and December 29, 2024, including audited consolidated financial statements presented in our Annual Reports on Form 10-K and the review of the financial statements presented in our Quarterly Reports on Form 10-Q. In addition, services rendered included additional audit services associated with the interest rate swap agreements during the fiscal year ended December 28, 2025 and our sale of the majority ownership of our Brazil operations, repurchase of our convertible notes and related accelerated share repurchase transaction, audit of technology upgrades, Brazil tax exemptions, interest rate swap agreements and debt refinancing during the fiscal year ended December 29, 2024.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers LLP were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services consisted of controls and compliance reviews in connection with the implementation of Workday, a cloud-based human resources and payroll system, during the fiscal year ended December 28, 2025 and consents and review of documents in connection with our franchise disclosure documents during the fiscal years ended December 28, 2025 and December 29, 2024.

Tax Fees. The aggregate tax fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding U.S. tax consulting during the fiscal years ended December 28, 2025 and December 29, 2024.
All Other Fees. The aggregate of all other fees billed by PricewaterhouseCoopers LLP were for products and services other than the services reported above. These services included annual subscription licenses for disclosure review and accounting research tools, which we license from PricewaterhouseCoopers LLP, during the fiscal years ended December 28, 2025 and December 29, 2024.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services (including the fees and terms thereof) provided by our Independent Auditor. The policy provides for the general pre-approval of specific types of services within specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. The Chairman of the Audit Committee has the authority to address requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for the fiscal year ending December 27, 2026.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General
We provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with section 14A of the Securities Exchange Act, as amended (“Exchange Act”). This vote is referred to as a “say-on-pay” vote.

The Compensation Discussion and Analysis beginning on page 48 and the compensation tables beginning on page 64 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for 2025. The Board of Directors is asking stockholders to cast an advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Bloomin’ Brands APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to drive a pay for performance culture and:

•attract and retain qualified executives in today’s highly competitive market

•motivate and reward executives whose knowledge, skills and performance are critical to the success of the business

•align a significant portion of an executive’s annual compensation to the achievement of annual operational goals

•align a significant portion of an executive’s long-term compensation to the creation of shareholder value

As further described in the Compensation Discussion and Analysis, the Compensation Committee regularly reviews our executive compensation program to maintain a strong connection between compensation and the aspects of our performance that our executive officers can impact and that are likely to have an effect on stockholder value.

The vote on this “say-on-pay” proposal is advisory, which means that the vote will not be binding on Bloomin’ Brands, the Board of Directors or the Compensation Committee. The Compensation Committee will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As the Board of Directors has currently determined to hold this vote each year, which is consistent with the frequency selected by the highest proportion of the Company’s stockholders on the advisory proposal regarding the frequency of the “say-on-pay” vote presented at the Company’s 2025 annual meeting of stockholders, the next “say-on-pay” vote will be held at the 2027 Annual Meeting of Stockholders.

Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

PROPOSAL NO. 4

APPROVAL OF THE AMENDED AND RESTATED BLOOMIN’ BRANDS, INC.
2025 OMNIBUS INCENTIVE COMPENSATION PLAN

General

We are asking our stockholders to approve the Amended and Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (the “A&R 2025 Plan”), which was recommended by the Compensation Committee for approval and approved by the Board on February 26, 2026, subject to stockholder approval. The A&R 2025 Plan is intended to amend and restate the Company’s existing equity compensation plan, the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan (the “2025 Plan”), which provides for the grant of options, stock appreciation rights (“SARs”), restricted stock, RSUs, performance awards, and other cash-based or stock-based awards (each an “award” and collectively, the “awards”) to attract and retain employees, officers, consultants and directors and to align their interests with those of our stockholders. The A&R 2025 Plan, if approved, would (i) increase the number of shares of common stock available for issuance under the 2025 Plan by 4,965,000 shares, (ii) eliminate provisions allowing for the shares that are surrendered to or withheld or reacquired by the Company in connection with the exercise of options or stock appreciation rights to become available again for future grants (referred to as “recycling of exercised stock options/SARs”), (iii) add a default provision that may apply in the event of a change of control (as defined in the A&R 2025 Plan and described below), specifying the treatment of performance based awards depending on whether the performance period had expired at the time of such change in control, and (iv) prohibit a non-executive chairperson from receiving awards having a grant date Fair Market Value (as defined in the A&R 2025 Plan), together with any cash fees paid for services rendered for such year as a non-employee Director, that would be in excess of $750,000 in total value.

If the Company’s stockholders approve the A&R 2025 Plan, the changes to the 2025 Plan will become effective as of April 22, 2026 (the “Effective Date”). If the A&R 2025 Plan does not receive stockholder approval, the 2025 Plan will stay in effect with no change.

A summary of the material terms of the A&R 2025 Plan follows; however, please be advised that the summary is qualified in its entirety by reference to the text of the A&R 2025 Plan, which is included as Appendix A to this Proxy Statement and marked in bold text to show changes from the 2025 Plan. We urge stockholders to read the A&R 2025 Plan in its entirety.

Purpose of the A&R 2025 Plan

As discussed in the Compensation Discussion and Analysis beginning on page 48, annual and long-term incentive compensation is an important part in our pay-for-performance philosophy. Incentive awards also help us remain competitive in retaining and attracting highly qualified employees upon whom, in large measure, the future growth and success of our Company depend. In 2025, we granted compensation awards under the 2025 Plan to approximately 254 of our employees and nine non-employee directors.

The purpose of the A&R 2025 Plan is to promote the interests of our Company and its stockholders by:

•	providing a means for our Company to attract and retain key talent

•	encouraging the profitability and growth of our Company through annual and long-term incentives that are consistent with our goals and link a portion of compensation to the value of our common stock;

•	providing incentives which will align the interests of our employees, consultants and directors with those of our stockholders

The Board believes that the A&R 2025 Plan will continue to promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•
Independent Committee. The A&R 2025 Plan will be administered by the Compensation Committee, which is composed entirely of independent directors who meet NASDAQ standards for independence and are “non-employee directors” under Rule 16b-3(b)(3) of Section 16 (“Section 16”) of the Exchange Act.

•
No Discounted Stock Options or SARs. All stock option and SAR awards under the A&R 2025 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant, except in the case of substitute awards granted to employees of an acquired business.

•
No Repricing; No Cash Buyout of Underwater Options or SARs. Other than in connection with a corporate transaction affecting the Company, the A&R 2025 Plan prohibits any repricing of options or SARs and the cash buy-out of underwater options or SARs without stockholder approval.

•
No “Evergreen” Share Reserve. The A&R 2025 Plan includes a limited Share Reserve (as defined in the A&R 2025 Plan as included in Appendix A) and does not include any “evergreen” provisions. Accordingly, stockholders have approval rights for any further proposed increase in the maximum number of shares that may be issued under the A&R 2025 Plan.

•
Fungible Plan Design. The A&R 2025 Plan uses a so-called “fungible share pool” design. Under this design, so-called “full-value” awards (stock-based awards other than stock options and SARs) will be counted against the Share Reserve at an accelerated rate compared to stock options and SARs. This plan structure offers the Company flexibility in determining what types of equity awards are best suited for its needs within the overall stockholder-approved Share Reserve and recognizes that certain types of awards may be more valuable than others. Accordingly, under the fungible share pool, each share of our common stock issued pursuant to a stock option or SAR will reduce the Share Reserve by one share and each share issued pursuant to a full value award will reduce the Share Reserve by 2.1 shares.

•
Minimum Vesting Requirements. The A&R 2025 Plan imposes a one-year minimum vesting period for all equity-based awards other than (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction, (ii) shares delivered in lieu of fully vested cash obligations, (iii) awards to non-employee directors vesting on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) awards of up to a maximum of 5% of the Share Reserve.

•
No Dividends Paid on Unvested Awards. For any awards providing for a right to dividends or dividend equivalents, if dividends are declared during the period that such award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such award or (ii) be accumulated but remain subject to vesting requirements prior to payment to the same extent as the applicable award. No dividends or dividend equivalents will be paid with respect to options or SARs.

•
No “Liberal” Change in Control Definition; No Automatic Single-Trigger Vesting upon a Change in Control. The Change in Control definition in the A&R 2025 Plan is not “liberal” and, for example, would not occur merely upon stockholder approval of a transaction. A change in control must actually occur in order for the Change in Control provisions in the A&R 2025 Plan to be triggered. The A&R 2025 Plan does not provide for the automatic acceleration of equity awards in connection with a change in control (other than in a situation where a successor corporation refuses to assume or provide an equivalent substitute award). Instead, the A&R 2025 Plan provides the Committee with the discretion to determine the treatment of outstanding awards in connection with a change of control or in award agreements.

•
Clawback Policy. Awards under the A&R 2025 Plan will be subject to the terms of the Company’s Compensation Recovery Policy and applicable laws and stock exchange listing requirements related to recovery, recoupment, clawback or forfeiture of compensation.

•
No Recycling of Exercised Stock Options/SARs. The A&R 2025 Plan will eliminate the provisions in the 2025 Plan that allow recycling of exercised stock options/SARs (meaning shares that are surrendered to or withheld or reacquired by the Company in connection with the exercise of options or stock appreciation rights to become available again for future grants).

•
Limit on Maximum Awards for Non-Employee Directors. In a single fiscal year, a non-employee Director of the Company may not be granted awards having a grant date Fair Market Value (as defined in the A&R 2025 Plan), together with any cash fees paid for services rendered for such year as a non-employee Director, that would be in excess of $500,000 (or $750,000 in the case of a non-executive chairperson), in total value.

Summary of Key Stock Plan Data

Stock price depreciation and new hire awards for executives joining the Company in 2025 resulted in an accelerated use of the 2025 Plan share pool.

In developing our request for the additional shares that would be authorized for issuance under the A&R 2025 Plan and to analyze the impact of equity awards on our stockholders, we considered our “burn rate” and “overhang.” Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Set forth below is a table that reflects our burn rate as of fiscal year end for 2025, 2024 and 2023, as well as the average over those years.

	2025	2024	2023
Stock Options/Stock Appreciation Rights (SARs) Granted	0	0	0
Stock-Settled Time-Vested Restricted Shares/Units Granted	1,299,619	807,389	405,980
Stock-Settled Performance-Based Shares/Units Earned*	0	473,432	470,450
Weighted-Average Basic Common Shares Outstanding	85,062,468	85,904,901	87,229,786
Share-Usage Rate	1.53%	1.49%	1.00%
3 year average			1.34%
_________________
* With respect to performance-based shares/units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the performance-based shares/units granted during the foregoing 3-year period were as follows: 1,041,691 shares in 2025, 290,196 shares in 2024 and 301,512 shares in 2023.

The following table sets forth certain information as of December 28, 2025, unless otherwise noted, with respect to the Company’s equity compensation plans:

Stock Options/SARs Outstanding	685,474
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$19.88
Weighted-Average Remaining Term of Outstanding Stock Options/SARs	0.3
Total Stock-Settled Full Value Awards Outstanding	2,609,388
Total Shares Remaining Authorized for Issuance under the 2025 Plan (1)	8,823,862
Addition to the Share Reserve under the A&R 2025 Plan (1)	4,965,000
Total Estimated Remaining Share Reserve to be Authorized for Issuance under the A&R 2025 Plan (1)	13,788,862
Basic common shares outstanding as of the record date December 28, 2025	85,221,767
__________________
(1)As of the Effective Date, an aggregate of 13,788,862 shares would be available for future grants, less any shares subject to awards granted under the 2025 Plan after December 28, 2025 and before April 22, 2026 and plus any shares forfeited or otherwise eligible to be returned to the Share Reserve over that period as described under “Shares Available for Issuance under the A&R 2025 Plan” below (in each case, counted at the fungible rate). The 13,788,862 shares reflect the 8,823,862 shares that remained available for future grant as of December 28, 2025, plus the 4,965,000 newly available shares.

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities. The total fully-diluted overhang as of December 28, 2025, assuming that the entire Share Reserve is granted in stock options or SARs, would be 17% and the total fully-diluted overhang, assuming the Share Reserve is granted in full-value awards only, would be 10%. The Company’s current practice is to grant full-value awards. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards assuming the A&R 2025 Plan is approved by stockholders (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of December 28, 2025. Our Board believes that the proposed Share Reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

The closing price of our common stock on the NASDAQ Global Select Market was $6.18 on February 26, 2026.

Administration

The A&R 2025 Plan will be administered by the Compensation Committee, or such other committee as may be designated by the Board, or by the full Board (the term “Committee” will refer generally to the body with such authority for purposes of this description of the A&R 2025 Plan terms). To the extent necessary or desirable to comply with applicable rules, action by the Committee will require approval by members who are (a) independent directors in accordance with the rules of any stock exchange on which our common stock is then listed and (b) “non-employee directors” within the meaning of Section 16.

The Committee has the authority to, among other things, determine the employees, directors and consultants to whom awards may be granted, determine the number of shares subject to each award, determine the type and the terms of any award to be granted, approve forms of award agreements, interpret the terms of the A&R 2025 Plan and awards granted under the A&R 2025 Plan and adopt rules and regulations relating to the A&R 2025 Plan.

However, other than in connection with certain corporate events, the Committee cannot take any of the following actions without the approval of our stockholders: (a) lower the exercise price per share of an outstanding option or SAR, (b) cancel an option or SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change in control), or (c) take any other action with respect to an option or SAR that would be treated as a repricing under the applicable stock exchange rules.

The Committee may delegate its authority under the A&R 2025 Plan to a subcommittee, except if the delegation is prohibited by law or is with respect to awards to directors or officers subject to Section 16 of the Exchange Act, unless the delegation is to a subcommittee consisting solely of directors meeting the applicable independence requirements for those types of awards. The Committee may also delegate to officers the authority to grant awards to participants that are not directors or officers subject to Section 16.

Eligibility

Employees, directors and certain consultants of the Company or its affiliates, as the Compensation Committee determines and designates from time to time, are eligible to receive awards under the A&R 2025 Plan. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain of its affiliates. As of December 28, 2025, approximately 1,100 employees, nine non-employee directors and no consultants would be eligible to participate in the A&R 2025 Plan.

Term

The 2025 Plan has been in effect since April 23, 2025 and, if approved, will be amended and restated as the A&R 2025 Plan as of the Effective Date and, unless terminated earlier by the Board, the A&R 2025 Plan will terminate on the earlier of (a) the date all shares subject to the A&R 2025 Plan shall have been purchased or acquired according to the A&R 2025 Plan’s provisions and (b) April 23, 2035. Upon termination of the A&R 2025 Plan, all outstanding awards will continue to have full force and effect in accordance with the provisions of the terminated A&R 2025 Plan and the applicable award agreement (or other documents evidencing such awards).

Shares Available for Issuance Under the A&R 2025 Plan

If the A&R 2025 Plan is approved by stockholders, an additional 4,965,000 shares of common stock will be available for issuance as awards thereunder. Subject to (i) adjustment to subtract any shares subject to awards granted under the 2025 Plan after December 28, 2025 and before April 22, 2026 and add any shares forfeited or otherwise eligible to be returned to the Share Reserve over that period and (ii) the share counting provisions, in each case as described below and in the A&R 2025 Plan, the maximum number of shares that may be granted pursuant to awards made under the A&R 2025 Plan on or after April 22, 2026 will be 13,788,862 shares (the “Share Reserve”). Any shares that are subject to awards of options or SARs granted under the A&R 2025 Plan will be counted against the Share Reserve as one share for every one share subject to the award. Any shares that are subject to awards other than options or SARs that are granted under the A&R 2025 Plan shall be counted against the Share Reserve as 2.1 shares for every one share subject to such awards. Awards that may be settled only in cash pursuant to their terms will not be counted against the Share Reserve.

If any shares subject to (a) an award outstanding under the A&R 2025 Plan (which includes awards made under the 2025 Plan) or (b) any award that remained outstanding under the prior plan are forfeited or the award expires, terminates or is cash-settled or canceled without issuance of any shares, then the number of shares with respect to such award will, to the extent of any such forfeiture, termination, expiration, cash settlement or cancellation, be added back to the Share Reserve and again be available for awards under the A&R 2025 Plan.

In the event that the withholding tax liabilities arising from an award other than an award of options or SARs under the A&R 2025 Plan or any prior plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld would be added to the Share Reserve based on the fungible share counting set forth below. The permitted addbacks to the Share Reserve with respect to the foregoing will be as follows: shares that are subject to awards of options or SARs will be added back to the Share Reserve as one share for every one share subject to the award and shares that are subject to awards other than options or SARs shall be added back to the Share Reserve as 2.1 shares for every one share subject to such awards. To the extent such shares were added to the Share Reserve under the 2025 Plan as of December 28. 2025, these shares are reflected in the 13,788.862 shares established as the Share Reserve available for future grants under the A&R 2025 Plan.

After December 28, 2025, the following shares would not be recredited to the Share Reserve and may not again be used for new awards under the A&R 2025 Plan: (i) shares not issued or delivered as a result of the new settlement of an outstanding option or SAR (or an outstanding option of SAR granted under any prior plan), (ii) shares used to pay the exercise price or withholding tax liabilities related to any outstanding option or SAR (or an outstanding option of SAR granted under any prior plan), or (iii) shares reacquired by the Company with the amount received upon exercise of an option (or an option granted under any prior plan).

Any shares reserved and available for issuance under the A&R 2025 Plan may be used for any type of award under the A&R 2025 Plan, and any or all of the shares reserved for issuance under the A&R 2025 Plan (up to a maximum of 13,788,862 shares for grants beginning on April 22, 2026, subject to adjustments as described above) will be available for issuance as incentive stock options.

In connection with a subdivision or consolidation of shares or other capital adjustment or other material change in capital structure of the Company, the number and kind of shares that may be issued under the A&R 2025 Plan, the maximum award limits for Directors and the number and kind of shares that are subject to outstanding awards, and other terms and conditions thereof, will be equitably adjusted.

The Committee will have the right to cause the Company to assume awards previously granted under a compensatory plan of an acquired business and to grant substitute awards under the A&R 2025 Plan for such awards. The Share Reserve will not be decreased by the number of shares subject to any such assumed awards and substitute awards. Shares available for issuance under a compensatory plan of an acquired business (as appropriately adjusted, if necessary) may be used for awards under the A&R 2025 Plan and will be added to the Share Reserve, subject to applicable stockholder approval and stock exchange requirements.

Minimum Vesting Conditions

Except with respect to (a) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction, (b) shares delivered in lieu of fully vested cash obligations, (c) awards to non-employee directors vesting on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (d) awards of up to a maximum of 5% of the Share Reserve, no awards (other than cash-based awards) will vest earlier than the one-year anniversary of the grant date. These conditions shall not restrict the Committee’s ability to provide for accelerated vesting of any award, including in cases of retirement, death, Disability or a Change in Control (as such terms are defined in the A&R 2025 Plan), in the terms of the award agreement or otherwise.

Types of Awards

The A&R 2025 Plan permits the grant of the following types of awards:

Stock Options. Stock options may be either nonqualified stock options or incentive stock options. The holder of an option will be entitled to purchase a number of shares at a specified option price during a specified time period, all as determined by the Committee. The option price will be fixed by the Committee and, except in the case of substitute awards, the option price will be at least the fair market value of one share on the grant date (or 110% of the fair market value if the holder of an incentive stock option is a 10% or greater stockholder).

Subject to certain limitations, each option granted under the A&R 2025 Plan will become vested and/or exercisable at such times and under such conditions as determined by the Committee. Options will terminate on the tenth anniversary of the grant date of such option, unless the Committee establishes an earlier termination date or other circumstances causing earlier termination.

Stock Appreciation Rights (SARs). The holder of a SAR will be entitled to receive, upon exercise of the SAR, an amount equal to the excess of (a) the fair market value of one share on the date the SAR is exercised, over

(b) the grant price of the SAR. The Committee will determine the grant price, which, except in the case of substitute awards, will be no less than the fair market value of one share on the grant date, and whether the payment received upon exercise of a SAR will be in cash, in shares of equivalent value, or in some combination thereof. The Committee will also determine all other terms and conditions of any SAR. SARs will terminate on the tenth anniversary of the grant date of such SAR, or on such earlier date or upon the occurrence of such circumstances as may be determined by the Committee.

Restricted Stock and Restricted Stock Units. Under the A&R 2025 Plan, the Committee may grant participants stock awards, which may involve the award of shares or the award of stock units representing an amount equivalent in value to the fair market value of a share, payable in shares, cash or other property. The Committee may impose conditions and/or restrictions on restricted stock or RSUs as it may deem advisable including, time-based restrictions and/or restrictions based upon the achievement of specific performance goals. Unless provided otherwise by the Committee, restricted stock or RSUs are forfeited to the extent that a participant fails to satisfy the applicable conditions during the restricted period.

Performance Awards. The Committee may grant performance awards under the A&R 2025 Plan in such amounts and upon such terms as the Committee determines. The Committee will set performance goals in its discretion which, depending on the extent to which they are achieved, will determine the value and/or number of shares subject to a performance award that will be paid out to the participant. Payment of the value earned under performance awards will be made in the form, including cash, shares, other awards, or a combination thereof, at the time, and in the manner determined by the Committee. In addition, the Committee may specify that another type of award may have performance-based conditions.

Other Awards. The Committee may grant other awards that are denominated in cash or valued in whole or in part by reference to, or are otherwise based upon shares, either alone or in addition to other awards granted under the A&R 2025 Plan. Other awards may be settled in shares, cash or any other form of property, and have such other terms and conditions as determined by the Committee.

Repayment of Awards and Forfeiture

The Committee may seek repayment or recovery of an award, including any shares subject to or issued under an award or the value received pursuant to an award, as appropriate, pursuant to the Company’s Compensation Recovery Policy (or any successor policy). In addition, awards under the A&R 2025 Plan are subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, and are also subject to any applicable law or regulation or the standards of any stock exchange on which the shares are then listed that provide for any such recovery, recoupment, clawback and/or forfeiture.

The Committee may also provide that the participant’s rights under an award are subject to reduction, cancellation, forfeiture or recoupment upon (a) breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are applicable to the participant, (b) a termination of the participant’s employment for cause, or (c) other conduct by the participant that is detrimental to the business or reputation of the Company and/or its affiliates.

Change In Control

The Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control. This may be established in either the award agreement or in connection with the change of control or any policy that may be adopted by the Committee, such as the Company’s Executive Change in Control Plan. In addition, in the event of a change of control, the Committee may cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation. In the case of performance-based awards, the A&R 2025 Plan would also include a default provision that the Committee could elect to apply in the event of a change in control, under which payment would be based on actual performance for awards in which the performance period has expired and, for awards in which the performing period has not expired, such awards would be cancelled in exchange for payment that would have been due assuming target performance had been met at the time of such change of control.

A change in control under the A&R 2025 Plan generally means the occurrence of any of the following:

•
any person or a “group” within the meaning of Section 13(d) of the Exchange becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

•
during any twelve-month period, a majority of the Board of Directors as of the beginning of such period, for any reason, ceases to be comprised of individuals whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors as of the beginning of such period or whose election or nomination for election was previously so approved (other than an individual whose initial assumption of office is in connection with or as a result of an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board of Directors); or

•
consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

•
consummation of the sale of all or substantially all of the assets of the Company, other than a sale after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale.

Performance Measures

One or more performance measure(s) may be selected by the Committee to establish performance goals for any awards subject to performance conditions (performance measures that are financial metrics may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee) and may include, without limitation:

•	Sales, revenue, net sales, or gross revenues

•	Revenue or sales growth or product revenue or sales growth

•	Same store sales growth

•	Earnings per share, including growth measures

•	Pre-tax income, including growth measures

•	Net income, including growth measures

•	Return measures, including, but not limited to: return on assets or net assets; return on equity; return on operating capital; return on invested capital; and return on sales

•	Cash flow return on investments which equals net cash flows divided by stockholders’ equity

•	Earnings before interest and taxes, including growth measures

•	Earnings before or after taxes, interest, depreciation and/or amortization, including growth measures

•	Debt reduction

•	Financial ratios, including those measuring liquidity, activity, profitability or leverage;

•	Costs, reductions in cost, and cost control measures

•	Share price, including growth measures

•	Total stockholder return, including growth measures

•	Market share

•	Volume growth

•	Customer growth

•	Customer satisfaction

•	Successfully completing divestitures and assets sales

•	Successfully completing acquisitions

•	Regulatory achievements or compliance

•	Restaurant margins, including growth measures

•	Reducing non-operations expenses/operating efficiencies

•	Other operating efficiency measures or ratios

•	Operating income, including growth measures

•	Return on capital

•	Return on capital employed

•	Pre-tax income margin

•	New unit growth

•	New unit return on investment

•	Product development achievements

•
The attainment of levels of performance of the Company under one or more of the measures described above relative to the performance of other businesses, or various combinations of the foregoing, or changes or additions to any of the foregoing as approved by the Committee.

These goals may apply to the participant, one or more business units, or one or more subsidiaries or the Company as a whole.

When the Committee establishes the performance goals, the Committee may provide that adjustments will be made to the performance goals to reflect events including: (a) asset impairment expenses or write-downs; (b) litigation, claims, judgments or settlements; (c) unusual, infrequently occurring, extraordinary or nonoperating items; (d) restructurings; (e) acquisitions, divestitures or discontinued operations; (f) transaction-related expenses; (g) stock dividends, splits, combinations or exchanges of stock; (h) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; and (i) any other events as determined by the Committee.

Amendments And Termination

The Board may amend, suspend, or terminate the A&R 2025 Plan at any time, subject to the prior approval of the Company’s stockholders to the extent required by applicable law or stock exchange requirement or, in any event, if the action would increase the number of shares available for awards under the A&R 2025 Plan other than in a manner provided for in the A&R 2025 Plan. In addition, no termination, amendment, or modification of the A&R 2025 Plan may be made that adversely affects in a material way any award previously granted under the A&R 2025 Plan, without the prior written consent of the award participant.

Federal Income Tax Consequences

The following discussion is designed to provide only a brief, general summary description of the federal income tax consequences associated with awards made pursuant to the A&R 2025 Plan, based on a good faith interpretation of the current federal income tax laws, regulations, and judicial and administrative interpretations, all as in effect or proposed as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following discussion only sets forth federal income tax consequences and does not address any other federal tax consequences or any state, local, or foreign tax consequences that may apply. A participant in the A&R 2025 Plan should not rely on this description and instead should consult his or her own tax advisor.

Non-Qualified Options. The grant of an option generally will have no federal income tax consequences for the optionee or the Company. Upon the exercise of an option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of our common stock on the exercise date over the exercise price. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time the optionee recognizes such income for tax purposes, subject to limitation under Internal Revenue Code of 1986, as amended (the “Internal Revenue Code” or “Code”), Section 162(m), which prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain covered executives.

Incentive Stock Options (ISOs). An optionee does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise, and we are not entitled to a federal income tax deduction. ISO holding period requirements are waived when an optionee dies. If an optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the optionee recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of any such disposition, we will receive a federal income tax deduction, subject to limitation under Section 162(m) of the Code, in an amount equal to the ordinary income that the optionee recognizes, if any, as a result of the disposition.

Stock Appreciation Rights (SARs). The grant of a SAR generally will have no federal income tax consequences for the participant. Upon the exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash or the fair market value of any shares received upon such exercise. Generally, the Company will be entitled to a deduction, subject to limitation under Section 162(m) of the Code, equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

Restricted Stock. The grant of restricted stock generally will have no federal income tax consequences to the participant or the Company. The participant will generally recognize ordinary income on the date the award vests, in an amount equal to the value of the shares on the vesting date. Under Section 83 of the Code, a participant may elect to recognize income on the date of grant rather than the date of vesting in an amount equal to the fair market value of the shares on the date of grant (less the purchase price for such shares, if any). Generally, the Company will be entitled to a deduction, subject to limitation under Section 162(m) of the Code, equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

Restricted Stock Units and Performance Awards. The grant of a restricted stock unit award or a performance award generally will have no federal income tax consequences to the participant or the Company. The participant generally will recognize ordinary income when payment is actually or constructively received by the participant in satisfaction of the restricted stock unit award or performance award, in an amount equal to the amount of cash paid and the fair market value of any shares delivered to the participant. Generally, the Company will be entitled to a deduction, subject to limitation under Section 162(m) of the Code, equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

Section 409A. Section 409A of the Internal Revenue Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes, along with an additional tax equal to 20% of the amount included in income, and interest on deemed underpayments in certain circumstances.

Certain payments made to employees and other service providers in connection with a change in control may constitute “parachute payments” subject to tax penalties imposed on both the Company and the recipient under Sections 280G and 4999 of the Code. In general, when the value of parachute payments equals or exceeds three times the employee’s “base amount,” the employee is subject to a 20% nondeductible excise tax on the excess over the base amount and the Company is denied a tax deduction for the excess payments. The base amount is generally defined as the employee’s average compensation for the five calendar years prior to the date of the change in control. The value of accelerated vesting of restricted stock, options, or other awards in connection with a change in control can constitute a parachute payment.

New Plan Benefits

Because benefits under the 2025 Plan and, if approved, the A&R 2025 Plan are discretionary and will depend on the actions of the Committee, the performance of the Company, and the value of our common stock, it is not possible to determine the benefits that will be received if stockholders approve the A&R 2025 Plan.

Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR approval of the Amended and Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REGARDING
DISCLOSURE OF EMPLOYEE RETENTION DEMOGRAPHICS

We have received notice of the intention of As You Sow, on behalf of one of our stockholders, to present the following proposal at the annual meeting. In accordance with federal securities regulations, the text of the stockholder proposal and supporting statement appears below exactly as received, other than minor formatting changes. The contents of the proposal or supporting statement are the sole responsibility of the proponent, and we are not responsible for the content of the proposal or any inaccuracies it may contain. The Company will promptly provide the address of the proponent and the number of shares owned by it upon request directed to the Company’s Corporate Secretary.

As explained below, the Board of Directors does not support the adoption of this proposal and asks stockholders to consider its response following the proponent’s statement below. If the proposal is properly presented at the annual meeting, the Board recommends you vote AGAINST this proposal.

*    *    *
RESOLVED: Shareholders request that Bloomin’ Brands Inc (“the Company”) publish annual reporting, prepared at reasonable cost and excluding proprietary information, disclosing its employee retention rates by the categories the Company is currently required to track under applicable state or federal laws, such as veteran status, age, gender, race, and disability status.

SUPPORTING STATEMENT: This request seeks disclosure only; it does not seek changes to any particular retention programs, targets, or operational decisions, and it leaves decisions about formats, baselines, and benchmarking to the Company’s discretion. The reporting may be added to existing investor-facing reports and, at management discretion, could usefully include definitions, methodology, and commentary on trends that materially affect retention and workforce stability.

WHEREAS: While Bloomin’ Brands discloses workforce diversity by age, race, and gender, it does not currently provide investors with information on whether it successfully retains talent across demographic groups. As of January 2024, the 10-year average annual restaurant industry turnover rate was 79.6%.[1] High turnover is especially costly in the restaurant sector.

As employees leave, they take with them institutional knowledge, customer relationships, and process memory. High turnover also imposes recruitment, onboarding, and training costs. Gallup estimates employee-related turnover costs at 40% of annual salary for frontline workers.[2] Direct training costs do not reflect the on-the-job time needed by new employees before they are able to contribute fully.

Frequent staffing disruption also impairs operational efficiency, scheduling, safety, service consistency, team cohesion, and employee morale.[3] This, in turn, can hurt sales, customer satisfaction, and brand reputation.[4] It is hard to quantify the harms of lowered morale, pre-exit behavior of departing employees, and the costs of errors made by overburdened workers in understaffed restaurants.[5] In high-volume periods (e.g. weekends, holidays), understaffing due to turnover has outsized negative impacts on revenue and guest experience.[6]

When a business can retain employees more consistently, those efficiencies may free up resources for customer service and investment in growth. Reducing separation rates also allows more investment per employee (training, development, cross-skilling) and the ability to build and deepen employee skills over time.

Employers such as Microsoft, Visa, Procter & Gamble, Bank of America, Netflix, and Pfizer already disclose retention or attrition data by demographic group. The collection and assessment of retention rate data is possible in all major workforce management databases; it is a standard human resource practice.

Retention is a forward-looking signal of human capital and overall business health; it is far more valuable to investors than static head counts alone. Strong retention signals a healthy internal culture; one where employees have confidence in the future of the company. Aggregate workforce representation data (such as the EEO-1 form) is important to show who is in the workforce at a moment in time, but retention rate data, by demographic group, shows whether any group is exiting disproportionately.

[1] https://pos.toasttab.com/blog/on-the-line/restaurant-turnover-rate
[2] https://www.gallup.com/workplace/646538/employee-turnover-preventable-often-ignored.aspx
[3] https://www.researchgate.net/publication/211392097_The_Cost_of_Employee_Turnover
[4] https://www.gallup.com/workplace/646538/employee-turnover-preventable-often-ignored.aspx
[5] https://www.researchgate.net/publication/211392097_The_Cost_of_Employee_Turnover
[6] https://www.nber.org/system/files/working_papers/w26179/w26179.pdf

Statement of the Board of Directors in Opposition to the Stockholder Proposal 5
After careful consideration, the Board of Directors unanimously recommends a vote AGAINST this Proposal No. 5 for the following reasons:

The Board of Directors has concluded that adopting this proposal would not be in the best interests of the Company or its stockholders. While the Board of Directors supports the goals of transparency and the reduction of turnover regarding our human capital management, the requested data is not currently available to the Company and, if available we do not believe that it would provide meaningful insight into Company performance or enhance investor understanding of our retention, inclusion and belonging efforts.

The Company is Focused on Reducing Turnover Across Demographics Through Several Initiatives:

Our team members are the backbone of our business success and we believe in nurturing their growth and well-being in alignment with our core values. We acknowledge the challenges outlined in the proposal caused by loss of employees and, as part of our long-term strategy, we are investing in our people with the goal of reducing turnover by focusing at the location level. This targeted approach allows us to address the unique needs and challenges of each business unit, which we believe is the most effective way to improve retention and operational performance across the Company.

To support these efforts, open communication with team members is a top priority and we use surveys and interviews to understand their needs, concerns and ideas for improving employee satisfaction. Further, our Company is committed to creating and sustaining an open, inclusive and respectable work environment where individual uniqueness is sought, valued, and leveraged. Our current strategy includes integrating these principles into the daily operations of our culture. This is demonstrated in the following ways:

•Setting cultural expectations for inclusion through our Principles & Beliefs by emphasizing respect for the differences and uniqueness of all individuals;
•Providing required annual training focused on respectful workplace;
•Providing engagement training focused on diversity and inclusion; and
•Offering employee resource groups (ERGs) that focus on supporting cohorts via training, events and recognition.

Bloomin’ Brands promotes and celebrates the importance of its five ERGs that are open to all Team Members and aim to create a supportive and inclusive workplace environment and develop talent within the Company. These groups are:

•¡Adelante!: Aimed at celebrating the Hispanic and Latin Community at Bloomin’ Brands;
•Belong: Fostering an environment for Our People to thrive while celebrating understanding, acceptance and involvement of the LGBTQ+ community and their allies;
•Black Interests Group (BIG): Focused on celebrating Black talent through strong networks and mentorship;
•Bloomin’ Balance: Inspiring our team members to lead happy, healthy and fulfilled lives through total and balanced wellness; and
•Women’s Interests Network (WIN): Committed to the involvement of women at Bloomin’ Brands through mentorship, education, experience and information sharing.

We are also participants in a number of membership and industry organizations that support inclusion and belonging efforts including:

•Women’s Foodservice Forum (WFF)
•Multicultural Foodservice & Hospitality Alliance (MFHA)
•Prosper

From our location-based efforts to our broader focus on supporting all aspects of the talent lifecycle and promoting an inclusive workplace for all team members, we are seeking to improve retention in a way that recognizes the needs of our team members across various demographics.

The Company Does Not Utilize Segmented Retention Data:

We do not currently internally calculate or report retention rates by age, gender, race, veteran status or disability as we do not make employment decisions based on this data. Publishing this information would imply that such metrics drive our corporate strategy, human capital priorities or resource allocation decisions. Management reviews retention and turnover holistically across functions, roles, geographies, and tenure together with qualitative, business‑specific insights to identify trends and deploy targeted initiatives such as those discussed above. The Company has found this approach to be more reliable and actionable for our diverse business, as tenure can fluctuate for reasons unrelated to the efficacy of our programs such as availability only for seasonal employment.

Such Additional Disclosure is Unnecessary, Not Meaningful to Investors and Would Create an Undue Burden on the Company:

The Board believes that the requested disclosure is not feasible and would not provide meaningful additional insight to investors. The Company is in the process of a multi-phase, multi-year transition to a new human resources information system, which requires substantial resources for implementation of the new system and poses challenges in establishing new reporting processes at this time. While a few phases of this process are complete, certain modules and historical data migration are still in progress. Further, we cannot ensure that historical categories and demographic attributes would align consistently across previous and new platforms in a manner that would produce accurate, comparable or validated segment‑level retention statistics. We believe it would be inappropriate, and potentially misleading, to publish data that we cannot verify.

We believe our disclosures in our annual Impact Report provide investors with appropriate information to determine the effectiveness of our human capital management program, including presenting our employee base by gender, race and ethnicity and generation and our initiatives to build Company loyalty and improve retention.

We also believe that presenting the figures requested by the proposal in isolation without appropriate context could mischaracterize our priorities or the data by overstating the role such metrics play in performance management and planning or by introducing subjective judgments inherent to the data, making it susceptible to misuse and unproductive comparisons.

Our Board has concluded that the adoption of this proposal is not necessary because our existing human capital management practices and disclosures provide meaningful information that allows investors to assess our policies and practices that seek to reduce turnover and promote inclusivity across demographics. The requested disclosure is not currently used or available and, even if developed, would be excessive and inefficient in presenting data requiring context to avoid misunderstanding. If adopted, the proposal would cause the Company to undertake an additional annual administrative burden without commensurate benefit to our shareholders.

Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote AGAINST this stockholder proposal.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING
THE ISSUANCE OF “BLANK-CHECK” PREFERRED STOCK

We have received notice of the intention of stockholder The Accountability Board, Inc. (“TAB”) to present the following proposal at the annual meeting. In accordance with federal securities regulations, the text of the stockholder proposal and supporting statement appears below exactly as received, other than minor formatting changes. The contents of the proposal or supporting statement are the sole responsibility of the proponent, and we are not responsible for the content of the proposal or any inaccuracies it may contain. The Company will promptly provide the address of the proponent and the number of shares owned by it upon request directed to the Company’s Corporate Secretary.

As explained below, the Board of Directors does not support the adoption of this proposal and asks stockholders to consider its response following the proponent’s statement below. If the proposal is properly presented at the annual meeting, the Board recommends you vote AGAINST this proposal.

*    *    *

RESOLVED: Shareholders ask the Board to take all steps necessary to adopt a policy requiring shareholder approval before distributing “blank-check” preferred stock, except for the ordinary business purposes of raising capital or making acquisitions and without an intent to effect a change in voting power.

SUPPORTING STATEMENT:

DEAR FELLOW SHAREHOLDERS: As the Council of Institutional Investors’ Policies on Corporate Governance say, “Authorized, unissued preferred shares that have voting rights to be set by the board should not be issued without shareowner approval.” Yet Bloomin’s governing documents include “blank-check” preferred stock provisions—meaning a class of stock that a board of directors may issue, having voting and other rights determined solely by the Board (i.e., without shareholder approval).

Weighing in on this topic, Glass Lewis says, “granting such broad discretion should be of concern to common shareholders,” since blank-check preferred stock can be used in ways “that adversely affects the voting power or financial interests of common shareholders.”

Indeed, blank-check preferred stock carries significant governance risks.

Because blank-check preferred stock can be issued with disproportionate voting rights, conversion features, or other terms, it can be used as an anti-takeover defense or to dilute the voting power of common shareholders—without their consent. For instance, in proposing to remove its blank-check authority, Apple’s Board acknowledged that it can enable a board “to frustrate a merger or acquisition transaction that could be viewed favorably by shareholders” and can be “misused.” Shareholders overwhelmingly agreed, and that proposal passed with over 99% of the vote.

Further, even the existence of blank-check provisions to impede takeover opportunities can entrench a board and management, thereby weakening accountability to shareholders.

Consider, for example, that BlackRock says it frequently opposes company proposals requesting authorization of a class of blank-check preferred stock “because they may serve as a transfer of authority from shareholders to the board and as a possible entrenchment device.”

And Vanguard Group says that its funds generally vote for proposals to create, amend, or issue common or preferred stock, unless the rights “include a blank-check provision” without anti-takeover restrictions.

To be clear, this proposal’s adoption wouldn’t prevent the Board from raising capital or other ordinary business uses of preferred stock, but would simply require shareholder approval before it can be used for matters involving corporate control, which could weaken Board accountability and shareholder rights.

This proposal requests a modest, common-sense safeguard that: (1) promotes transparency, because shareholders would have full information before a potentially dilutive or control-shifting issuance; (2) enhances accountability, because the Board would remain answerable to the owners of the company on fundamental capital structure changes; and (3) bolsters shareholder rights by strengthening investors’ ability to protect their economic and voting interests. Thank you.

Statement of the Board of Directors in Opposition to the Stockholder Proposal 6

After careful consideration, the Board of Directors unanimously recommends a vote AGAINST this Proposal No. 6 for the following reasons:

The Board believes that its ability to issue Preferred Stock (defined below) in appropriate circumstances is essential to provide the Board with maximum flexibility to act in the best interests of the Company and its stockholders. The Board’s authority is already subject to substantial safeguards and the restrictions set forth in the proposal would risk delay, uncertainty and the inability to take advantage of appropriate opportunities.

There are Already Substantial Safeguards in Effect to Protect Stockholder Interests:

The Company’s Fifth Amended and Restated Certificate of Incorporation authorizes the Board of Directors to issue shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and to determine any such voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of such Preferred Stock. This authority gives the Board of Directors the ability to issue Preferred Stock in appropriate circumstances, which the Board of Directors believes is essential to provide it with maximum flexibility to act in the best interests of the Company and its stockholders. Importantly, substantial safeguards already exist to protect stockholders against the misuse of Preferred Stock by the Board of Directors:

•Fiduciary Duty and Independent Oversight: The Board of Directors has a fiduciary responsibility and is committed to act in the best interest of the Company and its stockholders. This duty applies to all actions, including issuances of Preferred Stock and any actions that would seek to entrench the Board and management. Except for the Chief Executive Officer, the Board of Directors is composed entirely of independent, non-management directors, which ensures that decisions are made with the interests of all stockholders in mind.

•Stock Exchange Rules: The rules of The Nasdaq Stock Market generally limit the number of shares of Preferred Stock convertible into common stock that may be issued without stockholder approval to 20% of the then-outstanding common stock or voting power. On a post-transaction basis, this limited number of shares that the Company could issue without stockholder approval would only represent up to 16.7% of the outstanding common stock or voting power.

•Heightened Judicial Scrutiny: Actions taken by the Board of Directors to defend against a threatened change to corporate control, including any issuances of Preferred Stock in such instance, are subject to a heightened level of scrutiny by courts.

The Board of Directors believes that these safeguards ensure that the Company’s and stockholders’ interests will continue to be protected against any misuse of Preferred Stock by the Board of Directors.

The Proposal Could Limit the Company’s Ability to Respond to Coercive Threats and Introduces Uncertainty:

First, the proposal would deprive the Board of one of the means it now has to protect the stockholders’ interests by deterring or repulsing coercive, two-tier and bargain-price offers for the Company. The capacity to issue Preferred Stock, together with other protective measures now available, does not prevent tender offers, but serves to enhance the Board’s bargaining position on behalf of the stockholders if and when they might be made. The limitation or elimination of any of those protective measures would adversely affect that bargaining position, and thus the interests of the stockholders and, as discussed above, the Board’s ability to implement protective measures is subject to various safeguards.

Further, the proposal requires that the issuance of Preferred Stock to raise capital or make acquisitions without stockholder approval be for “ordinary business purposes.” However, the term “ordinary business purposes” is not defined, and the Board of Directors believes significant uncertainty will exist as to whether a particular financing or acquisition satisfies such standard and can be undertaken without first obtaining stockholder approval. Moreover, the proposal also requires that an issuance of Preferred Stock without stockholder approval be “without an intent to effect a change in voting power.” The Board of Directors believes this also creates uncertainty, because any issuance of voting securities has the potential to affect voting power to some degree, regardless of intent, further increasing uncertainty and risk of delay.

The Proposal Would Significantly Limit the Board of Directors Ability to Respond to Strategic Opportunities:

In the current fast-paced and competitive market, the ability to act quickly is critical. As a result of the uncertainties described above, the Company’s ability to use Preferred Stock for capital raises, financing and strategic acquisitions, that the Board of Directors determines are in the best interests of the Company and its stockholders will be severely limited. Such financing and capital opportunities often require prompt responses, which are essential in a competitive market. If the Board of Directors no longer has the ability to issue Preferred Stock without first seeking stockholder approval, or determining whether stockholder approval is needed, these opportunities may not only be severely delayed, but also entirely lost.

The Current Framework Strikes the Right Balance:

The Company believes that the appropriate balance currently exists between the Board of Director’s authority to issue Preferred Stock and the limits placed on this authority under applicable legal principles and The Nasdaq Stock Market, which permit the Board of Directors to act in the best interests of the Company and its stockholders while retaining maximum flexibility to take advantage of business opportunities as they arise and thereby maximize stockholder value. Imposing additional restrictions would upset this balance and could ultimately harm stockholder interests by reducing the Company’s flexibility to respond to opportunities.

Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote AGAINST this stockholder proposal.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 28, 2025:

(shares in thousands)	(a)	(b)	(c)
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (1)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (2)
Equity compensation plans approved by security holders	2,772	$19.88	8,824
_______________
(1)Includes 2,087 shares issuable in respect to RSUs and PSUs (assuming target achievement of applicable performance metrics and excluding units that do not have established performance metrics and excluding PSUs that have been committed for awards that are not yet deemed granted as they do not yet have established performance metrics).
(2)The shares remaining available for issuance may be issued in the form of stock options, RSUs, PSUs or other stock awards under the 2025 Plan. See Note 7 - Stock-based and Deferred Compensation Plans of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K and Proposal No. 4 - Approval of the Amended and Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan for details regarding the 2025 Plan.

OWNERSHIP OF SECURITIES

The following table describes the beneficial ownership of Bloomin’ Brands, Inc. common stock as of February 6, 2026 (except as noted) by each person known to us to beneficially own more than 5% of our common stock, each director, director nominee and each named executive officer listed in the “Summary Compensation Table,” and all current directors and executive officers as a group. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options and restricted stock units beneficially owned by that person that are exercisable or will be settled within 60 days following February 6, 2026. The beneficial ownership percentages reflected in the table below are based on 85,227,623 shares of our common stock outstanding as of February 6, 2026.

Except as otherwise indicated in a footnote, all of the beneficial owners listed have, to our knowledge, sole voting, dispositive and investment power with respect to the shares of common stock listed as being owned by them. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (COMMON STOCK)
Five Percent Stockholders:
BlackRock Inc. (1) 50 Hudson Yards New York, NY 10001	11,807,021	13.85%
Starboard Value LP (2) 777 Third Avenue, 18th Floor New York, NY 10017	7,980,992	9.36%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	6,767,632	7.94%
Directors, Director Nominees and Named Executive Officers:
Eric Christel (4)	150,000	*
James L. Dinkins (5)	3,410	*
David George (5)	8,569	*
Mark E. Graff (6)	58,588	*
Patrick Hafner (7)	37,239	*
W. Michael Healy (8)	70,932	*
Colleen Keating (5)	—	*
Julie Kunkel (5)	21,597	*
Rohit Lal (5)	20,156	*
Kelly M. Lefferts (9)	141,545	*
Tara Walpert Levy (5)	69,876	*
John J. Mahoney (5)	77,834	*
Melanie Marein-Efron (5)	16,531	*
Jessica Mitory (10)	—	*
R. Michael Mohan (5)	53,767	*
Jonathan Sagal (5)	7,373	*
Michael Spanos (11)	240,460	*
All current directors and executive officers as a group (17)	1,011,944	1.18%
__________________
*Indicates less than one percent of common stock.
(1)According to a Schedule 13G/A filed with the SEC, on November 8, 2024, reporting beneficial ownership of 11,807,021 shares, as of September 30, 2024, BlackRock, Inc. has sole voting power with respect to 11,672,733 shares and sole dispositive power with respect to 11,807,021 shares.
(2)On February 5, 2026, Starboard Value LP reported to the Company beneficial ownership of 7,980,992 shares. Based on such reporting, (i) Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”) has sole voting and dispositive power with respect to 4,979,116 of the reported shares; (ii) Starboard Value and Opportunity S LLC (“Starboard S LLC”) has sole voting and dispositive power with respect to 601,631 of the reported shares; (iii) Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”) has sole voting and dispositive power with respect to 259,257 of the reported shares; (iv) Starboard X Master Fund Ltd (“Starboard X Master”) has sole voting and dispositive power with respect to 1,259,995 of the reported shares; and

(v) the Starboard Value LP Account (as defined below) holds 880,993 of the reported shares. Starboard Value LP is the investment manager of Starboard V&O Fund, Starboard L Master and Starboard X Master and of a certain managed account (the “Starboard Value LP Account”) and the manager of Starboard S LLC; Starboard Value L LP (“Starboard L GP”) is the general partner of Starboard L Master; Starboard Value R GP LLC (“Starboard R GP”) is the general partner of Starboard R LP and Starboard L GP; Starboard Value GP LLC (“Starboard Value GP”) is the general partner of Starboard Value LP; Starboard Principal Co LP (“Principal Co”) is a member of Starboard Value GP; and Starboard Principal Co GP LLC (“Principal GP”) is the general partner of Principal Co. Jeffrey C. Smith and Peter A. Feld are members of Principal GP and members of the Management Committees of Starboard Value GP and Principal GP. In these capacities, each of Starboard Value LP, Starboard Value GP, Principal Co, Principal GP and Messrs. Smith and Feld may be deemed the beneficial owners of (i) 4,979,116 shares owned by Starboard V&O Fund, (ii) 601,631 shares owned by Starboard S LLC, (iii) 259,257 shares owned by Starboard L Master, (iv) 1,259,995 shares owned by Starboard X Master, and (v) 880,993 shares held in the Starboard Value LP Account. Jonathan Sagal is a partner at Starboard Value LP, and was appointed to the Board pursuant to an agreement that we entered into on January 2, 2024 (the “Starboard Agreement”) with Starboard Value LP and certain of its affiliates. The address of the principal office of each of Starboard V&O Fund, Starboard S LLC, Starboard R LP, Starboard L Master, Starboard L GP, Starboard R GP, Starboard X Master, Starboard Value LP, Starboard Value GP, Principal Co, Principal GP and Mr. Sagal is 777 Third Avenue, 18th Floor, New York, New York 10017.The address of the principal office of each of Messrs. Smith and Feld is c/o Starboard Value LP, 201 E Las Olas Boulevard, Suite 1000, Fort Lauderdale, Florida 33301.
(3)According to a Schedule 13G/A filed with the SEC on October 30, 2025, reporting beneficial ownership of 6,767,632 shares, as of September 30, 2025, The Vanguard Group has shared voting power with respect to 631,041 shares, sole dispositive power with respect to 6,064,625 shares and shared dispositive power with respect to 703,007 shares.
(4)Excludes 75,455 RSUs that will not vest within 60 days of February 6, 2026.
(5)Excludes the following number of RSUs that will not vest within 60 days of February 6, 2026: Mr. Dinkins, 19,746 shares; Mr. George, 25,478 shares; Ms. Keating, 5,592 shares; Ms. Kunkel, 19,746 shares; Mr. Lal, 19,746 shares; Ms. Levy, 19,746 shares; Mr. Mahoney, 19,746 shares; Ms. Marein-Efron 19,746, shares; Mr. Mohan, 30,574 shares; and Mr. Sagal, 19,746 shares. Ms. Kunkel’s shares include 5,065 shares held in her IRA.
(6)Mr. Graff left the Company on November 1, 2025 and reported beneficial ownership is as of Mr. Graff’s last Form 4 filed under Section 16 prior to his departure.
(7)Includes 62 shares subject to stock options with an exercise price of $17.15 per share, 2 shares subject to stock options with an exercise price of $17.27 per share, and 23,319 RSUs that Mr. Hafner has the right to acquire within 60 days of February 6, 2026. Excludes 165,115 RSUs and 42,042 PSUs that will not vest within 60 days of February 6, 2026.
(8)Mr. Healy left the Company on October 13, 2025 and reported beneficial ownership is as of Mr. Healy’s last Form 4 filed under Section 16 prior to his departure.
(9)Includes 7,281 shares subject to stock options with an exercise price of $21.29 per share, 5,703 shares subject to stock options with an exercise price of $24.10 per share, and 27,453 RSUs that Ms. Lefferts has the right to acquire within 60 days of February 6, 2026. Excludes 102,869 RSUs and 61,839 PSUs that will not vest within 60 days of February 6, 2026.
(10)Excludes 129,091 RSUs that will not vest within 60 days of February 6, 2026.
(11)Includes 86,021 RSUs that Mr. Spanos has the right to acquire within 60 days of February 6, 2026. Excludes 600,850 RSUs and 516,130 PSUs that will not vest within 60 days of February 6, 2026.
(12)Includes a total of 72,699 shares subject to stock options and 171,169 RSUs that our current directors and executive officers have the right to acquire or that will vest within 60 days of February 6, 2026. Excludes a total of 1,359,171 shares subject to RSUs and 683,628 shares subject to PSUs that our current directors and executive officers do not have the right to acquire within 60 days of February 6, 2026.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our insiders were complied with during the fiscal year ended December 28, 2025, except as noted below.

On August 18, 2025, Eric C. Christel, Executive Vice President, Chief Financial Officer-Elect, filed his initial statement of beneficial ownership (Form 3) relating to his appointment as an executive officer. This filing was made two business days after the August 14, 2025 deadline, due to an unforeseen delay in receiving Mr. Christel’s filing codes from the Securities and Exchange Commission.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction and Executive Summary
This Compensation Discussion & Analysis (“CD&A”) provides a comprehensive description of our executive pay program, design objectives and an overview of how program features are carefully designed to directly align compensation outcomes with the company performance objectives. It includes a description of the compensation provided in 2025 to our named executive officers (“NEOs”) who are listed below and named in the Summary Compensation Table.

Michael L. Spanos	Chief Executive Officer
Eric Christel (1)	Executive Vice President, Chief Financial Officer-Elect (as of August 4, 2025) and Executive Vice President, Chief Financial Officer (as of September 8, 2025)
W. Michael Healy (1)	Executive Vice President, Chief Financial Officer (until September 7, 2025) and Executive Vice President, Strategy & Transformation (until October 13, 2025)
Kelly M. Lefferts	Executive Vice President, Chief Legal Officer and Secretary
Jessica Mitory	Senior Vice President, Chief Human Resource Officer (as of August 11, 2025)
Patrick Hafner (2)	Executive Vice President, President of Outback Steakhouse (as of January 20, 2025)
Mark E. Graff	Executive Vice President, President of Bonefish Grill and Fine Dining (until November 1, 2025)
_______________
(1)On August 4, 2025, the Board appointed Eric Christel to the role of Executive Vice President and Chief Financial Officer-Elect for an interim period. Following such interim period, Eric Christel assumed the role of Executive Vice President and Chief Financial Officer, effective September 8, 2025. W. Michael Healy transitioned to the role of Executive Vice President, Strategy & Transformation, effective September 8, 2025, before departing the Company, effective October 13, 2025.
(2)On January 20, 2025, the Board appointed Patrick Hafner to the role of Executive Vice President, President of Outback Steakhouse. Prior to this role, Mr. Hafner was President of Carrabba’s Italian Grill.

2025 – A Repositioning Year For Bloomin’ Brands:

2025 was a pivotal year for Bloomin’ Brands, marked by decisive actions to reposition the Company for long-term growth and stockholder value creation amid a challenging operating environment.

The casual dining sector faced macroeconomic pressure, driven by persistent inflation, reduced consumer confidence, and uncertainty related to tariffs. These conditions created meaningful headwinds across our markets and materially impacted Company performance. As a response, the Board and management undertook significant actions to address both near-term challenges and longer-term strategic needs. Following the hiring of a new Chief Executive Officer in September 2024, the Company substantially refreshed its senior leadership team over the course of 2025, strengthened operational accountability, and initiated a comprehensive turnaround plan with a key focus on Outback Steakhouse, our largest brand. In parallel, the Company developed a revised long-term strategic plan designed to establish a realistic and disciplined roadmap to sustainable performance improvement and long-term stockholder value creation.

Consistent with these decisions, the Compensation Committee took certain compensation actions to support alignment with the strategy and retention of critical talent. These actions included:

•Changed our long-term incentive plan mix for NEOs other than the CEO to 50% time-based RSUs and 50% performance-based awards.
•Revised long-term incentive plan metrics to a blend of 50% adjusted earnings per share (“Adjusted EPS”) and 50% free cash flow conversion as defined below.
•Used targeted sign-on and make-whole awards to attract newly recruited executives.
•Approved special equity awards for certain executives awarded in January 2026, focused on the retention and motivation of critical leadership during the turnaround, including awards made to Mr. Spanos, Ms. Lefferts, Mr. Hafner and approximately 25 senior leaders across the organization.

•Approved special performance-based equity awards for Mr. Spanos and Mr. Hafner awarded in February 2026, focused on key operational metrics aligned with the turnaround strategy.

Alignment with Our Stockholders – Payouts Under Our Incentive Programs:

Bloomin’ Brands has a pay-for-performance philosophy for executive compensation as demonstrated with performance-based compensation tied to specific financial and strategic initiatives. For 2025, the Compensation Committee set rigorous goals for both revenue and profitability under the annual incentive plan, adjusted revenue and adjusted operating income performance, respectively. We fell short of these targets, reflecting a challenging operating environment. Over the three-year period, the Company fell short of Adjusted EPS and total shareholder return targets. Highlighted in the charts below are our results compared to the goals we set and the corresponding payout levels under our annual and long-term incentive plans, which were 66% of target and 0% of target, respectively. Additional information regarding our incentive plans is provided in the Compensation Program Structure section on page 54.

While we do not like to see our Company fall short of the rigorous targets we set each year, the 2025 year-end incentive payouts for our executive team under both the short- and long-term incentive plans were meaningfully below target. The below target payouts reflect a strong alignment between pay and performance, demonstrating that our programs are designed to reward executives in alignment with stockholder value.

Plan	Metric	Performance		Payout
		Target	Actual
2025 Short-Term Incentive Plan	Adjusted Revenue ($M) (1)	$3,874-$4,046	$3,956	66% Payout
	Adjusted Operating Income ($M) (1)	$166-$179	$140
2023-2025 PSUs	Adjusted EPS (2)	$2.20	$1.19	0% Payout
_______________
(1)See “Performance-Based Short-Term Incentive Plan - 2025 Metrics, Weighting and Results” below for a description of the calculation of adjusted revenue and adjusted operating income.
(2)See “Performance-Based Long-Term Incentive Program - Vesting of 2023 PSU Award” below for a description of the calculation of Adjusted EPS.

2025 Say-On-Pay and Company Response:
At the 2025 Annual Meeting, the Company received 92.3% stockholder support for our “say-on-pay” proposal. We believe this strong support from our stockholders indicates satisfaction with our compensation programs. The Compensation Committee remains receptive to stockholder feedback as an integral part of administering compensation over time.

Overview of Key Executive Compensation Actions

Incentive Plan Design Changes to the 2025 Short-Term Incentive Plan (“STIP”):
At the beginning of 2025, the Compensation Committee selected specific levels of adjusted revenue (50%) and adjusted operating income (50%) as the performance objectives for the 2025 STIP with the payout opportunity ranging from 0% to 150% of target. This reflects a change from the prior year design where the maximum payout opportunity was 200% of target. In recognition of the challenging economic environment and to limit payout variability, the Compensation Committee also adopted a payout curve with unvaried payouts based on a range of target level of performance.

Incentive Plan Design Changes to the 2025 Long-Term Incentive Plan (“LTIP”):

Beginning with the 2025 annual grant for NEOs other than the CEO, the LTIP award mix of performance share units (“PSU”) and RSUs was adjusted from the two-thirds PSUs and one-third RSUs to a composition of 50% PSUs and 50% RSUs to better align with the industry standards. Additionally, the PSU performance metrics for all participants were updated from an Adjusted EPS target with a total shareholder return modifier, to a blend of 50% Adjusted EPS target and 50% free cash flow conversion target. The Compensation Committee also determined that it would set annual goals for each of the three fiscal years in the performance period at the beginning of each respective fiscal year. The 2025 PSU awards may vest and pay out, if at all, in 2028 if the recipient remains employed by the Company based on the weighted average of each performance period’s attainment of performance goals weighted at one-third of the total award value.

2025 Organizational Changes:
Compensation Related to CFO Appointment

On August 4, 2025, the Board of Directors appointed Eric Christel to serve as Executive Vice President and Chief Financial Officer-Elect for an interim period. Following such interim period, Mr. Christel assumed the role of Executive Vice President and Chief Financial Officer, effective September 8, 2025. Mr. Christel’s offer letter provided for a base salary of $600,000, an annual target bonus of 85% of base salary (each pro-rated effective August 4, 2025), and an annual target equity award having a value of $1,000,000. In addition, he received an initial RSU award with a grant date fair market value of $415,000 vesting ratably over three years and a relocation payment of $250,000.

Compensation Related to CHRO Appointment

On August 4, 2025, the Board of Directors appointed Jessica Mitory to serve as Senior Vice President and Chief Human Resources Officer, effective August 11, 2025. Ms. Mitory’s offer letter provided for a base salary of $465,000, an annual target bonus of 70% of base salary (each pro-rated effective August 11, 2025) and an annual target equity award having a value of $450,000. Ms. Mitory received a make-whole RSU award with a grant date fair market value of $550,000, to replace forfeited equity from Ms. Mitory’s previous employer, and a one-time inducement RSU award having a grant date fair market value of $160,000, each vesting ratably over three years. In addition, she received a cash buyout award in the amount of $225,000 to make her whole for a portion of her forfeited bonus at her former employer and a relocation payment in the amount of $275,000.

Other Role Changes

On January 8, 2025, the Board of Directors appointed Patrick Hafner to serve as Executive Vice President, President of Outback Steakhouse, effective January 20, 2025. Mr. Hafner served as the President of Carrabba’s Italian Grill since May 2022, Vice President of Operations, Carrabba’s Italian Grill from March 2018 to May 2022 and has over 20 years with Outback Steakhouse serving in various positions. In connection with his appointment, Mr. Hafner’s annual base salary is $500,000, his annual target bonus is 85% of base salary (pro-rated effective January 20, 2025), and he received a one-time RSU award having a grant date fair market value of $250,000 on February 1, 2025, which vests ratably over three years. Beginning in 2025, the target value of his annual equity award was $500,000.

On August 3, 2025, the Compensation Committee approved a special bonus for Kelly Lefferts, Executive Vice President, Chief Legal Officer and Secretary, in recognition of the additional responsibilities she had assumed on an interim basis during the fiscal year in leading the human resources department. Ms. Lefferts received an $80,000 cash bonus and an RSU award having a grant date fair market value of approximately $100,000, vesting one year from the grant date of September 2, 2025.

Retention Program and Other Compensation Program Changes Implemented for 2026:

On December 8, 2025, the Compensation Committee approved special RSU retention grants for the CEO and certain members of the executive team that were granted on January 5, 2026. The grants were focused on ensuring the retention of key talent, and had the following goals: (i) ensuring leadership continuity in support of the execution of the Company’s strategic plan; (ii) promoting and securing retention in a highly competitive environment for senior executives with the identified executives’ skills, experience, and track record of strong performance as demonstrated by their contributions to the Company’s strategy, organizational leadership and execution of major initiatives; and (iii) further strengthening the alignment between compensation and long-term value creation for the benefit of stockholders. The grant date value of the award for each of the NEOs was as follows: Mr. Spanos, $2,000,000; Ms. Lefferts, $300,000; and Mr. Hafner, $750,000.

The grants vest ratably over three years on each anniversary of the grant date, subject to continued employment on the vesting date. The grant agreements for the executive officers also provide for continued vesting in accordance with the original vesting schedule in the event of termination by the Company without cause. Continued vesting is subject to ongoing compliance with a one-year noncompetition agreement and other restrictive covenants, the violation of which trigger forfeiture and recovery of any shares already vested or scheduled to vest after the date of violation.

On February 10, 2026, the Compensation Committee approved a special PSU award for each of Mr. Spanos and Mr. Hafner that was awarded on February 27, 2026. Given the importance of our turnaround strategy, these grants are focused on ensuring the retention of key talent, and had the following goals: (i) aligning compensation to operational performance based on our turnaround strategy; and (ii) further strengthening the alignment between compensation and long-term value creation for the benefit of stockholders. The grant date fair market value of the award for Mr. Spanos was $2,000,000 with the payout opportunity ranging from 0% to 200% of target based on U.S. comparable restaurant sales growth and adjusted EBITDA margin, each weighted equally. The grant date fair market value of the award for Mr. Hafner was $750,000 with the payout opportunity ranging from 0% to 200% of target based on U.S. Outback comparable restaurant sales growth and adjusted restaurant-level operating income growth. Both awards are based on three-year performance period with a three-year cliff vesting period. The grant agreements for the executive officers also provide for continued vesting in accordance with the original vesting schedule in the event of termination by the Company without cause. Continued vesting is subject to ongoing compliance with a one-year noncompetition agreement and other restrictive covenants, the violation of which trigger forfeiture and recovery of any shares already vested or scheduled to vest after the date of violation.

Executive Compensation Program Philosophy & Principles

Compensation Program Objectives:
Our compensation program objectives and methods of achieving them are summarized below:

OBJECTIVES		HOW WE MEET OBJECTIVES
Attract and retain talented executives	•	Provide a competitive total compensation package by taking into account base salary, performance incentives and benefits
Motivate and reward executives	•	Provide a significant portion of each executive’s target total compensation in the form of equity compensation
	•	Balance incentives between equity-based and cash-based compensation to support a high-performing culture
Provide a competitive compensation package	•	Benchmark our compensation against competitors and peer group
	•	Target competitive positioning to align with industry in alignment with job responsibilities and individual performance
Align management and stockholder interests	•	Provide compensation based on short-term and long-term performance objectives
Pay-for-performance	•
Provide the majority of executive pay in variable, “at-risk” incentive awards - approximately 88.6% and 67.7% of targeted compensation in 2025 for our CEO and other NEOs, respectively, to ensure that realized pay is tied to attainment of significant short-term and long-term operating goals

Governance Best Practices:
We seek to ensure that our executive compensation programs are closely aligned with the interests of our stockholders by following these executive compensation best practices:

	WHAT WE DO		WHAT WE DO NOT DO
✓	Design an executive compensation program to mitigate undue risk and conduct annual reviews to assess risk of our compensation programs	✗	Permit executives and directors to hold our stock in a margin account, pledge our stock as collateral for loans or engage in speculative transactions involving our stock, including hedging
✓	Award annual incentive compensation subject to achievement of objective and pre-established performance goals tied to operational and strategic objectives	✗	Perform stock option re-pricing without stockholder approval
✓	Benchmark executive officer compensation around the market median on all elements of target compensation against a relevant peer group	✗	Provide cash buyouts for underwater stock options or stock appreciation rights without stockholder approval
✓	Include double trigger change in control vesting provisions for equity awards	✗	Provide cash compensation upon death or disability
✓	Engage an independent compensation consultant who reports directly to the Compensation Committee	✗	Pay dividends on any unvested stock options, stock appreciation rights, restricted stock units or unearned performance-based equity awards
✓	Use a compensation recovery (“clawback”) policy for the CEO, certain officers and other key employees that applies to cash and equity compensation	✗	Provide excise tax gross-ups upon change in control
✓	Require stock ownership and retention values that align the interests of our executive officers and other key employees with the long-term interests of our stockholders	✗	Provide excessive perquisites

Compensation Program Structure

Performance-Based Overall Total Compensation Mix:
Our compensation program for 2025 consisted of three primary elements and other secondary benefits:

	COMPENSATION ELEMENT	DESCRIPTION
Primary Elements	Base salary	Fixed cash compensation designed to provide appropriate, Competitive Market (defined below)-based predictable compensation
Determined and reviewed annually by the Compensation Committee with input from the compensation consultant, CEO (for other officers) and the Company’s human resources management
	Performance-based cash incentives	Variable cash compensation based on pre-established performance goals measured against Compensation Committee-approved annual targets and individual performance
Target values informed by Competitive Market data
	Long-term equity incentive awards	Variable compensation granted in the form of PSUs and RSUs
PSUs cliff vest after three years based on achievement of performance goals
RSUs generally vest ratably over three years
Target values informed by Competitive Market data
Secondary Benefits	Other benefits and perquisites	Medical, dental and vision insurance coverage, as well as life insurance and disability protection
Deferred compensation plan to allow efficient personal tax planning
Executive physicals
Relocation assistance for certain newly-hired executives
Change in control and termination benefits
Provides the CEO, NEOs and other Company executives benefits payable upon specified employment termination events as described in both the Severance Pay Plan and Change in Control Policy, each as defined and discussed below under “—Termination and Change in Control Benefits,” employment agreement or offer of employment

Bloomin’ Brands provides competitive levels of fixed compensation (base salary and benefits) while emphasizing performance-based compensation that is dependent on the Company’s overall performance along with individual performance. Long-term equity incentives comprise the largest share of total compensation and provide an important connection to stockholder interests. We do not target a specific percentage for each element of compensation relative to total compensation. Our target compensation mix results from placing a greater emphasis on variable compensation and targeting around the market median on all elements of target compensation.

Performance-Based Overall Total Compensation Mix (1):
The charts below show the annualized target compensation mix for the CEO and the average annualized target compensation mix for the current NEOs.

CEO Target Compensation Mix

11.4%
20.0%
68.6%
Base Salary
Short-Term Incentives
Long-Term Incentives

NEO Target Compensation Mix

32.3%
26.8%
40.9%
Base Salary
Short-Term Incentives
Long-Term Incentives

88.6% of CEO compensation is at-risk.            67.7% of average NEO compensation is at-risk.
_______________
(1)CEO Target Compensation Mix is based on Mr. Spanos’s target compensation and does not include his retention award approved in December 2025 for grant in January 2026. NEO Target Compensation Mix is based on our current NEOs and does not include retention awards or one-time make-whole awards or one-time bonuses.

Base Salary:
Base salary levels of our executive officers may be increased by the Compensation Committee as part of the annual performance review process, upon an executive officer’s promotion, change in job responsibilities or to address internal or external equity, as recommended by management.

Base salaries of the NEOs are listed in the table below:

NAMED EXECUTIVE OFFICER	ANNUAL BASE SALARY	SALARY ADJUSTMENT APPLIED IN 2025
Michael L. Spanos	$1,000,000	$—
Eric Christel	600,000	NA
W. Michael Healy	550,000	—
Kelly M. Lefferts	520,000	—
Jessica Mitory	465,000	NA
Patrick Hafner	500,000	NA
Mark E. Graff	450,000	—

Performance-Based Short-Term Incentive Plan:
Cash incentives are awarded to our executive officers under our performance-based STIP. The STIP is designed to place a significant portion of each NEO’s compensation at-risk, with payouts dependent on the Company’s and executive’s performance. These awards (the “2025 Corporate STIP”) are payable based on the achievement of the Company’s financial and the executive’s performance goals. The NEO’s annual STIP targets, measured as a percentage of base salary, are established in each executive officer’s employment agreement or offer of employment and may be increased by the Compensation Committee from time to time.
The 2025 Corporate STIP target payout amounts for each NEO, as a percentage of his or her base salary were as follows:

NAMED EXECUTIVE OFFICER	2025 ANNUAL PERFORMANCE-BASED CASH INCENTIVE TARGET, AS A PERCENTAGE OF BASE SALARY	CHANGE FROM 2024 AS A PERCENTAGE OF BASE SALARY
Mr. Spanos	175%	—%
Mr. Christel (1)	85%	NA
Mr. Healy (2)	85%	—%
Ms. Lefferts	85%	—%
Ms. Mitory (1)	70%	NA
Mr. Hafner (3)	85%	NA
Mr. Graff (2)	85%	—%
_______________
(1)Mr. Christel’s and Ms. Mitory’s STIP target payout was pro-rated based on their start dates of August 4, 2025 and August 11, 2025, respectively.
(2)Mr. Healy and Mr. Graff did not receive a STIP payment due to leaving the Company as of October 13, 2025 and November 1, 2025, respectively.
(3)Mr. Hafner was appointed the role of EVP, President of Outback Steakhouse effective January 20, 2025. His target bonus as of this effective date is stated in the table above. For 2025, his actual bonus payout is pro-rated based on his tenure for each respective role.

2025 Metrics, Weightings, and Results:
The following chart summarizes the 2025 Corporate STIP metrics and weightings and the corresponding payout results:

PERFORMANCE PERIOD: DECEMBER 30, 2024 to DECEMBER 28, 2025 (dollars in millions)
Financial Objective (1)	Weighting	Threshold	Target (Low)	Target (High)	Max	Actual Results	Performance Factor	Funding Level
Adjusted Revenue	50%	$3,696	$3,874	$4,046	$4,162	$3,956	100%	50%
Adjusted Operating Income	50%	$118	$166	$179	$183	$140	32%	16%
		1% Payout	100% Payout	100% Payout	150% Payout			66% Payout
__________________
(1)The Adjusted Revenue calculation for STIP purposes includes revenue from continuing operations and may be adjusted to exclude the impact of certain items that are not reflective of our business operations during the fiscal year; however, no adjustments were made for fiscal year 2025. The Adjusted Operating Income calculation for STIP purposes is similar to the non-GAAP Adjusted Operating Income that we use in our presentations with stockholders, which is adjusted to exclude the impact of certain items that are not reflective of our business operations, and may include additional adjustments. See Appendix B for a reconciliation of the Adjusted Operating Income calculation for the STIP.

The combined performance achieved under the 2025 Corporate STIP resulted in the following performance-based cash incentives:

NAMED EXECUTIVE OFFICER	STIP PERFORMANCE PAYOUT (1)	ACHIEVEMENT AS % OF STIP TARGET
Mr. Spanos	$1,155,000	66%
Eric Christel (2)	$135,935	66%
W. Michael Healy (3)	N/A	N/A
Kelly M. Lefferts	$320,892	73%
Jessica Mitory (2)	$82,672	66%
Patrick Hafner (4)	$277,644	66%
Mark E. Graff (3)	N/A	N/A
__________________
(1)STIP payouts reflect the following individual performance factors: Mr. Spanos 100%, Ms. Lefferts 110%, Mr. Hafner 100%.
(2)Mr. Christel’s and Ms. Mitory’s STIP payout was pro-rated based on their start dates of August 4, 2025 and August 11, 2025, respectively.
(3)Mr. Healy and Mr. Graff did not receive a STIP payment due to leaving the Company as of October 13, 2025 and November 1, 2025, respectively.
(4)Mr. Hafner’s STIP payout was pro-rated based on his effective date.

Performance-Based Long-Term Incentive Program:
LTI awards are designed to reward participants for achieving the Company’s long-term objectives and creating stockholder value. Additionally, LTI awards serve to retain participants and provide a continuity in leadership. Equity awards have generally been limited to our executive officers and other key employees who are in a position to contribute substantially to our growth and success.

2025 LTI Awards
Based on the recommendation of the Compensation Committee, the Board of Directors approved LTI grants in February 2025 to our executive officers under the 2020 Plan consisting of one-half PSUs and one-half RSUs, with the exception of Mr. Spanos, CEO, who received a grant of two-thirds PSUs and one-third RSUs.

MEASURE	PERFORMANCE SHARE UNITS (PSUs)	RESTRICTED STOCK UNITS (RSUs)
CEO WEIGHTING	2/3	1/3
OTHER NEO WEIGHTING	1/2	1/2
PURPOSE
PSUs align our executives with stockholders by encouraging executives to have a longer-term perspective through multi-year targets with respect to driving sustainable performance, rather than taking risks for short-term pay-off.
RSUs provide our key executives with meaningful retentive value.
DESIGN	The 2025 PSUs provide for cliff vesting at the end of the three performance periods (2025-2027), contingent upon meeting performance objectives and continued employment. The number of units earned varies to the extent the performance targets are achieved over the periods, ranging from 1% for threshold achievement to 200% for maximum achievement. The PSUs are distributed upon the Compensation Committee certifying that the performance metrics have been attained and making a recommendation of payment that is approved by the Board.	RSUs vest one-third per year over three years.

For 2025, Adjusted Diluted EPS (“Adjusted EPS”) and Free Cash Flow Conversion performance for fiscal years 2025 through 2027 were chosen as the PSU performance measures in order to continue to encourage executives to successfully balance profit maximization and the efficient use of capital. In no event can the award payout be above 200%.

Performance goals for the 2025 performance period (fiscal year) were approved by the Compensation Committee in February 2025. The Compensation Committee will establish performance goals for the 2026 and 2027 performance periods at the beginning of each respective fiscal year. The 2025 PSU award may vest and pay out, if at all, in 2028 subject to continued employment through the third anniversary of the grant date based on the weighted average of each performance period’s attainment of performance goals weighted at 33.3%. Any payout remains subject to the final certification of the Compensation Committee.

2025 Performance Period of 2025 Award

The performance goals and payout attainment for the first performance period of the 2025 PSU award is provided below, with payout subject to continued employment through the third anniversary of the grant date:

PERFORMANCE PERIOD: DECEMBER 30, 2024 TO DECEMBER 28, 2025
Financial Objective (1)	Weighting	Threshold	Target	Max	Actual Results 12/28/2025	Performance Factor	Funding Level
2025 Free Cash Flow Conversion	50%	30%	44%	65%	43%	91%	45%
2025 Adjusted EPS Performance	50%	$1.00	$1.45	$1.54	$1.19	42%	21%
		1% Payout	100% Payout	200% Payout			67%
__________________
(1)Free cash flow conversion is defined as Adjusted EBITDA less Capital expenditures divided by Adjusted EBITDA. The Adjusted EBITDA target as defined for this grant is similar to the non-GAAP adjusted EBITDA that we use in our presentation with stockholders. After initial performance measures and targets were set, the Compensation Committee approved an adjustment to the Adjusted EBITDA component within the free cash flow conversion for fiscal year 2025 and made a similar adjustment to Adjusted EPS to remove the loss from Equity method investment which is our 33% ownership interest in Brazil. See Appendix B for a reconciliation of free cash flow conversion and Adjusted EPS.

2025 Promotion, Sign-On and Special Bonus Grants

As noted above:

•Mr. Hafner received a one-time RSU award having a grant date fair market value of $250,000 on February 1, 2025, which vests ratably over three years, in connection with his appointment as Executive Vice President, President, Outback Steakhouse in January 2025.

•On August 3, 2025, the Compensation Committee approved a special bonus for Ms. Lefferts in recognition of the additional responsibilities she had assumed on an interim basis during the fiscal year, which included a RSU award having a grant date fair market value of approximately $100,000, vesting one year from the grant date of September 2, 2025.

•In connection with her hiring, on September 2, 2025, Ms. Mitory received a make-whole RSU award with a grant date fair market value of $550,000, to replace forfeited equity from Ms. Mitory’s previous employer, and a one-time inducement RSU award having a grant date fair market value of $160,000, each vesting ratably over three years.

Vesting of 2023 PSU Award

LTI grants made in 2023 for the 2023-2025 performance period utilized a cumulative three-year performance period. Adjusted EPS performance, as defined under the Company’s 2023 award agreements, was the performance metric for the 2023 PSU award. The Adjusted EPS calculation for LTI purposes is similar to the non-GAAP Adjusted EPS that we use in our presentations with stockholders, which is adjusted to exclude the impact of certain items that are not reflective of ongoing business operations. Additionally, there was a relative total stockholder return (“Relative TSR”) modifier, which could adjust final payouts downward or upward 75% to 125%. In no event could the award payout be above 200%. Relative TSR of the Company was compared against the S&P 1500 Restaurant Index comprised of casual and fast dining companies. The following table shows the applicable performance targets under the 2023 PSU award, the actual achievement versus those targets, and the resulting 0% payout:

PERFORMANCE MEASURE	PERFORMANCE MEASURES AND TARGETS			ACTUAL RESULTS	PERCENTAGE OF PSUs EARNED 2023-2025 (2)
	THRESHOLD (1% of shares are earned)	TARGET (100% of shares are earned)	MAXIMUM (200% of shares are earned)
2023-2025 Adjusted EPS Performance (1)	$1.96	$2.20	$2.46	$1.19	—%
__________________
(1)The threshold Adjusted EPS established at the time of grant to measure such growth was $2.68, as disclosed in the 2024 Proxy Statement. This threshold was subsequently adjusted (along with corresponding changes to the target and maximum levels) due to removing the share benefit of convertible note hedge transactions which was previously included as a non-GAAP share adjustment We implemented this change to the Adjusted EPS used in our presentation with stockholders beginning in the second quarter of 2024. See Appendix C for a reconciliation of Adjusted EPS.
(2)2023-2025 Relative TSR delivered bottom third performance of the relative Comparison Group and resulted in a 75% modifier that would have been applied to any payout.

Administering LTI Awards and Equity Award Policy
In April 2025, the Company’s stockholders adopted the 2025 Plan to replace our 2020 Omnibus Equity Incentive Plan (the “2020 Plan”). The purpose of the 2025 Plan is to promote the interests of our Company and its stockholders by (a) providing a means for our Company to attract and retain talented individuals; (b) encouraging the profitability and growth of our Company through annual and long-term incentives that are consistent with our goals and link a significant portion of compensation to the value of our common stock; and (c) providing incentives that will align the interests of our employees, consultants and directors with those of our stockholders. This plan was in effect for awards issued beginning in April 2025 and remains in effect. If stockholders approve Proposal 4, the 2025 Plan will be amended and restated as the A&R 2025 Plan effective as of April 22, 2026.

The Company also has an Equity Award Policy that prohibits granting equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates. Because the Company believes equity awards are an important part of our compensation program, we grant equity awards on an annual basis to key employees, including our executive officers. Annual equity awards to executive officers must be approved by the Compensation Committee (or the Board) and are expected to be granted following the second business day after the announcement of earnings for the fiscal year. The Company’s policy is that it will not purposely accelerate or delay the public release of material non-public information (“MNPI”) in consideration of any pending equity award grant in order to allow an award recipient to benefit from a more favorable stock price. The Company realizes that a release of MNPI by the Company in close proximity to an equity award could create the appearance of an effort by the Company to time the announcement to a recipient’s benefit, even if no such benefit was intended. The Compensation Committee approves new-hire, promotion and retention equity awards for NEOs, as well as other executive officers, and has delegated authority to our Chief Executive Officer and Chief Human Resources Officer, collectively or individually, to approve annual grants below Senior Vice President level and all “off-cycle” new-hire, promotion and retention equity awards, subject to certain limitations.

Program Governance

Compensation Peer Group and Competitive Market Information:
The Compensation Committee utilizes a compensation peer group of certain consumer discretionary companies to evaluate executive officer compensation levels and to benchmark our executive compensation design and governance features. The Compensation Committee reviews the peer group on an annual basis to ensure the peer group includes companies with certain attributes. These attributes include: companies with comparable size (based on revenue, market capitalization and other relevant metrics), companies that maintain strong consumer brands and/or have multiple consumer brands in their portfolios, companies that have an entrepreneurial culture, companies that are globally positioned and companies that compete with us for executive talent.

For 2025, the peer group data compiled by the independent compensation consultant, FW Cook, was used to establish market consensus information (the “Competitive Market”) against which the Compensation Committee assessed our compensation elements. The Compensation Committee also periodically reviews other benchmarking data as presented by FW Cook and the Company’s human resources management, such as peer equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies and equity burn rates and overhang.

In 2025, the Compensation Committee reviewed the Company’s peer group and made no changes to the peer group used in 2024. The peer group used for 2025 compensation benchmarking consisted of the following 25 companies:

2025 COMPENSATION PEER GROUP COMPANIES
Boot Barn Holdings, Inc.	Foot Locker, Inc.	Texas Roadhouse, Inc.
Brinker International, Inc.	Guess? Inc.	The Cheesecake Factory Incorporated
Caleres, Inc.	Jack in the Box Inc.	The Wendy’s Company
Cracker Barrel Old Country Store, Inc.	Kontoor Brands, Inc.	V.F. Corporation
Darden Restaurants, Inc.	Norwegian Cruise Line Holdings, Ltd.	Williams-Sonoma, Inc.
Dave & Buster’s Entertainment, Inc.	PVH Corp.	Yum China Holdings, Inc.
Designer Brands Inc.	Royal Caribbean Cruises Ltd.	YUM! Brands, Inc.
Dine Brands Global Inc.	Shake Shack Inc.
Domino’s Pizza Inc.	Tapestry, Inc.

In assessing the target range for compensation relative to the market, the Compensation Committee targets the Competitive Market Median for all elements of target direct compensation. Compensation for each individual may be below or above the targeted competitive positioning based on several factors, including performance of the business, the individual’s skill set relative to industry peers, overall experience and time in the position, critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level and role relative to that of other executive officers and other business factors. The Compensation Committee does not set a specific position relative to the market for indirect compensation, such as benefits and perquisites.

Role of the Compensation Committee:
Our Compensation Committee oversees our executive compensation program and, in some cases, together with the Board of Directors:

•Approves the type and amount of compensation paid to our CEO and other executive officers

•Approves agreements with our executive officers

•Provides oversight to our equity compensation plan

•Meets periodically and monitors our compensation arrangements and objectives

The Compensation Committee considers the Competitive Market data provided by FW Cook and the Company’s human resources management team, as well as recommendations from broader management, to evaluate the appropriateness and competitive positioning of the CEO and each other NEO’s total compensation and compensation elements. The Compensation Committee reviews and approves the compensation of the CEO, based in part on the CEO’s performance review as assessed by the full Board of Directors.

Our executive officers have employment agreements or offers of employment that may establish, among other things, the executive’s base salary, both target bonus and LTI amounts, as well as benefits upon a termination of employment and/or a change in control of the Company. Our Change in Control Plan and Severance Pay Plan, each adopted at the recommendation of the Compensation Committee, also provide for potential benefits payable upon a termination of employment and/or a change in control of the Company. Our Compensation Committee’s approval of equity awards to our executive officers qualifies these awards as exempt awards under Rule 16b-3 under the Exchange Act.

Role of Independent Compensation Consultant:
The Compensation Committee has engaged FW Cook to serve as its independent compensation consultant for 2025. FW Cook’s responsibilities include, but are not limited to, providing compensation market data, advising on trends and developments in executive compensation, periodically reviewing the design of the executive compensation program, providing independent analysis of CEO compensation and providing advice to the Compensation Committee and its Chair, as requested. The Compensation Committee has directly engaged and has the sole authority to hire and terminate the independent compensation consultant. FW Cook attends Compensation Committee meetings and, on occasion, obtains information and input from management to ensure that its recommendations are consistent with the Company’s strategy and culture. The Company does not engage FW Cook for any other unrelated consulting or services.

Role of Chief Executive Officer in Compensation Decisions:
The Compensation Committee considers the recommendations of the CEO with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our other executive officers. In addition, the CEO provides input to the Compensation Committee on the design of incentive compensation and other employee benefit plans to ensure alignment with the Company’s business strategies and goals.

Our CEO reviews performance objectives with the Compensation Committee, including financial objectives and non-financial objectives for strategic business and human capital priorities. The Compensation Committee meets in executive session with and without its compensation consultant to review and discuss the performance and compensation of the CEO. The CEO does not participate in determinations or recommendations regarding his own compensation.

Other Policies and Practices Related to Executive Compensation

Stock Ownership Guidelines. To further strengthen the link between executive and stockholder interests, we have a Stock Ownership Guidelines Policy for directors, executive officers and other executive leadership team members who are eligible to receive long-term incentive awards. The target level of ownership of our common stock is established as a multiple of base salary or annual cash retainer, as applicable.

POSITION	TARGET OWNERSHIP
Non-Employee Directors	5x Annual Cash Retainer
Chief Executive Officer	6x Base Salary
Executive Officers	3x Base Salary
Other Executive Leadership Team Members Not Listed Above	1x Base Salary

Each individual subject to the Stock Ownership Guidelines Policy is expected to achieve the ownership target within five years from the date on which the individual became subject to the guidelines. All executive officers have achieved their requirement or are on track to achieve their requirement prior to their respective deadline.

Shares that count towards the ownership requirement are as follows:

•Stock Owned (either Directly or Indirectly) •Estimated after-tax value of unvested, time-based RSUs

While the employee is not in compliance with his or her ownership requirement, the employee must retain 50% of the net after-tax shares received from the vesting or exercise of his or her LTI shares. Notwithstanding this restriction, employees may immediately sell Company stock acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability.

Insider Trading Policy - Prohibitions on Hedging and Pledging. Under our Insider Trading Policy, our directors and executive officers are prohibited from engaging in short sales or investing in other kinds of hedging transactions or financial instruments that are designed to hedge or offset any decrease in the market value of our securities. In addition, our directors and executive officers are prohibited from holding our securities in a margin account and from pledging our securities as collateral for a loan. Our policy is not intended to prohibit diversification transactions or broad-based index transactions.

Other Benefits and Perquisites. The NEOs are each entitled to receive certain perquisites and benefits under the terms of their employment agreements and offers of employment. We believe these benefits are reasonable and consistent with our overall compensation program and better enable us to attract and retain qualified employees for key positions. Such benefits include life insurance, medical insurance and annual physical examinations. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to the NEOs.

We offer a deferred compensation plan for our highly compensated employees who are not eligible to participate in our 401(k) plan. The deferred compensation plan allows highly compensated employees to contribute from 5% to 90% of their base salary and from 5% to 100% of their cash bonus on a pre-tax basis to an investment account consisting of various investment fund options. The plan permits us to make a discretionary contribution to the plan on behalf of an eligible employee periodically; however, we have not made any discretionary contributions to date.

In the event of the employee’s termination of employment, the employee is entitled to receive the full balance in the account in a single lump sum or in equal annual installments over a specified period of two to 15 years. If the employee becomes disabled or dies before any deferred amounts are paid out under the plan, we will pay to the employee (or the employee’s beneficiary if applicable) the full balance in the account in a single lump sum. If the employee’s employment terminates due to death or disability after he or she begins receiving payments, the remaining installment payments will be paid in installment payments as such payments come due.

The amounts attributable to perquisites and other benefits provided to the NEOs are reflected in the “—Summary Compensation Table” under the heading “All Other Compensation.”

Termination and Change in Control Benefits. Each employment agreement and our equity award plans and agreements establish, among other things, the executive’s benefits upon a termination of employment and/or a change in control.

Effective December 8, 2025, the Compensation Committee approved the Second Amended and Restated Severance Pay Plan for Salaried Employees Vice President and Above (the “Severance Pay Plan”), which amends and restates the previously Amended and Restated Severance Pay Plan first adopted and effective on October 21, 2024, and provides for severance payments under certain circumstances to covered employees.

In addition, the Board of Directors adopted an Executive Change in Control Plan (the “Change in Control Plan”), which entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change-in-control events. The payments and benefits will be reduced by the amount of any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants, and the other terms and conditions of the Change in Control Plan.

For a summary of these arrangements, see “—Potential Payments Upon Termination or Change in Control” below.

The Compensation Committee considers these severance and change in control benefits to be an important part of the executive compensation program and consistent with Competitive Market practice. The Compensation Committee believes that providing appropriate severance benefits helps to attract and retain highly-qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with the Company, and by providing income continuity following an unexpected termination. Furthermore, these severance benefits provide the executive officers with a reasonable range of income protection in the event of a qualifying employment termination and, following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change-in-control transactions. These arrangements also allow the Company to protect its interests through corresponding confidentiality, non-competition and other restrictive covenants in the event of an executive’s termination.

Tax and Accounting Implications:
In making decisions about executive compensation, the Compensation Committee took into account certain tax and accounting considerations, including Sections 162(m), 409A and 280G of the Internal Revenue Code. Additionally, we account for stock-based payments in accordance with the requirements of FASB ASC Topic No. 718, “Compensation-Stock Compensation” (“ASC 718”). Until 2018, performance-based compensation was exempt from the $1 million tax deductibility limit for compensation paid to covered executives under Internal Revenue Code Section 162(m). Although the Compensation Committee will consider the tax impact of compensation to our covered executives and to the Company when designing our compensation programs, non-deductible compensation will be paid to covered executives when our Compensation Committee determines that providing such compensation is appropriate to attract and retain executive talent or is otherwise in the best interests of the Company.
Our Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee*
Melanie Marein-Efron, Chair
David George
Tara Walpert Levy
R. Michael Mohan

*Colleen Keating joined the Board and the Compensation Committee on February 11, 2026 and did not participate in the Compensation Committee actions reported above.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of Mses. Keating, Levy, and Marein-Efron and Messrs. George and Mohan, each of whom are Independent Directors. Ms. Keating joined the Compensation Committee on February 11, 2026.

Compensation-Related Risk
As part of its oversight and administration of our compensation programs, the Compensation Committee considered the impact of our compensation policies and programs for our executive officers, to determine whether they present a significant risk to the Company or encourage excessive risk taking by our executive officers. Based on an assessment performed by its independent compensation consultant FW Cook, the Compensation Committee concluded that our compensation programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table
The following table summarizes compensation of our NEOs for fiscal 2025:

NAMED EXECUTIVE OFFICER		SALARY	BONUS	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION
	YEAR	($) (1)	($) (2)	($) (3)	($)	($) (4)	($) (5)	($) TOTAL
Michael L. Spanos	2025	1,000,000	—	3,333,337	—	1,155,000	7,524	5,495,861
Chief Executive Officer	2024	303,846	—	2,500,012	—	158,846	1,002,315	3,965,019
Eric Christel	2025	230,769	250,000	415,003	—	135,935	584	1,032,291
Executive Vice President, Chief Financial Officer
W. Michael Healy	2025	446,346	—	500,007	—	—	1,054,847	2,001,200
Former Executive Vice President, Chief Financial Officer and Executive Vice President, Strategy & Transformation	2024	523,077	—	950,038	—	124,950	4,777	1,602,842
Kelly M. Lefferts	2025	520,000	80,000	600,010	—	320,892	2,425	1,523,327
Executive Vice President, Chief Legal Officer	2024	520,000	—	950,034	—	123,760	6,516	1,600,310
	2023	516,923	—	550,026	—	268,294	7,166	1,342,409
Jessica Mitory	2025	169,904	500,000	710,001	—	82,627	192	1,462,724
Senior Vice President, Chief Human Resource Officer
Patrick Hafner	2025	495,385	—	583,353	—	277,644	1,223	1,357,605
Executive Vice President, President, Outback Steakhouse
Mark E. Graff	2025	389,423	—	300,003	—	—	834,728	1,524,154
Former Executive Vice President, President, Bonefish Grill and Fine Dining	2024	450,000	—	1,150,054	—	107,100	5,564	1,712,718
_________________
(1)Salaries are paid on a bi-weekly basis. Mr. Hafner received a salary increase in January 2025 in concert with his appointment to Executive Vice President, President of Outback Steakhouse. Mr. Christel’s and Ms. Mitory’s salary amounts reflect their respective start dates of August 4, 2025 and August 11, 2025. Mr. Healy’s and Mr. Graff’s salary amounts reflect their respective departure dates of October 13, 2025 and November 1, 2025.
(2)Ms. Lefferts’s bonus amount reflects the special bonus awarded to her on August 3, 2025. Ms. Mitory’s bonus amount reflects the cash buyout and relocation bonus awarded to her on August 11, 2025. Mr Christel’s bonus amount reflects the relocation bonus awarded to him on August 4, 2025.
(3)The amounts reported for stock awards represent the aggregate grant date fair value of RSUs and PSUs. The aggregate grant date value of the RSUs was computed in accordance with ASC 718, based on the market value of the underlying shares on the date of grant and, for Ms. Lefferts, includes the aggregate grant date value of the retention RSUs she received in August 2025, for Mr. Hafner, includes the aggregate grant date value of the promotion RSUs he received in February 2025, and for Mr. Christel and Ms. Mitory, includes the aggregate grant date value of the RSUs received in connection with their hiring. PSU awards payout at a range of 0% to a maximum of 200% of their targets based on the following performance measures: 1% for threshold, 100% for target and 200% for maximum. For 2025, the PSU amounts reported represent the aggregate grant date fair value of the first performance tranche (approximately 1/3 of the total target award granted) of the 2025-2027 award based on the probable attainment of the performance measures as of the grant date (assumed to be 100% for target) in accordance with ASC 718. The table below shows the aggregate number of PSUs granted for the 2025 tranche by share number and dollar value and the grant date fair value if the maximum performance for such tranche was achieved. The actual achievement of such tranche was at 67% of target and the full award, to the extent performance is achieved with respect to each of the three tranches over the Fiscal 2025-2027 performance period, may be earned subject to continued employment as of that end of the period. The grant date fair value for the Fiscal 2026 and Fiscal 2027 tranches will be shown in the Summary Compensation Table for those years when the applicable performance metrics have been established.

	Fiscal 2025-2027 PSU Award
	Fiscal 2025 Tranche Values and Total PSUs Subject to Award
	PSUs Subject to 2025 Tranche (#)	PSUs subject to 2025 Tranche ($)	Maximum Grant Date Fair Value for Fiscal 2025 Tranche (at 200%) ($)
Mr. Spanos	172,043	1,333,333	2,666,667
Mr. Christel	—	—	—
Mr. Healy	16,129	125,000	250,000
Ms. Lefferts	16,129	125,000	250,000
Ms. Mitory	—	—	—
Mr. Hafner	10,753	83,336	166,672
Mr. Graff	9,677	74,997	149,994

See “—Compensation Discussion and Analysis” under the heading “Performance-Based Long-Term Incentive Program” for a description of the RSU and PSU terms. See also Note 7, “Stock-based and Deferred Compensation Plans,” of the notes to consolidated financial statements in Item 8 of our Annual Report on Form 10-K for additional information regarding these awards.
(4)Non-equity incentive plan compensation represents amounts earned under the performance-based cash incentive plans, or STIPs, established for such years. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Short-Term Incentive Plan” for a description of the STIPs for 2025. Mr. Christel’s and Ms. Mitory’s STIP amounts are pro-rated to reflect their respective start dates of August 4, 2025 and August 11, 2025. Mr. Healy and Mr. Graff did not receive a STIP payment due to leaving the Company as of October 13, 2025 and November 1, 2025, respectively.
(5)The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.

All Other Compensation - The amounts shown for “All Other Compensation” for 2025 include the following:

	LIFE
NAMED EXECUTIVE OFFICER	INSURANCE (1)	OTHER (2)	TOTAL
Michael L. Spanos	$7,524	$—	$7,524
Eric Christel	$584	$—	$584
W. Michael Healy (3)	$1,168	$1,053,679	$1,054,847
Kelly M. Lefferts	$2,425	$—	$2,425
Jessica Mitory	$192	$—	$192
Patrick Hafner	$1,223	$—	$1,223
Mark E. Graff (4)	$637	$834,091	$834,728
__________________
(1)The amounts shown reflect the imputed income for group term life insurance provided to our executive officers.
(2)The amounts shown in “Other” reflect executive severance payments as further detailed in the footnotes below.
(3)Includes $1,017,500 severance, $21,943 for COBRA premiums and $14,236 for tax obligations resulting from the COBRA premium payment.
(4)Includes $832,500 for severance, $1,204 for COBRA premiums and $387 for tax obligations resulting from the COBRA premium payment.

Grants of Plan-Based Awards for 2025
The following table summarizes the performance-based cash incentive awards (STIPs) and long-term stock incentive (LTI) awards made during 2025:

											GRANT
								ALL	ALL OTHER		DATE
								OTHER	OPTION		FAIR
		ESTIMATED FUTURE PAYOUTS			ESTIMATED FUTURE PAYOUTS			STOCK	AWARDS:	EXERCISE	VALUE
		UNDER NON-EQUITY			UNDER EQUITY			AWARDS:	NUMBER OF	PRICE	OF
		INCENTIVE			INCENTIVE			NUMBER	SECURITIES	OF	STOCK &
		PLAN AWARDS (1)			PLAN AWARDS (2)			OF	UNDERLYING	OPTION	OPTION
	GRANT	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	SHARES	OPTIONS	AWARDS	AWARDS
NAMED EXECUTIVE OFFICER	DATE	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#)	($/Sh)	($) (3)
Michael L. Spanos
Annual STIP Bonus		17,500	1,750,000	3,500,000	—	—	—	—	—	—	—
Annual PSU Grant	2/28/2025	—	—	—	1,721	172,043	344,086	—	—	—	1,333,333
Annual RSU Grant (4)	2/28/2025	—	—	—	—	—	—	258,065	—	—	2,000,004
Eric Christel
Annual STIP Bonus (5)		2,060	205,962	411,923	—	—	—	—	—	—	—
Appointment RSU Grant (6)	9/2/2025	—	—	—	—	—	—	75,455	—	—	415,003
W. Michael Healy
Annual STIP Bonus (5)		4,675	467,500	935,000	—	—	—	—	—	—	—
Annual PSU Grant	2/28/2025	—	—	—	162	16,129	32,258	—	—	—	125,000
Annual RSU Grant (4)	2/28/2025	—	—	—	—	—	—	48,388	—	—	375,007
Kelly M. Lefferts
Annual STIP Bonus		4,420	442,000	884,000	—	—	—	—	—	—	—
Annual PSU Grant	2/28/2025	—	—	—	162	16,129	32,258	—	—	—	125,000
Annual RSU Grant (4)	2/28/2025	—	—	—	—	—	—	48,388	—	—	375,007
Special RSU Grant (7)	9/2/2025	—	—	—	—	—	—	15,385	—	—	100,003
Jessica Mitory
Annual STIP Bonus (5)		1,252	125,192	250,385	—	—	—	—	—	—	—
Inducement RSU Grant (8)	9/2/2025	—	—	—	—	—	—	29,091	—	—	160,001
Transition RSU Grant (6)	9/2/2025	—	—	—	—	—	—	100,000	—	—	550,000
Patrick Hafner
Annual STIP Bonus		4,207	420,673	841,346	—	—	—	—	—	—	—
Annual PSU Grant	2/28/2025	—	—	—	108	10,753	21,506	—	—	—	83,336
Appointment RSU Grant (9)	2/3/2025	—	—	—	—	—	—	24,976	—	—	250,010
Annual RSU Grant (4)	2/28/2025	—	—	—	—	—	—	32,259	—	—	250,007
Mark E. Graff
Annual STIP Bonus (5)		3,825	382,500	765,000	—	—	—	—	—	—	—
Annual PSU Grant	2/28/2025	—	—	—	97	9,677	19,354	—	—	—	74,997
Annual RSU Grant (4)	2/28/2025	—	—	—	—	—	—	29,033	—	—	225,006
__________________
(1)Amounts represent potential performance-based cash incentive awards under the 2025 Corporate STIP for all NEOs. The minimum award level is 1% of target bonus, the target award level is 100% of target bonus, and the maximum award level for 2025 is 150% of target bonus. Actual payouts are derived using a non-linear scale between such points. Threshold is represented with minimum payout of stipulated plan, but zero payout is possible if threshold performance measures are not met. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Short-Term Incentive Plan” for a description of the 2025 Corporate STIP. Target bonus amounts for Mr. Christel and Ms. Mitory were pro-rated based on their hire date of August 4, 2025 and August 11, 2025, respectively.
(2)Amounts represent potential shares to be issued upon settlement of the aggregate number of PSUs of the first performance tranche (approximately 1/3 of the total target award granted) of the 2025 award based on the attainment of the performance measures as of the grant date. The aggregate number of PSUs earned based on fiscal 2025 performance for the first tranche of the 2025 PSU award that may vest at the end of the three-year period is as follows for each of the NEOs: Mr. Spanos 115,269 shares; Ms. Lefferts 10,806 shares; and Mr. Hafner 7,205 shares. 2025 PSU award vests as to the portion of the shares earned, if any, for each tranche on the third anniversary of the grant date, contingent upon such executive’s continued employment. The performance tranches for 2026 and 2027 will be deemed to have grant dates in 2026 and 2027, respectively, when the performance levels for those years are set by the Compensation Committee. The number of shares earned ranges from 0% to 200% based upon the achievement of performance targets set at the beginning of each fiscal year defined as the performance period as follows: 1% for threshold, 100% for target and 200% for maximum. Any portion of the award that is unvested upon termination is generally forfeited, unless the executive meets certain age and service criteria for retirement eligibility. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Long-Term Incentive Program” for a description of the PSU terms. The executive generally forfeits any portion of the award for which the threshold performance is not achieved. Threshold is represented with minimum payout of stipulated financial plan, but zero payout is possible if threshold performance measure is not met.
(3)RSU and PSU awards are valued on the grant date in accordance with ASC 718. See Note 7, “Stock-based and Deferred Compensation Plans,” in the notes to consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. For 2025, the PSU amounts reported represent the aggregate grant date fair value of the first performance tranche (approximately 1/3 of the total target award granted) of the 2025-2027 award based on the probable attainment of the performance measures as of the grant date (assumed to be 100% for target) in accordance with ASC 718.
(4)RSU grants each vest as to one-third of the shares on each anniversary of the grant date, contingent upon the individual’s continued employment.
(5)Mr. Christel’s and Ms. Mitory’s 2025 Corporate STIP amounts are pro-rated to reflect their respective start dates of August 4, 2025 and August 11, 2025. Mr. Healy and Mr. Graff did not receive a STIP payment due to leaving the Company as of October 13, 2025 and November 1, 2025, respectively.
(6)As provided by their respective appointments, Mr. Christel and Ms. Mitory received initial RSU awards with a grant date fair market value of $415,000 and $550,000 respectively. Both awards were granted on September 2, 2025 and vest ratably on the anniversary of the grant date over three years, contingent upon the individual’s continued employment.
(7)Ms. Lefferts received a special RSU award on September 2, 2025 which vests in full on the anniversary of the grant date.
(8)To replace forfeited equity from Ms. Mitory’s previous employer, Ms. Mitory received a one-time inducement RSU award having a grant date fair market value of $160,000 which vests ratably on the anniversary of the grant date over three years.
(9)Mr. Hafner received an RSU appointment award on February 3, 2025, which vests ratably on the anniversary of the grant date over three years.

Outstanding Equity Awards at 2025 Year-End
The following table summarizes outstanding stock options, unvested RSUs and PSU awards for each NEO as of December 28, 2025:

	OPTION AWARDS (1)						STOCK AWARDS (1)
							EQUITY INCENTIVE
					SHARES OR		PLAN AWARDS:
			OPTION		UNITS OF STOCK		UNEARNED SHARES, UNITS,
			EXERCISE		THAT HAVE		OR RIGHTS THAT HAVE
	NUMBER OF		PRICE		NOT VESTED		NOT VESTED
	SECURITIES UNDERLYING		PER	OPTION	NUMBER OF	MARKET	NUMBER OF	MARKET
	UNEXERCISED OPTIONS (#)		SHARE	EXPIRATION	SHARES	VALUE	SHARES	VALUE
NAMED EXECUTIVE OFFICER	EXERCISABLE	UNEXERCISABLE	$	DATE	(#) (1)	$ (2) (3)	(#)	$ (2) (3)
Michael L. Spanos
February 28, 2025 (4)(5)	—	—	—	—	—	—	516,130	3,504,523
October 1, 2024 (6)	—	—	—	—	72,099	489,552	—	—
October 1, 2024 (6)	—	—	—	—	48,065	326,361	—	—
February 28, 2025 (6)	—	—	—	—	258,065	1,752,261	—	—
Eric Christel
September 2, 2025 (6)	—	—	—	—	75,455	512,339	—	—
W. Michael Healy
March 1, 2019	35,336	—	20.72	1/13/2026	—	—	—	—
Kelly M. Lefferts
February 23, 2018	5,703	—	24.10	2/23/2028	—	—	—	—
February 19, 2019	7,281	—	21.29	2/19/2029	—	—	—	—
February 22, 2023 (5)(7)	—	—	—	—	—	—	—	—
February 28, 2024 (5)(8)	—	—	—	—	—	—	13,451	91,332
February 28, 2025 (4)(5)	—	—	—	—	—	—	48,388	328,555
February 22, 2023 (6)	—	—	—	—	2,396	16,269	—	—
February 28, 2024 (6)	—	—	—	—	4,894	33,230	—	—
September 3, 2024 (9)	—	—	—	—	12,962	88,012	—	—
February 28, 2025 (6)	—	—	—	—	48,388	328,555	—	—
September 2, 2025 (10)	—	—	—	—	15,385	104,464	—	—
Jessica Mitory
September 2, 2025 (6)	—	—	—	—	100,000	679,000	—	—
September 2, 2025 (6)	—	—	—	—	29,091	197,528	—	—
Patrick Hafner
February 25, 2016	62	—	17.15	2/25/2026	—	—	—	—
February 24, 2017	2	—	17.27	2/24/2027	—	—	—	—
February 22, 2023 (5)(7)	—	—	—	—	—	—	—	—
February 28, 2024 (5)(8)	—	—	—	—	—	—	9,783	66,427
February 28, 2025 (4)(5)	—	—	—	—	—	—	32,259	219,039
February 22, 2023 (6)	—	—	—	—	1,351	9,173	—	—
February 28, 2024 (6)	—	—	—	—	3,559	24,166	—	—
February 28, 2024 (6)	—	—	—	—	2,670	18,129	—	—
September 3, 2024 (9)	—	—	—	—	16,203	110,018	—	—
February 3, 2025 (6)	—	—	—	—	24,976	169,587	—	—
February 28, 2025 (6)	—	—	—	—	32,259	219,039	—	—
Mark E. Graff
August 1, 2019	25,000	—	17.15	2/1/2026	—	—	—	—

_________________
(1)All stock options, RSUs and PSUs are granted under a stockholder-approved equity incentive plan.
(2)Unvested portions of awards are generally forfeited upon termination of employment by the Company or any of its significant subsidiaries, unless the executive meets certain age and service criteria for retirement eligibility. See “—Potential Payments Upon Termination of Change in Control” for additional information regarding accelerated vesting on certain terminations of employment. In the case of Mr. Healy and Mr. Graff, outstanding RSUs and PSUs were terminated upon departure from the Company, other than the one tranche of the retention grants dated September 3, 2024, which were accelerated to vest on their termination dates (October 13, 2025 and November 1, 2025, respectively) as described in the terms of their award agreements.
(3)Market value is calculated by multiplying $6.79, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 26, 2025, the last market day of our fiscal year, by the number of shares subject to the award.
(4)One-third of these PSUs were subject to 2025 performance and were achieved at 67% of target. The performance achievement for the remaining two-thirds will be based on 2026 and 2027 performance, with the applicable goals set in each of those years. The 2025 PSU award vests as to the portion of the shares earned, if any, for each tranche on the third anniversary of the grant date. The value shown in the column “Equity Incentive Plan Awards, Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the full number of PSUs that were awarded on February 28, 2025 at target performance, the market value of 100% of the PSUs at the closing price of our Common Stock on December 26, 2025 ($6.79 per share). The Compensation Committee retains the right to adjust payout outcomes negatively or positively for unusual, infrequently occurring, or non-operating items and performance is uncertain until the time of certification.
(5)PSU grants vest on the third anniversary of the grant date, contingent on continued employment assuming a payout at target performance. The actual number that may be earned ranges from 0% to 200% based upon the achievement of performance targets for the three-year period set on the grant date as follows: 1% for threshold, 100% for target and 200% for maximum. For awards granted in 2025, the performance period is one year set on the grant date of each fiscal year. See “Compensation Discussion and Analysis” under the heading “Performance-Based Short-Term Incentive Plan” for a description of the PSU terms.
(6)RSU grants vest as to one-third of the shares on each anniversary of the grant date, contingent on continued employment.
(7)The Compensation Committee certified performance payout for PSUs granted in 2023 on February 10, 2026, based on Adjusted EPS growth over 2023-2025 at 0% of target. These PSUs are reflected at actual performance and therefore no shares will vest.
(8)These PSUs are reflected at target performance and will vest, if at all, based on the Compensation Committee’s certification of Adjusted EPS Performance at the conclusion of fiscal year 2026, and Relative TSR performance as compared to a Relative TSR Comparison Group over the 2024-2026 performance period. The Compensation Committee retains the right to adjust payout outcomes negatively or positively for unusual, infrequently occurring, or non-operating items and performance is uncertain until the time of certification.
(9)These RSUs vest over a two-year period, with 50% of shares vesting on the 12 month anniversary of the grant date, 25% vesting on the 18 month anniversary of the grant date, and 25% vesting on the 24 month anniversary of the grant date.
(10)RSU grant vests in full on the anniversary of the grant date, contingent on continued employment.

Option Exercises and Stock Vested for Fiscal 2025
The following table summarizes the exercise of stock options and vesting of PSUs and RSUs held by the NEOs during fiscal 2025:

	OPTION AWARDS		STOCK AWARDS
	NUMBER OF		NUMBER OF
	SHARES	VALUE	SHARES	VALUE
	ACQUIRED	REALIZED	ACQUIRED	REALIZED
	ON EXERCISE	ON EXERCISE	ON VESTING	ON VESTING
NAMED EXECUTIVE OFFICER	(#)	($)	(#)	($) (1)
Michael L. Spanos	—	—	60,082	427,183
Eric Christel	—	—	—	—
W. Michael Healy	—	—	30,575	241,403
Kelly M. Lefferts	—	—	20,266	171,067
Jessica Mitory	—	—	—	—
Patrick Hafner	—	—	22,892	184,804
Mark Graff	—	—	29,297	247,521
_________________
(1)Represents the value realized upon vesting of RSUs, based on the market value of the shares on the vesting date. The Company withheld or netted for tax purposes the following number of shares from the distribution of shares upon vesting: Mr Spanos - 23,643; Mr. Healy - 11,426; Ms. Lefferts - 7,255; Mr. Hafner - 5,932; Mr. Graff - 8,272.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
We offer a Deferred Compensation Plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust, as described in “—Compensation Discussion and Analysis” under the heading “—Other Benefits and Perquisites.” We do not sponsor any defined benefit pension plans.

The following table summarizes contributions during 2025 to our Deferred Compensation Plan along with aggregate earnings/losses for the year and the aggregate balance as of December 28, 2025. We did not make any contributions to the plan during 2025. Participants are fully vested in all contributions to the plan. The amounts listed as executive contributions are included as “Salary” in the “Summary Compensation Table.” The aggregate earnings are not reflected in “All Other Compensation” in the “Summary Compensation Table.”

NAMED EXECUTIVE OFFICER	AGGREGATE BALANCE AT DECEMBER 29, 2024	EXECUTIVE CONTRIBUTIONS IN 2025	AGGREGATE EARNINGS IN 2025	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN 2025	AGGREGATE BALANCE AT DECEMBER 28, 2025
Kelly M. Lefferts	$1,218,365	$—	$195,659	$—	$1,414,024

Potential Payments Upon Termination or Change in Control
Each of the NEOs is party to an employment agreement and other arrangements with us, which are summarized below, and may entitle him or her to payments or benefits upon a termination of employment and/or a change in control. See the table included under “Executive Benefits and Payments Upon Separation” below for the amount of compensation payable under these agreements and arrangements to the individuals serving as NEOs as of the end of fiscal 2025.

Severance Pay Plan

The Severance Pay Plan covers our executive officers and other key employees other than CEO and provides that if a participant’s employment with the Company is involuntarily terminated by the Company without cause (as defined in the Severance Pay Plan) and other than for unsatisfactory performance or insufficient aptitude (each as defined in the Severance Pay Plan), the participant will be eligible to receive a lump-sum cash payment in an amount equal to (a) the sum of the participant’s annual base salary and annual target bonus (pro-rated for the quarter in which the termination occurred), (b) subject to the participant’s election of continuation of health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), an amount equal to the cost of the participant’s COBRA premiums for 12 months from the date of the participant’s termination, and (c) outplacement services for certain participants (collectively, the “Severance Pay”).

No Severance Pay will be paid under the Severance Pay Plan to any participant who (i) is temporarily separated from the Company, (ii) voluntarily resigns from the Company for any reason, (iii) is subject to an employment agreement or offer letter with us that includes severance provisions, (iv) is a participant and eligible to receive severance benefits under our Change in Control Plan, or (v) is involuntarily terminated for unsatisfactory performance or insufficient aptitude. Receipt of severance benefits are subject to the participant’s execution of a release of any claims against us and agreement with restrictive covenants, including covenants not to compete or solicit, along with other customary terms and conditions.

Change in Control Plan
The Change in Control Plan entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change-in-control events. A qualifying termination is a termination by us for any reason other than cause, or by the employee for good reason, in each case as defined in the Change in Control Plan.

Under the Change in Control Plan, in the event of a qualifying termination within the 24 months following a change in control, the named executive officers are each entitled to receive the following benefits:

•A severance payment, payable in a lump sum 60 days after the termination, equal to (a) with respect to Mr. Spanos, two times the sum of his base salary and his target annual cash bonus and (b) with respect to the other named executive officers, one and one-half times the sum of base salary and target annual cash bonus

•Accelerated vesting of all outstanding equity awards

•Continued eligibility to participate in group health benefits for 18 months following the termination

•Outplacement services for six months following the termination

•Certain other accrued benefits

The severance payments and other benefits described above will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan.

Rights and Potential Payments Upon Termination or Change in Control: Mr. Spanos
On August 21, 2024, we entered into an employment agreement with Mr. Spanos to serve as Chief Executive Officer effective September 3, 2024.

Mr. Spanos’s employment may be terminated as follows:

•Upon his death or disability (as defined in the agreement)

•By us for Cause. “Cause” is defined to include: (i) willful failure to perform, or gross negligence or insubordination in the performance of, his duties and responsibilities to us or our affiliates (other than any such failure from incapacity due to physical or mental illness), subject to notice and cure periods; (ii) indictment or conviction (or plea of guilty or nolo contendere) of a felony or other crime involving moral turpitude; (iii) engaging in dishonesty, illegal misconduct or gross misconduct that is intentionally harmful to us or our affiliates; (iv) any material and knowing violation by him of any covenant or restriction contained in his employment agreement or any other agreement entered into with us or our affiliates; or (v)

any material violation of any of our or our affiliates’ published policies (including with respect to discrimination and harassment, responsible alcohol policy, insider trading policy and security policy)

•By Mr. Spanos for Good Reason. “Good Reason” is defined to include: (i) the assignment of duties inconsistent with his position as Chief Executive Officer or a material diminution in the nature or scope of his duties, authority or responsibilities; (ii) a reduction of his annual base salary, unless a similar reduction is made in salary of all similarly situated employees; (iii) requiring him to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida; or (iv) a material breach by us of our obligations under his employment agreement

•By us other than for Cause

•By Mr. Spanos other than for Good Reason, upon 90 days’ prior written notice to the Company

•By Mr. Spanos by reason of retirement

Mr. Spanos will be entitled to receive severance benefits if his employment is terminated by us other than for Cause or if he terminates employment for Good Reason. If his employment is terminated under these circumstances, he will be entitled to receive severance equal to two times the sum of his base salary at the rate in effect on the date of termination, payable in a lump sum within 60 days following the effective date of such termination, plus a pro rata portion of his target bonus for the year of termination, accelerated vesting of any unvested portion of his transition RSU award, and a lump sum cash payment in the amount equal to 12 months of premium costs for COBRA continuation coverage for group medical and dental coverage based on his enrollment elections at the time of termination.

In the event Mr. Spanos’s employment is terminated due to his death or disability, he will receive any base salary amount and any annual bonus amount for the preceding fiscal year earned but not paid as of the date of his employment termination, any accrued and payable travel or business expenses and benefits under the employee benefit plan, plus a pro rata portion of his target bonus for the year of termination and accelerated vesting of any unvested portion of his transition RSU award.

In the event Mr. Spanos’s employment is terminated due to his retirement, he will receive any base salary amount and any annual bonus amount for the preceding fiscal year earned but not paid as of the date of his employment termination, plus pro rata vesting of the RSUs, PSUs and stock options granted in connection with his appointment as Chief Executive Officer.

A change in control of the Company does not trigger any severance payments to him under the employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Spanos would be entitled to receive the benefits described above under “—Change in Control Plan.”

Separation Agreement: Mr. Graff
Effective November 1, 2025, Mr. Graff’s employment was terminated without cause, at which time Mr. Graff and the Company entered into a separation agreement providing for payments of $832,500 in severance, $1,204 for COBRA premiums to extend coverage of health benefits for 12 months, and $387 for tax obligations resulting from the COBRA premium amount.
Separation Agreement: Mr. Healy
Effective October 13, 2025, Mr. Healy’s employment was terminated without cause. As a result, Mr. Healy and the Company entered into a separation agreement on October 15, 2025 providing for payments of $1,017,500 in severance, $21,943 for COBRA premiums to extend coverage of health benefits for 12 months, and $14,236 for tax obligations resulting from the COBRA premium amount.

Equity Awards
As a general matter, unless otherwise provided in an individual’s award agreement or other agreement, and depending on the reason for termination, upon a termination of employment or other continuous service, all unvested equity awards will terminate and vested stock options must be exercised within certain limited time periods after the date of termination. If the individual’s employment is terminated for cause (as defined in the award or other applicable agreement), all stock options, whether vested or unvested, and all unvested PSUs and RSUs will terminate immediately. If the individual’s employment is terminated without cause (as defined in the award or other applicable agreement), all unvested stock options and all unvested PSUs and RSUs will terminate immediately (unless otherwise provided in the award agreement) and vested options remain exercisable for three months. If the individual’s termination is due to death or disability, all stock options and RSUs that are not vested will become immediately vested in full upon such termination and a pro rata portion (based on the portion of the applicable performance period that passed prior to termination of the individual’s employment) of the target number of PSUs will immediately vest and become payable in shares of common stock upon such termination. Stock options accelerated due to death or disability become exercisable on the award’s original vesting schedule.

Under the Company’s form of retention RSU and PSU award agreements, if the individual’s employment is terminated without Cause prior to the award vesting in full, for awards granted in September 2024, the individual will be entitled to receive one additional tranche of vesting and for the retention awards granted in January 2026 and February 2026 the individual will be entitled to continued vesting in accordance with the original vesting schedule subject to ongoing compliance with a one-year noncompetition agreement and other restrictive covenants.

Under the 2016 Omnibus Incentive Compensation Plan (“2016 Plan”) if the NEO retires on or after age 60 with five years of service with the Company or an affiliate (“Retirement under 2016 Plan”) prior to the vesting or forfeiture of the RSUs, then the number of RSUs that vest on the applicable vesting date shall be determined as of the date of the Retirement under 2016 Plan on a pro rata basis, determined based on the number of full months of employment completed from the date of grant to the date of the Retirement under 2016 Plan divided by the number of full months of the original vesting period. If the NEO retires prior to the vesting or forfeiture of the option to purchase shares of our common stock, the NEO may exercise the option at any time within 12 months following the date of Retirement under 2016 Plan (but in no event later than ten years after the date of grant). Under the 2020 Plan and the 2025 Plan, if the NEO retires on or after age 60 with five years of service, or age 55 with ten years of service with the Company or an affiliate (“Retirement under 2020 or 2025 Plan”) prior to the vesting or forfeiture of stock options, RSUs, or PSUs, then the number of stock options, RSUs or PSUs that vest on the applicable vesting date shall be determined as of the date of the Retirement under 2020 or 2025 Plan on a pro rata basis, determined based on the number of full months of employment completed from the date of grant to the date of the Retirement under 2020 or 2025 Plan divided by the number of full months of the original vesting period and, in the case of PSUs, the PSUs earned shall be determined at the end of the performance period based on the actual performance levels achieved. If the NEO retires prior to the vesting or forfeiture of the option to purchase shares of our common stock, the NEO may exercise the option at any time following the date of Retirement under 2020 or 2025 Plan (but in no event later than the original expiration date of the grant, generally the tenth anniversary of the date of grant).

The Compensation Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control. This may be done in the award agreement or in connection with the change of control. In the event of a change of control, the Compensation Committee may also cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

Our forms of award agreements under the 2012 Omnibus Incentive Compensation Plan and the 2016, 2020, and 2025 Plans provide as follows:

•RSU awards to our directors become fully vested upon a change of control.

•RSU awards for our employees and consultants provide that upon a change of control (a) RSUs that remain outstanding or are exchanged or converted into securities of the acquiring or successor entity will continue to vest in accordance with the terms set forth in the award agreement and (b) if the RSUs will be canceled in exchange for cash consideration, (x) in the case of awards held by our executive officers at the time of such change of control, the RSUs will instead be converted into a right to receive such cash consideration upon satisfaction of the vesting and other terms and conditions of the award agreement in effect immediately prior to the change of control and (y) in the case of other award recipients, the award will fully vest and be exchanged for the cash consideration at the time of the change of control.

•In addition, as described above under “—Change in Control Plan,” in the event of a qualifying termination within the 24 months following a change in control, each of our named executive officers will be entitled to accelerated vesting of all outstanding equity awards.

•PSU awards provide that if the award recipient’s employment or other service status with us terminates, the award will terminate as to any units that are unvested at the time of such termination, unless such termination is due to death or disability, in which case a pro rata portion of the award shall vest based on the portion of the performance period for which service was provided.

•Additionally, certain RSU and PSU award agreements under the 2025 Plan may contain restrictive covenants as described below under “Restrictive Covenants” and also may provide for continued vesting if the award recipient is terminated without cause, as defined in the award.

Restrictive Covenants
Mr. Spanos is subject to certain restrictive covenants under his current employment agreement. This includes covenants covering noncompetition, nondisclosure, nonsolicitation and nonpiracy. Based on the terms of the agreement, Mr. Spanos agreed to these restrictive covenants during employment for 24 months following a termination of employment for any reason. Continued compliance with these restrictive covenants is a condition to our obligation to pay any severance amount due to Mr. Spanos under his employment agreement.

Messrs. Healy and Graff were, and Messrs. Christel and Hafner, and Mses. Lefferts and Mitory are subject to certain restrictive covenants as per their offers of employment. These include covenants covering noncompetition, nondisclosure, nonsolicitation and nonpiracy. Each has agreed to these restrictive covenants during employment and for 12 months following a voluntary separation or separation for Cause, or in the event of separation for any reason other than voluntary resignation, for a period equal to the period used for calculating the amount of severance paid upon termination, if any.

Messers. Spanos and Hafner and Ms. Lefferts received certain equity grants that are subject to certain restrictive covenants as per the terms of the grant agreement. These include covenants covering nondisclosure of confidential information as defined in the grant agreement, noncompetition for 12 months and nonsolicitation for 24 months following separation from the Company.

Executive Benefits and Payments Upon Separation

The table below reflects the amount of compensation payable under the arrangements described above to the individuals serving as NEOs following a termination of employment (i) by us without cause or by the executive for good reason without a change in control, (ii) by us without cause or by the executive for good reason, following a change in control assuming that such termination constitutes a qualifying termination under the Change in Control Plan, (iii) by the executive voluntarily, (iv) as a result of retirement, (v) as a result of disability or (vi) as a result of death, in each case, assuming that such termination of employment occurred on December 28, 2025. With respect to Messrs. Healy and Graff, the amounts set forth below reflect their actual payments from the Company upon termination of their employment during 2025.

No payments or benefits are due to the NEOs following a termination of employment for cause. The table assumes that the change in control transaction resulted in per share consideration of $6.79, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 26, 2025, the last market day of our fiscal year. The actual amounts to be paid upon a termination of employment or a change in control can only be determined at the time of such executive’s separation from us, or upon the occurrence of a change in control (if any).

NAMED EXECUTIVE OFFICER	EXECUTIVE PAYMENTS AND BENEFITS UPON SEPARATION	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITHOUT CHANGE IN CONTROL	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITH CHANGE IN CONTROL	VOLUNTARY TERMINATION	RETIREMENT	DISABILITY	DEATH
	(1)	($) (2)	($)	($)	($)	($)	($)
Michael L. Spanos	Severance	3,750,000	5,500,000	—	—	—	—
	Equity Awards (3)	489,552	6,072,698	—	—	2,568,175	2,568,175
	Health Benefits	—	—	—	—	—	—
	Total	4,239,552	11,572,698	—	—	2,568,175	2,568,175
Eric Christel	Severance	1,110,000	1,665,000	—	—	—	—
	Equity Awards (3)	—	512,339	—	—	512,339	512,339
	Health Benefits (4)	21,943	32,914	—	—	—	—
	Total	1,131,943	2,210,253	—	—	512,339	512,339
W. Michael Healy	Severance (2)	1,017,500	—	—	—	—	—
	Equity Awards	—	—	—	—	—	—
	Health Benefits	21,943	—	—	—	—	—
	Total	1,039,443	—	—	—	—	—
Kelly M. Lefferts	Severance	962,000	1,443,000	—	—	—	—
	Equity Awards (3)	88,012	1,076,242	—	402,294	798,681	798,681
	Health Benefits (4)	13,882	20,823	—	—	—	—
	Total	1,063,894	2,540,065	—	402,294	798,681	798,681
Jessica Mitory	Severance	790,500	1,185,750	—	—	—	—
	Equity Awards (3)	—	876,528	—	—	876,528	876,528
	Health Benefits (4)	747	1,121	—	—	—	—
	Total	791,247	2,063,399	—	—	876,528	876,528
Patrick Hafner	Severance	925,000	1,387,500	—	—	—	—
	Equity Awards (3)	110,018	883,949	—	—	697,245	697,245
	Health Benefits (4)	21,943	32,914	—	—	—	—
	Total	1,056,961	2,304,363	—	—	697,245	697,245
Mark E. Graff	Severance (2)	832,500	—	—	—	—	—
	Equity Awards	—	—	—	—	—	—
	Health Benefits	1,204	—	—	—	—	—
	Total	833,704	—	—	—	—	—
__________________
(1)Amounts in the table do not include amounts for accrued but unpaid base salary, annual bonus or other expenses.
(2)The Severance Pay Plan provides for a payment equal to a prorated bonus payment at target based on the quarter in which the executive terminates employment, the value reflected assumes a full bonus payout. Values reflected for Mr. Spanos are governed by his Employment Agreement.
(3)Amounts exclude intrinsic value of vested in-the-money stock options. If termination is without Cause absent a change in control (i) under the Company’s form of retention RSU award agreement for awards granted in September 2024, the individual will be entitled to receive one additional tranche of vesting and (ii) under Mr. Spanos’s employment agreement, he will be entitled to receive accelerated vesting of any unvested portion of this transition RSU award. In the event of a qualifying termination within 24 months following a change in control, each of our named executive officers will be entitled to accelerated vesting of all outstanding equity awards. If termination is due to Death or Disability, then all RSUs that are not vested shall become immediately vested in full upon such termination and a pro rata portion (based on the portion of the Performance Period that passed prior to termination of Participant’s Continuous Service) of the Target Number of PSUs will immediately vest and become payable in shares upon such termination, as those terms are defined in the applicable plans. Under the applicable award agreements, upon retirement, the number of RSUs and PSUs that vest is determined as of the date of the Retirement on a pro rata basis based on the period employed from the grant date to the departure date and, in the case of PSUs, the PSUs earned shall be determined at the end of the performance period based on the actual performance levels achieved (which are assumed to be at target for purposes of the table). The dollar amounts are determined by multiplying the number of shares subject to the accelerated or pro rata vested RSUs and PSUs, as applicable, by $6.79, the closing price of the Company’s common stock on December 26, 2025.
(4)The amounts shown for Health Benefits are based on the Company’s estimated plan net cost and the coverage category in which the executive is enrolled; this values assumes the executive continues to pay the employee portion of the premium.

Pay vs. Performance

The following table summarizes compensation paid to our principal executive officer (“PEO”) as set forth in our Summary Compensation Table, compensation actually paid to our PEO, average compensation paid to our Non-PEO NEOs as set forth in our Summary Compensation Table, and average compensation actually paid to our Non-PEO NEOs, each as calculated in accordance with SEC rules, and certain Company and peer group performance measures for the periods indicated:

Fiscal Year	Summary Compensation Table Total for PEO (1)		Compensation Actually Paid to PEO (2)		Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100		Net Income (Loss) (dollars in millions)	Adjusted Diluted EPS (5)
							Total Shareholder Return	Peer Group Total Shareholder Return (4)
	1st PEO	2nd PEO	1st PEO	2nd PEO
2025	$5,495,861	$—	$6,450,786	$—	$1,483,550	$1,189,119	$42.47	$165.06	$13.2	$1.13
2024	3,965,019	6,339,020	3,676,625	(2,087,085)	1,523,663	477,812	72.63	148.57	(122.7)	1.79
2023	—	6,825,003	—	8,305,815	1,689,279	2,116,313	158.45	110.43	254.4	2.78
2022	—	6,251,632	—	5,068,922	1,561,981	1,339,269	113.43	89.94	109.2	2.36
2021	—	7,518,278	—	11,384,346	2,200,145	2,598,640	110.55	112.43	222.9	2.45
__________________
(1)Mr. Spanos (1st PEO) was appointed PEO effective September 3, 2024. Mr. Deno (2nd PEO) was the PEO from the beginning of 2020 through September 2, 2024.
(2)The charts below detail the additions to and deductions from the Summary Compensation Table Totals to calculate the Compensation Actually Paid amounts.
(3)The Non-PEO NEOs are comprised of: 2025 - Messrs. Christel, Healy, Hafner, and Graff, and Mses. Lefferts and Mitory; 2024 - Messrs. Healy, Berenstein, Graff, Meyer and Scarlett and Mses. Lefferts and Isaacs; 2023 - Messrs. Meyer, Scarlett and Patterson and Ms. Lefferts; 2022 - Messrs. Meyer, Scarlett and Murtha and Ms. Lefferts; 2021 - Messrs. Meyer, Scarlett, Murtha and Stutts and Ms. Lefferts.
(4)The peer group is made up of the same 25 companies in our peer group used for executive compensation benchmarking as described on page 59.
(5)Adjusted Diluted EPS was selected as the third metric to be included in the disclosure (as the Company-Selected Measure). A detailed Adjusted Diluted EPS reconciliation can be found within Appendix C.

The following table reconciles the PEO Summary Compensation Table total to Compensation Actually Paid for the periods indicated:

Fiscal Year	Salary	Bonus and Non-Equity Incentive Compensation	Equity Compensation	All Other Compensation	Summary Compensation Table Total	Deductions from Summary Compensation Table Total (1)	Additions (Deductions) to Compensation Table Total (2)	Compensation Actually Paid
1st PEO
2025	$1,000,000	$1,155,000	$3,333,337	$7,524	$5,495,861	$(3,333,337)	$4,288,262	$6,450,786
2024	303,846	158,846	2,500,012	1,002,315	3,965,019	(2,500,012)	2,211,618	3,676,625
2nd PEO
2024	$1,000,000	$420,000	$4,900,017	$19,003	$6,339,020	$(4,900,017)	$(3,526,088)	$(2,087,085)
2023	1,000,000	910,500	4,900,025	14,478	6,825,003	(4,900,025)	6,380,837	8,305,815
2022	984,615	897,969	4,350,033	19,015	6,251,632	(4,350,033)	3,167,323	5,068,922
2021	900,000	2,011,500	4,600,046	6,732	7,518,278	(4,600,046)	8,466,114	11,384,346
__________________
(1)Represents the grant date fair value of equity-based awards granted each year.
(2)Reflects the value of equity calculated in accordance with the SEC methodology for determining Compensation Actually Paid for each period presented (as set forth in Item 402(v)(2) of Regulation S-K). The equity component of compensation actually paid for fiscal year 2025 is further detailed in the supplemental table below.

The following table reconciles the Non-PEO NEOs Average Summary Compensation Table total to Average Compensation Actually Paid for the periods indicated:

Fiscal Year	Average Salary	Average Bonus and Non-Equity Incentive Compensation	Average Equity Compensation	Average All Other Compensation	Average Summary Compensation Table Total	Deductions from Summary Compensation Table Total (1)	Additions (Deductions) to Compensation Table Total (2)	Average Compensation Actually Paid
2025	$375,305	$274,516	$518,063	$315,666	$1,483,550	$(518,063)	$223,632	$1,189,119
2024	386,648	70,830	650,027	416,158	1,523,663	(650,027)	(395,824)	477,812
2023	570,096	353,867	759,407	5,909	1,689,279	(759,407)	1,186,441	2,116,313
2022	550,000	338,580	667,219	6,182	1,561,981	(667,219)	444,507	1,339,269
2021	536,539	640,700	697,157	325,749	2,200,145	(697,157)	1,095,652	2,598,640
__________________
(1)Represents the average grant date fair value of equity-based awards granted each year.
(2)Reflects the average value of equity calculated in accordance with the SEC methodology for determining average compensation actually paid for each period presented (as set forth in Item 402(v)(2) of Regulation S-K). The equity component of average compensation actually paid for fiscal year 2025 is further detailed in the supplemental table below.

The following table includes supplemental data for the additions and deductions resulting in the equity component of PEO Compensation Actually Paid for the periods indicated:

Fiscal Year	Addition of Fair Value of Current Year Equity Awards at Fiscal Year End		(Deductions) Additions for Change in Value of Prior Years’ Awards Unvested at Fiscal Year End (1)		(Deductions) Additions for Change in Value of Prior Years’ Awards That Vested in Fiscal Year (1)		Equity Value Included in Compensation Actually Paid
	1st PEO	2nd PEO	1st PEO	2nd PEO	1st PEO	2nd PEO	1st PEO	2nd PEO
2025	$5,256,784	$—	$(658,499)	$—	$(310,023)	$—	$4,288,262	$—
2024	2,211,618	1,324,934	—	(4,409,586)	—	(441,436)	2,211,618	(3,526,088)
2023	—	5,194,051	—	(329,870)	—	1,516,656	—	6,380,837
2022	—	3,910,236	—	(1,252,356)	—	509,443	—	3,167,323
2021	—	3,268,932	—	3,748,314	—	1,448,868	—	8,466,114
__________________
(1)The valuation for PSUs as of the end of each fiscal year reflects the Company’s estimates of the probable outcome of the performance conditions of such awards as of such date, compared to the grant date valuation which reflected a valuation at 100%.

The following table includes supplemental data for the additions and deductions resulting in equity component of Non-PEO NEOs Average Compensation Actually Paid for the periods indicated:

Fiscal Year	Addition of Average Fair Value of Current Year Equity Awards at Fiscal Year End	(Deductions) Additions for Average Change in Value of Prior Years’ Awards Unvested at Fiscal Year End (1)	(Deductions) Additions for Average Change in Value of Prior Years’ Awards That Vested in Fiscal Year (1)	Fair Value At End of Prior Fiscal Year of Awards Granted in Prior Years That Failed to Meet Vesting Conditions in the Fiscal Year	Average Equity Value Included in Compensation Actually Paid
2025	$459,684	$(39,168)	$(69,897)	$(126,987)	$223,632
2024	292,356	(272,941)	(66,203)	(349,036)	(395,824)
2023	821,094	(63,284)	428,631	—	1,186,441
2022	599,763	(278,452)	123,196	—	444,507
2021	422,722	364,276	308,654	—	1,095,652
__________________
(1)The valuation for PSUs as of the end of each fiscal year reflects the Company’s estimates of the probable outcome of the performance conditions of such awards as of such date, compared to the grant date valuation which reflected a valuation at 100%.

Relationship between Compensation Paid and Performance Measures
As shown in the charts as discussed further below, the relationship between the Compensation Actually Paid (“CAP”) to the PEO and the Average Compensation Actually Paid to the NEOs other than the PEO in fiscal 2021, 2022, 2023, 2024 and 2025 (collectively, “NEO Compensation Actually Paid”) to each of (1) Net income, (2) total shareholder return (“TSR”), and (3) Adjusted Diluted EPS demonstrates that such compensation fluctuates to the extent the Company is achieving its goals and increasing value for stockholders in line with the Company’s compensation philosophy and performance-based objectives.

The items listed below represent the most important metrics we used to determine Compensation Actually Paid for fiscal year 2025 as further described in our CD&A within the sections titled “Performance-Based Short-Term Incentive Plan” and “Performance-Based Long-term Incentive Plan.” Most important performance measures:

1.	Adjusted Diluted EPS
2.	Revenue
3.	Adjusted Operating Income
4.	Free Cash Flow Conversion

CEO Pay Ratio
We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO, as required by Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act, and Regulation 402(u) of Regulation S-K and a description of the methodology used in determining the median employee and the calculation of the ratio.
For fiscal year 2025,
•The median of the annual total compensation of all our employees, other than Mr. Spanos, was $18,314.

•Mr. Spanos’s annualized target total compensation was $5,495,861.

Based on this information, the ratio of the annual total compensation of Mr. Spanos to the median of the annual total compensation of all employees is estimated to be 300 to 1.
To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
1)We selected December 28, 2025 as the date on which to determine our median employee. As of that date, we had 60,868 active employees with 2025 earnings, with 60,459 employees based in the United States and 409 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the Company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 409 employees in Hong Kong. After considering the de minimis exemption, 60,459 employees in the United States were considered for identifying the median employee.

2)For purposes of identifying the median employee from our employee population base, we considered total cash compensation, as compiled from our payroll records. We selected total cash compensation as it represents the principal form of compensation delivered to all our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended December 28, 2025.
3)Using this methodology, we determined that our median employee was a part-time employee. In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations, geographic footprints and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. With regard to restaurant, hospitality and retail companies, comparability may further be impacted by additional factors including the mix of company-owned to franchised units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written Code of Conduct and a Related Party Transactions Policy, which supplements the Code of Conduct. The Code of Conduct applies to our directors, officers, and employees, and the Related Party Policy applies to our executive officers. These policies require disclosure of the material terms of any applicable related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction. The policies require that all related person transactions must be reported to the Chief Legal Officer and are subject to the approval or ratification by the Audit Committee. The Audit Committee may approve or ratify the transaction if it determines that the transaction is in the best interests of the Company and its stockholders.

There are no related party transactions or relationships required to be reported in this Proxy Statement under Item 404 of the SEC’s Regulation S-K other than as described below.

Pierre Berenstein, who served as our Executive Vice President, Chief Customer Officer from August 2023 until December 30, 2024, became the Chief Executive Officer of Outback Steakhouse Restaurantes Brasil S.A. (“OSRB”), an entity in which we indirectly hold a 33% interest following the sale of our 67% interest in the holding company of OSRB on December 30, 2024 (the 2024 fiscal year ended on December 29, 2024). During fiscal year 2025, as compensation for his role as CEO of OSRB, Mr. Berenstein received equity interests in OSRB with a grant date value of approximately $2 million in U.S. Dollars, which were funded 50% by the Company and 50% by OSRB.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. The Audit Committee has the duties and powers described in its written charter adopted by the Board. A copy of the charter is available on the Company’s website at: https://investors.bloominbrands.com/corporate-governance.

The Audit Committee is responsible for the engagement, compensation, retention and oversight of the work performed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. In fulfilling its oversight responsibility, the Audit Committee carefully reviews and considers the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

The Audit Committee reviewed and discussed the audited consolidated financial statements of Bloomin’ Brands, Inc. to be included in its Annual Report on Form 10-K for the 2025 fiscal year with the Company’s management and PricewaterhouseCoopers LLP. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Bloomin’ Brands, Inc.’s Annual Report on Form 10-K for its 2025 fiscal year for filing with the SEC.

Submitted by the Audit Committee
Julie Kunkel, Chair
James Dinkins
Rohit Lal

STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2027 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than November 3, 2026. Such proposals should be delivered to Bloomin’ Brands, Inc., Attn: Corporate Secretary, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (and we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com).

Stockholders who intend to submit nominations to the Board of Directors or present other proposals for consideration at our 2027 annual meeting (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) must comply with all provisions of our bylaws with respect to such nominations and proposals and provide timely written notice thereof. To be timely for our 2027 annual meeting, notice must be delivered to our Corporate Secretary at our principal executive offices no earlier than December 23, 2026 and no later than January 22, 2027. However, in the event that our 2027 annual meeting is to be held on a date that is not within 30 calendar days before or after April 22, 2027, to be timely, notice must be so delivered not later than the tenth calendar day following the date on which public announcement of the date of the 2027 annual meeting is first made.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 days prior to the one-year anniversary date of the annual meeting (for the 2027 annual meeting, no later than February 21, 2027). Such notice should be delivered to our Corporate Secretary at our principal executive offices and/or sent via email to CorporateSecretary@bloominbrands.com. If the date of the 2027 annual meeting is changed by more than 30 days from such anniversary date, however, then the stockholder must provide notice by the later of 60 days prior to the date of the 2027 annual meeting and the 10th day following the date on which public announcement of the date of the 2027 annual meeting is first made.

PROXY SOLICITATION AND COSTS

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Bloomin’ Brands will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call the Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone number (813) 830-5311.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, are asked to contact Computershare (if a registered holder) or their bank, broker or other nominee (if a beneficial holder) to request information about householding.

FORM 10-K

We will mail without charge, upon written request, a copy of the Bloomin’ Brands Annual Report on Form 10-K for the fiscal year ended December 28, 2025, including the consolidated financial statements, list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone number (813) 830-5323. The Annual Report on Form 10-K is also available in the Investors section at www.bloominbrands.com.

OTHER MATTERS

The Board does not know of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Kelly Lefferts Secretary

Dated: March 3, 2026

Appendix A

AMENDED AND RESTATED BLOOMIN’ BRANDS, INC. 2025 OMNIBUS INCENTIVE COMPENSATION PLAN

1.Purpose and Duration

1.1    Purpose. The purpose of this Amended & Restated Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan, which amends and restates in its entirety the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan effective April 22, 2026 (the “Plan”), is to promote the interests of the Company and its stockholders by: (i) providing a means for the Company and its affiliates to attract and retain employees, officers, consultants, advisors, and directors who will contribute to the Company’s long-term growth and success; and (ii) providing such individuals with incentives which will align the interests of such individuals with those of the stockholders of the Company. Incentives available under this Plan include Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards and Other Awards.

1.2    Duration. The Plan shall commence on the Effective Date, as described in Section 2.18, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Section 13, until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date (but unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to the tenth (10th) anniversary of the Effective Date may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan with respect to such Award, shall extend beyond such date).

1.3    Successor Plan. The Plan shall be treated as a successor to the Bloomin’ Brands, Inc. 2020 Omnibus Incentive Compensation Plan.

2.Definitions

The following terms shall have the meanings set forth below:

2.1    “Acquired Organization” means an entity that was acquired by the Company through a merger, consolidation, combination, exchange of shares, acquisition or other business transaction.

2.2    “Acquired Plan” means the incentive plan established by an Acquired Organization or any awards outstanding thereunder.

2.3    “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

2.4    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards or Other Awards.

2.5    “Award Agreement” means any written agreement, contract, certificate or other instrument or document, which may be in electronic format, evidencing the terms and conditions of an Award granted under the Plan.

2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 and Rule 13d- 5 of the Exchange Act.

2.7    “Beneficiary” means a person named by a Participant who is entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of such Participant’s death. If no such person is named by a Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at such Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

2.8    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.9    “Cause” means:

(i)    If the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(ii)    If no employment or service agreement exists, or if such employment or service agreement does not define Cause, the definition contained in the Award Agreement.

2.10    “Change in Control” of the Company shall mean the occurrence of any one or more of the following events:

(i)    any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the 60-day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(ii)    during any twelve-month period, a majority of the members of the Board is replaced by individuals who were not members of the Board as of the beginning of such period and whose election by the Board or nomination for election by the Company’s stockholders was not approved by a vote of at least a majority of the directors then still in office who either were directors as of the beginning of such period or whose election or nomination for election was previously so approved (other than an individual whose initial assumption of office is in connection with or as a result of an actual or threatened election contest relating to the election or removal of the directors of the Company, as such terms are used in Rule 14a-l 1 of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board of Directors); or

(iii)    consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)    consummation of a sale or disposition of all or substantially all of the assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

2.11    “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

2.12    “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan. If the Committee does not exist or cannot function for any reason or if the Board withdraws the Committee’s authority to administer the Plan, references to the Committee shall mean the Board or such other committee of the Board as designated by the Board.

2.13    “Common Stock” means the common stock, par value of $.01, of the Company, or any security issued by the Company in substitution or exchange therefor or in lieu thereof.

2.14    “Company” means Bloomin’ Brands, Inc., a Delaware corporation, and any successor thereto.

2.15    “Continuous Service” means the absence of any interruption or termination of service as an Employee, Director or Key Person. Continuous Service Status shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors. A change in the capacity in which the Participant renders services to the Company, its Affiliates or their respective successors as an Employee, Director or Key Person will not constitute an interruption of Continuous Service Status.

2.16    “Director” means a member of the Board.

2.17    “Disability” means:

(i)    If the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Disability, the definition contained therein;

(ii)    If no employment or service agreement exits, or if such employment or service agreement does not define Disability, the definition contained in the Award Agreement; or

(iii)    If no definition is provided by application of clauses (i) and (ii) of this section, then Participant’s physical or mental incapacity that renders him or her unable for a period of 90 consecutive days or an aggregate of 120 days in any 365 consecutive calendar day period to perform his or her duties to the Company or any Affiliate. Notwithstanding the foregoing, with respect to any Incentive Stock Option, “Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

To the extent the vesting or payment of any Award hereunder is accelerated by reason of a Participant’s Disability, no such acceleration shall occur until the Participant experiences a Separation from Service.

2.18    “Effective Date” shall mean April 23, 2025.

2.19    “Employee” means any person employed by the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.

2.20    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder, or any successor act thereto.

2.21    “Fair Market Value” means, as of any date, the value of a Share, which shall be an amount equal to the closing price of a Share on a given date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange or inter-dealer quotation system on which the Shares are quoted or traded. If Shares are not so quoted or traded, fair market value as determined by the Committee, and with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.22    “409A Guidance” means the regulations and other guidance issued under Section 409A of the Code.

2.23    “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Section 6, which is intended to meet the requirements of Section 422 of the Code.

2.24    “Insider” means an individual who is, on the relevant date, subject to Section 16 of the Exchange Act due to his or her status with the Company.

2.25    “Key Person” means a consultant or advisor other than an Employee or Director who is a natural person and provides bona fide services to the Company or a Subsidiary or an Affiliate (other than services in connection with the offer and sale of securities in a capital-raising transaction, or that directly or indirectly promote or maintain a market in the Company’s securities).

2.26    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Section 6 and which is not intended to be treated as an ISO under Section 422 of the Code.

2.27    “Other Award” means a cash-based or stock-based award grant made pursuant to Section 10.

2.28    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Section 6.

2.29    “Option Price” means the price at which a Share may be purchased by a Participant upon the exercise of an Option.

2.30    “Participant” means an Employee, Director or Key Person who is eligible to receive an Award or who has an outstanding Award granted under the Plan.

2.31    “Performance Award” shall mean an Award granted pursuant to Section 9.

2.32    “Performance Period” means one or more periods of time, as the Committee may select, over which the attainment of one or more performance goals will be measured for the purpose of determining a Participant’s right to and payment of a Performance Award.

2.33    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.34    “Prior Plan” means the Bloomin’ Brands, Inc. 2016 Incentive Plan and the 2020 Omnibus Incentive Compensation Plan.

2.35    “Restricted Stock” means a Shares awarded to a Participant pursuant to Section 8 herein.

2.36    “Restricted Stock Unit” or “RSU” means an unsecured and unfunded promise to deliver a Share in the future pursuant to Section 8 herein, the terms and conditions of which shall be specified in the related Award Agreement.

2.37    “Retirement” has the meaning determined by the Committee in its sole discretion, and set forth in the applicable Award Agreement.

2.38    “Separation from Service” means a termination of the employment or other service relationship between the Participant and the Company meeting the requirements of Section 409A(a)(2)(A)(i) of the Code.

2.39    “Share Reserve” shall have the meaning ascribed to such term in Section 5.1.

2.40    “Shares” means shares of the Common Stock.

2.41    “Stock Appreciation Right” or “SAR” means an Award, granted alone and designated as a SAR, pursuant to the terms of Section 7.

2.42    “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company either directly or indirectly controls at least fifty percent (50%) of the voting interest or owns at least fifty percent (50%) of the value or capital or profits interest.

2.43    “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by an Acquired Organization.

2.44    “Successor Corporation” shall have the meaning ascribed to such term in Section 12.1.

3.Eligibility and Participation

3.1    Eligibility. Persons eligible to participate in this Plan include:

(i)All Employees, Directors and Key Persons of the Company or an Affiliate.

(ii)Holders of equity-based awards granted by an Acquired Organization are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable listing standards of any stock market or exchange on which the Shares are listed. Subject to such applicable listing standards, the terms and conditions of such Substitute Awards shall be determined by the Committee in its sole discretion.

3.2    Participation.

(i)Subject to the provisions of the Plan, the Committee may from time to time select from all eligible Employees, Directors and Key Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award, and Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee, including in connection with any other compensation program established by the Company.

(ii)Eligibility for participation in this Plan is not a guaranty or grant of a right to be selected to receive an Award, and being selected to receive an Award is not a representation or guaranty of being selected to receive any additional Awards. Selection is at the sole discretion of the Committee.

4.Administration

4.1    General. The Plan shall be administered by the Committee.

4.2    Authority of the Committee. Subject to the terms of the Plan and applicable law, the Committee (or, to the extent permitted hereby, its delegate) shall have full power and authority to:

(i)    designate Participants;

(ii)    determine the type or types of Awards to be granted to each Participant under the Plan;

(iii)    determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards;

(iv)    determine the terms and conditions of any Award;

(v)    determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vi)    determine whether, to what extent and under what circumstances a tax withholding obligation may be satisfied in cash, Shares, other Awards, or other property;

(vii)    determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(viii)    interpret, administer and reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(ix)    establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(x)    determine that the limits in Section 5.2 are not applicable in connection with a Participant’s termination due to death, disability or a Change in Control; and

(xi)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

4.3    Delegation. The Committee may delegate its power, authority and duties as identified herein to a subcommittee, except (a) for the power and authority to grant Awards to Insiders (unless the delegation is to a subcommittee that complies with the exemption requirements of Rule 16b-3 as may be amended from time to time or any successor regulation thereto) and (b) as otherwise prohibited by law. In addition to the delegation authority provided by the previous sentence, to the extent permitted by applicable law, including Sections 152 and 157(c) of the Delaware General Corporation Law, or rule of the applicable stock market or exchange on which the Shares are listed, the Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants that are not Insiders.

4.4    Decisions Binding. All determinations and decisions made by the Board, the Committee or the Committee’s delegate pursuant to the provisions of the Plan and all related orders and resolutions of the Board, the Committee or the Committee’s delegate shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Directors, Key Persons and their estates and beneficiaries.

4.5    Committee Composition. To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which the Shares are listed; and (ii) non- employee directors within the meaning of Rule 16b-3 under the Exchange Act. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee.

5.Shares Subject to the Plan and Maximum Awards

5.1    Number of Shares Available for Grants. Subject to fungible share counting pursuant to Section 5.4, adjustments in accordance with Section 5.5, and the share counting provisions in Section 5.6, the maximum aggregate number of Shares that may be granted pursuant to Awards granted on or after April 22, 2026 shall not exceed 13,788,862, which number shall be reduced for each Share subject to an Award granted under the Plan after December 28, 2025 and before to April 22, 2026 (the “Share Reserve”)1. For the avoidance of doubt, the Share Reserve will also be increased by any Share that becomes available again for grants under the Plan pursuant to Section 5.6 after December 28, 2025. Subject to Section 5.4, all Shares are available for issuance under the Plan and may be used for any type of Award under the Plan, and any or all of the Shares reserved for issuance under the Plan shall be available for issuance pursuant to the ISOs. After the Effective Date, no Award shall be granted under any Prior Plan.

The Share Reserve shall not be reduced for Substitute Awards. Any shares of stock of an Acquired Organization available for future awards under an Acquired Plan (as adjusted and converted into Shares in accordance with the terms of the business transaction) shall be added to the number of Shares available for Awards under the Plan, subject to applicable stockholder approval and stock exchange requirements, unless the terms of the business transaction require such Acquired Plan to be maintained as a separate plan following the completion of the business transaction.

5.2    Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash obligations, (iii) Awards to Non-Employee Directors that
1 The 13,788,862 shares reflects the 8,823,862 shares that remained available for future grant as of December 28, 2025, plus 4,965,000 newly available shares and such number will be adjusted a of April 22, 2026 as noted in Section 5.1 for activity under the 2025 Plan from December 28, 2025 to April 22, 2026. For the avoidance of doubt, Sections 5.4, 5.5 and 5.6 also provide for additional adjustments to the Share Reserve thereafter.

vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available Share Reserve authorized for issuance under the Plan pursuant to Section 5.1 (subject to adjustment under Section 5.5); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in case of retirement, death, Disability or a Change in Control, in the terms of the Awards Agreement or otherwise.

5.3    Maximum Awards for Directors. The maximum aggregate number of Shares subject to Awards granted during a single fiscal year to any Director who is not an Employee, taken together with any cash fees paid to such Director during such fiscal year in respect of the Director’s service as a member of the Board during such fiscal year, shall not exceed $500,000 in total value (or $750,000 in the case of a non-executive chairperson), calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes.

5.4    Fungible Share Counting. Any Shares that are subject to Awards of Options or Stock Appreciation Rights (or options or stock appreciation rights under a Prior Plan) shall be counted against the limit set forth in Section 5.1 and for purposes of Section 5.6 as one (1) Share for every one (1) Share delivered under the Award. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights (or awards other than options or stock appreciation rights under a Prior Plan) shall be counted against this limit as two and one tenth (2.1) Shares for every one (1) Share delivered under those Awards.

The Share Reserve shall not be reduced for Awards that may be settled solely in cash pursuant to their terms.

5.5    Adjustments in Authorized Shares. If the Company effects a subdivision or consolidation of Shares or other capital adjustment, the number and class of Shares which may be delivered under Section 5.1 and the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan shall be adjusted in the same manner and to the same extent as all other Shares. If there are material changes in the capital structure of the Company resulting from: (i) the payment of a special dividend (other than regular quarterly dividends) or other distributions to stockholders without receiving consideration therefore; (ii) the spin-off of a Subsidiary; the sale of a substantial portion of the Company’s assets; (iii) a merger or consolidation in which the Company is not the surviving entity; or (iv) other extraordinary non-recurring events affecting the Company’s capital structure and the value of Shares, the Committee shall make equitable adjustments in the number and class of Shares which may be delivered under Section 5.1, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan and any performance goals applicable to outstanding Awards, to prevent the dilution or enlargement of the rights of Award recipients. Following any such adjustment, the number of Shares subject to any Award shall always be a whole number. No adjustment shall be made to an Option or SAR to the extent that it causes such Option or SAR to provide for a deferral of compensation subject to Section 409A of the Code and the 409A Guidance.

5.6    Increase to Share Reserve. If after December 28, 2025 (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) any Shares subject to an award under any Prior Plan are forfeited, or an award under any Prior Plan expires or an award is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under any Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Share Reserve based on the fungible share counting set forth below. In the event that, after December 28, 2025, the withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Rights or, an award other than an award of options of stock appreciation rights under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld by the Company shall be added to the Share Reserve based on the fungible share counting set forth below. Notwithstanding the foregoing, after December 28, 2025, the following Shares shall not be recredited to this Plan’s reserve and may not again be used for new Awards under this Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right (or an outstanding option or stock appreciation right granted under any Prior Plan), (ii) Shares used to pay the exercise price or withholding tax liabilities related to any outstanding Option or Stock Appreciation Right (or an outstanding option or stock appreciation right granted under any Prior Plan), or (iii) Shares reacquired by the Company with the amount received upon exercise of an Option (or an option granted under any Prior Plan). For purposes of this Section 5.6, the Shares that again become available for Awards shall be added as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under any Prior Plan, and (ii) as 2.1 Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under any Prior Plan.

5.7    Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

5.8    Treatment of Dividends and Dividend Equivalents on Unvested Awards. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

6.Options

6.1    Grant of Options. Options may be granted to Participants in such number, upon such terms, and at such times as determined by the Committee; provided, however, that ISOs may be granted only to Participants who are Employees of the Company or a Subsidiary that is a “subsidiary” of the Company within the meaning of Section 424(f) of the Code. ISOs shall not be granted to any person who owns or is deemed to own pursuant to Section 424(d) of the Code stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates, unless the exercise price of the option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share at the grant date and the option is not exercisable after the expiration of five years from the grant date. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NQSOs.

Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an ISO fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409Aof the Code.

6.2    Award Agreement. Options granted under this Plan shall be evidenced by an Award Agreement, which shall specify whether the Option is intended to be an ISO or a NQSO.

6.3    Option Price. Except with respect to an Option that is a Substitute Award, the Option Price for each Option shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date as of which the Option is granted (or, in the case of an ISO, granted to a person identified in Section 6.1 above, one hundred and ten percent (110%) of the Fair Market Value of a Share). Notwithstanding the foregoing, an ISO may be granted with a lower Option Price if such ISO is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code, and a NQSO may be granted with a lower Option Price if such NQSO is a Substitute Award granted in a manner satisfying the provisions of Section 409A of the Code.

6.4    Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable after the expiration of the ten-year (10) period beginning on the date of its grant. If determined by the Committee in its discretion, on such terms and conditions and under such circumstances as the Committee shall establish, which may be applied differently among Participants or Awards, Options will be deemed exercised by the Participant (or in the event of the death of or authorized transfer by the Participant, by the Beneficiary or transferee) on the expiration date of the Option using a net share settlement (or net settlement) method of exercise to the extent that as of such expiration date the Option is vested and exercisable and the per share exercise price of the Option is below the Fair Market Value of a Share on such expiration date.

6.5    Vesting and Exercisability of Options. Subject to Section 5.2, Options shall become vested and exercisable at such times and conditions and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, as set forth in the Award Agreement.

6.6    Exercise of Options. Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

6.7    Payment. Unless otherwise provided under the terms of an Award Agreement, or as otherwise determined by the Committee, the Option Price shall be payable to the Company in full at the Participant’s option, either: (a) in cash or its equivalent, (b) by tendering previously acquired Shares having an aggregate value at the time of exercise equal to the total Option Price, (c) through a reduction in the number of Shares received through the exercise of the Option (net share settlement), or (d) by a combination of (a), (b) and (c). Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall transfer Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

In the event that a Participant chooses option (b), above, and unless otherwise specifically provided in the Award Agreement, the Participant shall tender only Shares that have been held for more than six months (or such longer or shorter period of time required to avoid a change to earnings for financial accounting purposes).

7.Stock Appreciation Rights (SARs)

7.1    Grant of SARs. SARs may be granted to Participants in such number, upon such terms and at such times as determined by the Committee. A SAR granted in connection with an Option shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the Committee and reflected in an Award Agreement. Except with respect to an SAR that is a Substitute Award and is granted in a manner that satisfies Section 409A of the Code, the grant price of a SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR.

7.2    Vesting and Exercisability of SARs. Subject to Section 5.2, SARs shall become vested and exercisable at such times and conditions and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, as set forth in the Award Agreement.

7.3    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.4    Duration of SARs. The term of a SAR shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years. If determined by the Committee in its discretion, on such terms and conditions and under such circumstances as the Committee shall establish, which may be applied differently among Participants or Awards, SARs will be deemed exercised by the Participant (or in the event of the death of or authorized transfer by the Participant by the Beneficiary or transferee) on the expiration date of the SAR to the extent that as of such expiration date the SAR is vested and exercisable and the per share exercise price of the SAR is below the Fair Market Value of a Share on such expiration date.

7.5    Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the difference between the Fair Market Value of a Share on the date of exercise over the grant price, by the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof. The Committee’s determination regarding the form of payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

8.Restricted Stock and Restricted Stock Units (RSUs)

8.1    Grant of Restricted Stock or RSUs. Restricted Stock or RSUs may be granted to Participants in such amounts, upon such terms and at such times as determined by the Committee.

8.2    Value of RSUs. Each RSU shall have a value at the time of payment equal to the Fair Market Value of one Share as of such date.

8.3    Restrictions. Subject to Section 5.2, the Committee shall impose conditions and/or restrictions on Restricted Stock or RSUs as it may deem advisable including, without limitation, time-based restrictions and/or restrictions based upon the achievement of specific performance goals. Restricted Stock or RSUs shall be forfeited to the extent that a Participant fails to satisfy the applicable conditions and/or restrictions. All such conditions and/or restrictions shall be set forth in the applicable Award Agreement.

Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. The Company may retain possession of Shares of Restricted Stock until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

8.4    Lapse of Restrictions, Payment of Restricted Stock or RSUs. Except as otherwise provided in the Award Agreement or as required by applicable law, Shares of Restricted Stock shall become freely transferable by the Participant as soon as practicable after all applicable conditions and/or restrictions have been satisfied. Except as otherwise provided in the Award Agreement or as required by applicable law, RSUs shall be settled as soon as practicable after all applicable conditions and/or restrictions with respect to such RSUs have been satisfied, in the form of cash or in Shares (or in a combination thereof) as determined by the Committee and set forth in the Award Agreement. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which all applicable conditions and/or restrictions have been satisfied.

9.Performance Awards

9.1    Grant of Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in each case not inconsistent with the provisions of the Plan (including Section 5.2), as the Committee shall determine. Performance Awards may be denominated as a cash amount, a number of Shares, a number of units referencing a cash amount, a number of Shares or other property, or a combination thereof, and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. Settlement of Performance Awards may be in cash, Shares, other Awards, other property, net settlement, or any combination thereof as specified by the Committee. The Committee shall specify the circumstances in which, and the extent to which, Performance Awards shall be paid or forfeited in the event of termination of a Participant’s Continuous Service Status, and shall specify the time and form with respect to which such Award shall be settled. The Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to earn the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, including but not limited to the performance measures specified in Section 9.2 below.

9.2    Performance Measures. One or more of the following performance measure(s) may be used to establish performance goals for Performance Awards:

•Sales, revenue, net sales, or gross revenues;
•Revenue or sales growth or product revenue or sales growth; Same store sales growth;
•Earnings per share, including growth measures; Pre-tax income, including growth measures; Net income, including growth measures; Return measures, including, but not limited to:
•Return on assets or net assets;
•Return on equity;
•Return on operating capital;
•Return on invested capital; and Return on sales;
•Cash flow return on investments which equals net cash flows divided by stockholders’ equity; Earnings before interest and taxes, including growth measures;
•Earnings before or after taxes, interest, depreciation and/or amortization, including growth measures;
•Debt reduction;
•Financial ratios, including those measuring liquidity, activity, profitability or leverage; Costs, reductions in cost, and cost control measures;
•Share price, including growth measures;
•Total stockholder return, including growth measures;
•Market share;
•Volume growth; Customer growth; Customer satisfaction;
•Successfully completing divestitures and assets sales; Successfully completing acquisitions;
•Regulatory achievements or compliance;
•Restaurant margins, including growth measures;
•Reducing non-operations expenses/operating efficiencies; Other operating efficiency measures or ratios;
•Operating income, including growth measures; Return on capital;
•Return on capital employed;

•Pre-tax income margin;
•New unit growth;
•New unit return on investment; and/or Product development achievements;
•Any other objective or subjective measures as determined by the Committee from time to time; or
•The attainment of levels of performance of the Company under one or more of the measures described above relative to the performance of other businesses, or various combinations of the foregoing, or changes or additions to any of the foregoing as approved by the Committee.

Performance measures that are financial metrics may be determined pursuant to generally accepted accounting principles (“GAAP) or on a non-GAAP basis, as determined by the Committee.

The Committee may make adjustments to the performance goals as it deems appropriate to reflect events including but not limited to:

(i)    asset impairment expenses or write-downs;
(ii)    litigation, claims, judgments or settlements;
(iii)    unusual, infrequently occurring, extraordinary or nonoperating items;
(iv)    restructurings,
(v)    acquisitions, divestitures or discontinued operations,
(vi)    transaction-related expenses;
(vii)    stock dividends, splits, combinations or exchanges of stock; and
(viii)    the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

9.3    Committee Certification. The Committee must certify in writing, prior to payment of a Performance Award, that the performance goals and any other material terms of the Performance Award were in fact satisfied. The Committee shall have the sole discretion to adjust Performance Awards either on a formula or discretionary basis, or any combination thereof, as the Committee determines. Approved written minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

10.Other Awards

The Committee may grant to Participants Other Awards that are denominated in cash or valued in whole or in part by reference to, or are otherwise based upon Shares, either alone or in addition to other Awards granted under this Plan. Other Awards may be settled in Shares, cash or any other form of property, as the Committee shall determine in its sole discretion. Subject to this Plan, the Committee shall have sole and complete authority to determine the Employees, Directors and Key Persons to whom and the time or times at which Other Awards shall be made, the number of Shares to be granted pursuant to such Other Awards and all other terms and conditions of Other Awards. Other Awards shall be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with this Plan as herein set forth (including Section 5.2).

11.Provisions Applicable to All Awards

11.1    Award Agreement. Unless the Committee determines otherwise, each Award shall be evidenced by an Award Agreement. Such Award Agreement shall specify the terms of the Award, including without limitation, the type of the Award, the Option Price or grant price, if any, the number of Shares subject to the Award, the duration of the Award and such other provisions as the Committee shall determine.

11.2    Continuous Service/Death/Disability. Each Award Agreement shall set forth the governing terms and conditions in the event of the Participant’s death, Disability, and any interruption or termination of Participant’s Continuous Service.

11.3    Transferability of Awards. Except as otherwise provided otherwise in the Award Agreement, Awards and Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employment Retirement Income Security Act of 1974, as amended), and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. For the avoidance of doubt, no award will be transferred for value (except to the former spouse of a Participant as required by a domestic relations order incident to a divorce).

11.4    Restrictive Legends. All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.5    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Shares or whether any fractional shares should be rounded, up or down, forfeited or otherwise eliminated.

12.Change in Control

12.1    Effect of Change in Control. The Committee may (but shall not be required to) provide for accelerated vesting of an Award upon, or as a result of specified events following, a Change in Control, either in an Award Agreement, in connection with the Change in Control or any policy that may be adopted by the Committee from time to time, such as the Company’s Executive Change in Control Plan.

In the event of a Change in Control, the Committee may, among other alternatives, cause any Award:

(i)    to be canceled in consideration of a payment in cash or other consideration to such Participant who holds such Award in an amount per share equal to the excess, if any, of the price or implied price per Share in a Change in Control over the per Share exercise or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award and, if the price or implied price per Share in a Change in Control is equal to or less than the per Share exercise or purchase price of such Award, the Award may be canceled for no consideration; or

(ii)    to be assumed or a substantially equivalent Award shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option or right (or agree to cash out the Award as provided in clause (i)), in which case such Award shall become fully vested immediately prior to the Change of Control and shall thereafter terminate. An Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the award at such time; provided that if the consideration to be received in the transaction is not solely common stock of the Successor Corporation, the Committee may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the assumed award to be solely common stock of the Successor

Corporation. A transfer among the Successor Corporation and its affiliates shall not be deemed a termination of Participant’s Continuous Service.

(iii)    that is a Performance Share, Performance Unit, or Cash Incentive Award for which the performance period has expired, to be paid based on actual performance (and assuming all employment or other requirements had been met in full); and that is a Performance Share, Performance Unit, or Cash Incentive Award for which the performance period has not expired to be cancelled in exchange for a payment (in cash and/or property) equal to the amount that would have been due under such Award(s), valued assuming that the target Performance Goals had been met at the time of such Change of Control.

12.2    Termination, Amendment and Modification of Change in Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision to the contrary, the provisions of this Section 12 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award granted under the Plan prior to the Change in Control without the prior written consent of the Participant to whom the Award was made; except that no action shall be permitted under this Section 12.2 that would impermissibly accelerate or postpone payment of an Award subject to Section 409A of the Code and the 409A Guidance.

13.Amendment. Modification and Termination

13.1    Amendment, Modification and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided that without the prior approval of the Company’s stockholders, no material amendment shall be made if stockholder approval is required by law, regulation or applicable listing requirement of any stock exchange upon which the Company’s common stock is then listed; provided, further that notwithstanding any other provision of the Plan or any Award Agreement, no such alteration, amendment, suspension or termination shall be made without the approval of the stockholders of the Company if the alteration, amendment, suspension or termination would increase the number of Shares available for Awards under the Plan, except as provided in Section 5.

13.2    Awards Previously Granted; No Repricing or Cash Buyouts. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the prior written consent of the Participant to whom the Award was made. The Committee may amend any Award previously granted without the prior written consent of the Participant if such amendment does not adversely affect the Award in any material way and may amend any Award previously granted with the written consent of the Participant.

Other than pursuant to Section 5.5, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option or SAR after it is granted, (b) cancel an Option or SAR when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 2.10), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are then listed.

13.3    Section 409A Compliance. Notwithstanding any other provision of this Section 13, no adjustment described in Section 13.2 (unless the Committee determines otherwise at the time such adjustment is considered) and no termination, amendment, or modification of the Plan shall (a) impermissibly accelerate or postpone payment of an Award subject to Section 409A of the Code and the 409A Guidance, (b) cause an Option or SAR to provide for a deferral of compensation subject to Section 409A of the Code and the 409A Guidance, or (c) apply to any Award that otherwise is intended to satisfy the requirements of Section 409A of the Code and the 409A Guidance to the extent such action would cause compensation deferred under the applicable Award (and applicable earnings) to be included in income under Section 409A of the Code.

14.Withholding

Unless the Participant elects to and satisfies such obligations otherwise, the Company shall make all payments or distributions pursuant to the Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary or Affiliate shall have the right to withhold from wages or other amounts otherwise payable to a Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. The Company is authorized to establish procedures to satisfy obligations for the payment of such taxes by tendering previously acquired shares (either actually or by attestation, valued at their then fair market value), or by directing the Company to retain shares (up to the minimum required tax withholding rate or such other rate, up to the maximum tax withholding rate, that will not cause an adverse accounting consequence or cost, in accordance with Company policy and at the discretion of the Committee) otherwise deliverable in connection with the award.

If the Participant shall fail to make such tax payments as are required, the Company or its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants of methods to satisfy such tax payment obligations.

15.Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company (to the extent permissible under applicable law) against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any bona fide claim, action, suit, or proceeding against such person or against the Company and in which he or she may be involved by reason of any action taken or failure to act by him or her under the Plan in his or her capacity as a member of the Committee or of the Board and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.Waiver of Jury Trial

BY ACCEPTING AN AWARD UNDER THE PLAN, EACH PARTICIPANT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THE PLAN AND ANY AWARD, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BY ACCEPTING AN AWARD UNDER THE PLAN, EACH PARTICIPANT CERTIFIES THAT NO OFFICER, REPRESENTATIVE OR ATTORNEY OF THE COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.

17.Miscellaneous

17.1    Number. Except where otherwise indicated by the context, the plural shall include the singular and the singular shall include the plural.

17.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In the event that such laws, rules, and/or regulations prohibit the grant of Awards and/or issuance of Shares under the Plan, or if such actions are prohibited by or approvals cannot be obtained from governmental agencies or national securities exchanges, the Company shall be relieved from liability for failure to grant Awards and/or failure to issue and sell Shares upon exercise of an Award.

17.4    Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 (b)(3) of the Exchange Act or its successors. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.5    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

17.6    Plan Controls. Unless expressly stated otherwise in the Plan, in the event of any conflict between the provisions of an Award Agreement and the Plan, the Plan shall control, and the conflicting provisions of the Award Agreement shall be null and void ab initio.

17.7    Repayment of Awards; Forfeiture. The Committee hereby reserves the right to seek repayment or recovery of an Award, including any Shares subject to or issued under an Award or the value received pursuant to an Award, as appropriate, notwithstanding any contrary provision of the Plan, per the Company’s Compensation Recovery Policy, as it may be amended from time to time, or any successor policy thereto. In addition, any Award, including any Shares subject to or issued under an Award or the value received pursuant to an Award is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, and is also subject to any applicable law or regulation or the standards of any stock exchange on which the Shares are then listed that provide for any such recovery, recoupment, clawback and/or forfeiture. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s employment for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

17.8    Section 409A Compliance. It is intended that the Awards are either exempt from the requirements of Section 409A of the Code and the 409A Guidance or will satisfy the requirements of Section 409A of the Code and the 409A Guidance (in form and operation) so that compensation deferred under an applicable Award (and applicable earnings) shall not be included in income under Section 409A of the Code, and the Plan will be construed to that effect. Notwithstanding anything else in the

Plan, if the Board determines a Participant to be one of the Company’s “specified employees” under Section 409A of the Code at the time of such Participant’s Separation from Service in accordance with the identification date specified in the 409A. Guidance and the amount hereunder is “deferred compensation” subject to Section 409A, then any distribution that otherwise would be made to such Participant with respect to this Award as a result of such termination shall not be made until the date that is six months after such Separation from Service or, if earlier, the date of the death of the Participant.

However, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any person for any equity award under Section 409A of the Code. If an Award is subject to Section 409A of the Code and the 409A Guidance, the Award Agreement will incorporate and satisfy the written documentation requirement of Section 409A of the Code and the 409A Guidance either directly or by reference to other documents. Notwithstanding the foregoing, the Company and the Committee shall not have any liability to any Participant for taxes or penalties under Section 409A of the Code, and the Company and the Committee shall not have any obligation to indemnify any Participant for any taxes or penalties under Section 409A of the Code.

17.9    Stockholder Rights. Except as provided in the Plan or an Award Agreement, no Participant or Beneficiary shall have any rights as a stockholder with respect to Shares subject to an Award until such Shares are delivered to the Participant or the Beneficiary, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Shares are delivered.

17.10    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

17.11    Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax, or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

17.12    Acceleration of Exercisability and Vesting. The Committee, as allowed under applicable law, shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

17.13    Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board, nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of their obligations under the Plan.

17.14    Disqualifying Dispositions. Any Participant who shall make a “disposition” under Section 424 of the Code of all or any portion of Shares acquired upon exercise of an ISO within two (2) years from the grant date of such ISO or within one year after the issuance of the Shares acquired upon exercise of such ISO shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Shares.

17.15    Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments, and adjustments, and to enter into non- uniform and selective Award Agreements.

Appendix B

BLOOMIN’ BRANDS, INC.
INCENTIVE COMPENSATION NON-GAAP RECONCILIATIONS: ADJUSTED INCOME FROM OPERATIONS AND FREE CASH FLOW CONVERSION
(UNAUDITED)
FISCAL YEAR
(dollars in thousands)	2025 (1)(2)
Income from operations	$37,163
Income from operations adjustments	102,871
Adjusted income from operations, as defined in the STIP	140,034
Plus:
Depreciation and amortization	177,680
Loss from equity method investment, net of tax	(4,742)
Less:
Net income attributable to noncontrolling interests	4,992
Adjusted EBITDA, continuing operations	307,980
Adjustment for Loss from equity method investment, net of tax	4,742
Adjusted EBITDA, continuing operations, as defined in LTI plan	$312,722

Capital expenditures	$179,924

Free cash flow conversion, as defined in LTI Plan	43%
_________________
(1)See Appendix C for a description of the non-GAAP adjustments to net income, which are also used to calculate adjusted income from operations.
(2)Free cash flow conversion is defined as Adjusted EBITDA less Capital expenditures divided by Adjusted EBITDA. The Adjusted EBITDA target as defined for this grant is similar to the non-GAAP adjusted EBITDA that we use in our presentation with stockholders. After initial performance measures and targets were set, the Compensation Committee approved an adjustment to the Adjusted EBITDA component within the free cash flow conversion for fiscal year 2025 to remove the loss from Equity method investment which is our 33% ownership interest in Brazil.

BLOOMIN’ BRANDS, INC.
INCENTIVE COMPENSATION ADJUSTED DILUTED EARNINGS PER SHARE NON-GAAP RECONCILIATION
(UNAUDITED)
FISCAL YEAR
(in thousands, except per share data)	2025
Net income attributable to Bloomin’ Brands	$8,237
Net income adjustments (1)	88,101
Discontinued operations	537
Adjusted net income attributable to Bloomin’ Brands	96,875
Loss from equity method investment (2)	4,742
Adjusted net income attributable to Bloomin’ Brands, as defined in the LTI plan	$101,617

Adjusted diluted earnings per share, as defined in the LTI plan	$1.19

Adjusted diluted weighted average common shares outstanding	85,307
_________________
(1)See Appendix C for reconciliation of adjusted net income attributable to Bloomin’ Brands.
(2)After initial performance measures and targets were set, the Compensation Committee approved an adjustment to fiscal year 2025 Adjusted EPS to remove the loss from Equity method investment which is our 33% ownership interest in Brazil.

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Appendix C

BLOOMIN’ BRANDS, INC.
ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE NON-GAAP RECONCILIATIONS
(UNAUDITED)
	FISCAL YEAR
(in thousands, except per share data)	2025	2024	2023	2022	2021
Diluted net income (loss) attributable to common stockholders (1)	$8,237	$(128,018)	$247,386	$101,907	$215,900
Convertible senior notes if-converted method interest adjustment, net of tax (2)	—	—	—	—	345
Net income (loss) attributable to common stockholders	8,237	(128,018)	247,386	101,907	215,555
Adjustments:
Asset impairments and closure costs (3)	38,918	64,909	25,786	—	—
Goodwill impairment (4)	28,188	—	—	—	—
Severance and other transformational costs (5)	22,762	10,621	7,546	—	2,764
Brazil sale transaction-related costs (6)	9,332	55,853	—	—	—
Compensation transition costs (7)	3,671	—	1,894	—	—
Legal and other matters (8)	—	—	(3,650)	5,900	(372)
Royalty termination expense (9)	—	—	—	—	61,880
Income from operations adjustments	102,871	131,383	31,576	5,900	64,272
Loss on extinguishment and modification of debt (10)	—	135,797	—	107,630	2,073
Loss on fair value adjustment of derivatives, net (10)	—	—	—	17,685	—
Total adjustments, before income taxes	102,871	267,180	31,576	131,215	66,345
Tax effect of adjustments (11)	(14,770)	20,180	(10,801)	(263)	(21,222)
Net adjustments	88,101	287,360	20,775	130,952	45,123
Adjusted net income	$96,338	$159,342	$268,161	$232,859	$260,678

Diluted earnings (loss) per share attributable to common stockholders (12)	$0.10	$(1.49)	$2.56	$1.03	$2.00
Adjusted diluted earnings per share (13)	$1.13	$1.79	$2.78	$2.36	$2.45

Diluted weighted average common shares outstanding (12)	85,307	85,905	96,453	98,512	107,803
Adjusted diluted weighted average common shares outstanding (13)	85,307	88,900	96,453	98,512	106,418
_________________
(1)Diluted net income (loss) attributable to common stockholders includes continuing and discontinued operations.
(2)Adjustment for interest expense related to the convertible senior notes due in 2025 (the “2025 Notes”) weighted for the portion of the period prior to our election under the 2025 Notes indenture to settle the principal portion of the 2025 Notes in cash.
(3)For 2025, primarily includes costs related to the closure of 21 U.S. restaurants and the decision not to renew the leases of 22 restaurants and asset impairments related to five underperforming U.S. restaurants. For 2024, primarily includes asset impairment related to older, underperforming restaurants and for 2024 and 2023, also includes other asset impairment and closure-related costs related to previous restaurant closures. For 2023 and 2020, includes lease termination gains of $6.7 million and $2.8 million, respectively, net of related impairments.
(4)Relates to goodwill impairment from the Bonefish Grill reporting unit.
(5)Includes severance, professional fees and other costs incurred as a result of transformational and restructuring activities.
(6)Includes charges in connection with the sale of majority ownership in our Brazil operations including, impairment of the disposal group, transaction-related professional fees and the net foreign currency exchange on the Brazil sale installment receivable and foreign currency forward contracts.
(7)For 2025, represents costs associated with updated field PTO policy in connection with the transition to a new human resources and payroll system. For 2024, represents costs incurred in connection with the transition to a new partner compensation program.
(8)For 2023 and 2022, reflects changes in legal reserves in connection with certain collective action wage and hour lawsuits.
(9)Payment made to the Carrabba’s Italian Grill founders in connection with the Purchase and Sale of Royalty Payment Stream and Termination of Royalty Agreement.
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(10)For 2024, includes losses primarily in connection with the repurchase of $83.6 million of our outstanding 2025 Notes, including settlements of the related convertible senior note hedges and warrants (the “Second 2025 Notes Partial Repurchase”). For 2022, primarily includes losses in connection with the repurchase of $125.0 million of our outstanding 2025 Notes, as well as settlement of the related convertible senior note hedges and warrants (the “First 2025 Notes Partial Repurchase”).
(11)The tax effect of non-GAAP adjustments is determined by recomputing the benefit for income taxes on an adjusted basis. The difference between the recomputed benefit for income taxes and the GAAP (benefit) provision for income taxes represents the tax effect of non-GAAP adjustments. For 2024, includes adjustments for $33.8 million of deferred income tax expense resulting from the Brazil Sale Transaction. For 2023, also includes a $2.9 million adjustment related to a Brazil federal income tax exemption on certain state value added tax benefits. For 2022, the primary difference between GAAP and adjusted effective income tax rates relates to certain non-deductible losses and other tax costs associated with the First 2025 Notes Partial Repurchase. For 2021, also includes a $4.2 million adjustment for the reduction of certain unrecognized tax benefits related to tax positions taken during a prior period.
(12)Adjusted diluted earnings per share and adjusted diluted weighted average common shares outstanding for the fiscal years 2023, 2022 and 2021 have been recast to remove the 5.1 million, 6.1 million and 10.0 million share benefit, respectively, of the convertible note hedge transaction associated with the 2025 Notes which was previously included as a non-GAAP share adjustment.
(13)For 2024, includes shares that are excluded from GAAP diluted weighted average common shares outstanding due to a GAAP net loss, however, incorporated in adjusted diluted weighted average common shares outstanding as a result of the adjusted net income position.

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BLOOMIN' BRANDS INC®

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2026 Annual Meeting Proxy Card

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A Proposals – The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposals 5 and 6.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - James Dinkins	☐	☐	☐	02 - David George	☐	☐	☐	03 - Colleen Keating	☐	☐	☐
04 - Julie Kunkel	☐	☐	☐	05 - Rohit Lal	☐	☐	☐	06 - John J. Mahoney	☐	☐	☐
07 - Melanie Marein-Efron	☐	☐	☐	08 - R. Michael Mohan	☐	☐	☐	09 - Michael Spanos	☐	☐	☐

Proposal	For	Against	Abstain	Proposal	For	Against	Abstain
2. Ratification of Independent Registered Certified Public Accounting Firm	☐	☐	☐	3. Advisory Vote on Executive Compensation	☐	☐	☐
4. Approval of the Amended and Restated Bloomin' Brands, Inc. 2025 Omnibus Incentive Compensation Plan	☐	☐	☐	5. Stockholder Proposal Regarding Disclosure of Employee Retention Demographics	☐	☐	☐
6. Stockholder Proposal Regarding the Issuance of "Blank-Check" Preferred Stock	☐	☐	☐				

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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9 5 B M

048TWD

2026 Annual Meeting Admission Ticket

2026 Annual Meeting of Bloomin' Brands, Inc. Stockholders

The 2026 Annual Meeting of Bloomin' Brands, Inc. Stockholders will be held both virtually via the Internet at www.meetnow.global/MHMJ2QP and in person at April 22, 2026, 8:00 A.M. EDT, Corporate Center One 2202 North West Shore Boulevard, 4th Floor, Tampa, Florida 33607.

Upon arrival, please present this admission ticket and photo identification at the registration desk. To access the virtual meeting, you must have the information printed in the shaded bar located on the reverse side of this form.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BLMN

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Bloomin' Brands, Inc.

Notice of 2026 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting – April 22, 2026

Michael Spanos, Eric Christel, and Kelly Lefferts, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Bloomin' Brands, Inc. to be held on April 22, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposals 5 and 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.